Exhibit 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

dated as of March 25, 2011

by and between

EAST HARBOR PROPERTY, INC.

as Seller

and

SUNSTONE PARK, LLC

as Purchaser

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made as of March 25, 2011 (the “Effective Date”), by and among EAST HARBOR PROPERTY, INC., a Delaware corporation (“Seller”), and SUNSTONE PARK, LLC, a Delaware limited liability company (“Purchaser”).  Escrow Agent (defined below) is executing and delivering this Agreement for the limited purpose of binding itself to the provisions of this Agreement which constitute escrow instructions (including, without limitation, disbursement of the Deposit and the Closing procedure, in each case, as more particularly described herein).

R E C I T A L S:

1.                                       Seller owns 75% of the limited liability company interests in One Park Boulevard, LLC, a Delaware limited liability company (the “Hotel Owner”).

2.                                       Hotel Owner owns 100% of the lessee’s interest in and to the Real Property, (together with the Hotel with which the Real Property is improved) pursuant to the terms of the Ground Lease, as each of the foregoing capitalized terms is defined below (all of Hotel Owner’s right, title and interest in to and under the Ground Lease, collectively hereinafter, the “Ground Leasehold Interests”).

3.                                       The Ground Leasehold Interests are, as of the Effective Date, encumbered by the Existing Debt (defined below).

4.                                       Hotel Owner and Manager have entered into that certain Management Agreement dated as of December 21, 2005 (as the same may be hereafter assigned and/or amended pursuant to the terms set forth in this Agreement, the “Management Agreement”) pursuant to which Manager manages the operation of the Hotel on behalf of Hotel Owner upon terms and conditions more particularly set forth therein.

5.                                       Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, 100% of Seller’s right, title and interest in and to the Hotel Owner (the “Seller Membership Interests”) such that, following consummation of the transactions contemplated hereby, (i) Purchaser shall own 75% of the outstanding limited liability company interests issued by the Hotel Owner, (ii) the Existing Debt shall be released (other than terms that expressly survive such release (such as for example, indemnification obligations of the Hotel Owner to the holder of the Existing Debt)) and the Ground Leasehold Interests shall be encumbered by the Replacement Debt (defined below), (iii) Manager shall continue to manage the Hotel pursuant to the terms of the Replacement Management Agreement, and (iv) Operating Lessee (defined below) shall operate the Hotel pursuant to the terms of the Operating Lease (defined below), in each case, upon terms and conditions more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I.
DEFINITIONS

Definitions.  The following terms shall have the meanings set forth below:

“Actual Knowledge” shall mean, with respect to Purchaser, the then actual knowledge of Ken Cruse or Bryan Giglia, without any duty of inquiry or investigation, without imputation to any such individual of (1) the knowledge of any other person, or (2) any aspect of Hotel Owner or the Hotel, including, without limitation, as set forth in any Due Diligence Materials or third party reports.

“Adjusted Gross Purchase Price” shall have the meaning ascribed to such term in Section 2.1.

“Advance Bookings” shall mean reservations and agreements made or entered into by Manager in the ordinary course of business prior to Closing for hotel rooms or meeting rooms to be utilized after Closing, or for special events, catering services or other hotel services to be provided after Closing at or by the Hotel.

“Affiliate” of a Person at any given time shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total voting equity interests of such other Person.  For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise.

“Additional Deposit” shall have the meaning ascribed thereto in Section 2.5.

“Applicable Laws” shall mean any Laws or restrictive covenants or deed restrictions affecting the Hotel or the ownership, operation, use, maintenance or condition thereof.

“Approval Standard” shall have the meaning ascribed such term in Section 7.2.

“Article III Representations and Warranties” shall have the meaning ascribed thereto in Article III.

“Article IV Representations and Warranties” shall have the meaning ascribed thereto in Article IV.

“Authorizations” shall mean all licenses, permits, certificates of occupancy, consents, authorizations, registrations, certificates and approvals required or otherwise issued by any Governmental Authority with respect to the construction, entitlement, development, ownership, operation, leasing, maintenance, or use of the Hotel or any part thereof by Hotel Owner.

“Benefit Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA that provides benefits to any person currently or formerly employed at the Hotel by the Hotel Owner.

“Business Day” shall mean any day other than Saturday, Sunday or a federal holiday on which banks in the State of New York are authorized by law to be closed.

“Casualty Threshold” shall have the meaning ascribed thereto in Section 9.1.

“Chatham Agreement” shall mean that certain letter agreement between Hotel Owner and Chatham Financial Corp. regarding the provision by Chatham Financial Corp. of services relating to the structuring of a hedge transaction involving the Hotel Owner.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement, which shall occur on the Closing Date.

“Closing Date” shall have the meaning ascribed thereto in Section 8.1.

“Closing Documents” shall have the meaning ascribed to such term in Section 8.1.

“Closing Working Capital” shall have the meaning ascribed thereto in Section 2.2(b)(viii).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall mean that certain (i) Agreement, dated September 1, 2010, between Hotel Owner d/b/a Hilton San Diego Bayfront, and International Union of Operating Engineers, Local No. 501, including its subordinate branches, AFL-CIO and (ii) Agreement between Hilton San Diego Bayfront and UNITE HERE Local 30.

“Contest” shall have the meaning ascribed thereto in Section 11.2.

“Deductible” shall have the meaning ascribed thereto in Section 10.4(a).

“Deposit” shall have the meaning ascribed thereto in Section 2.5.

“Disclosure Schedule” shall mean, collectively, the Schedules attached to this Agreement.

“Draft Working Capital Closing Statement” shall have the meaning ascribed thereto in Section 2.2(b)(ii).

“Due Diligence Materials” shall have the meaning ascribed to such term in Section 2.6(b) hereof.

“Due Diligence Period Expiration Date” shall have the meaning ascribed to such term in Section 2.7 hereof.

“Eastdil Agreement” shall mean certain letter agreement, dated August 2, 2010, between Hotel Owner and Eastdil Secured Broker Services, Inc. regarding the provision by Eastdil Secured Broker Services, Inc. of services relating to the refinancing of certain indebtedness of Hotel Owner.

“Effective Date” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Environmental Report” shall mean, collectively, (i) that certain Phase I Environmental Site Assessment (Hillmann Project No. C1-4950), dated as of December 6, 2010 and prepared by Hillmann Environmental Group, LLC, and (ii) that certain Phase I Environmental Site Assessment (Project No. 19563), dated August 9, 2002 and prepared by Kleinfelder, Inc., as updated pursuant to that certain Phase I Environmental Site Assessment Update Report (Project No. 62943), dated as of November 16, 2005 and prepared by Kleinfelder, Inc.

“Estimated Working Capital” shall have the meaning ascribed thereto in Section 2.2(b)(i).

“Estimated Working Capital Closing Statement” shall have the meaning ascribed thereto in Section 2.2(b)(i).

“Escrow Agent” shall mean First American Title Insurance Company, acting through its office at 5 First American Way, Santa Ana, California 92707.

“Existing Debt” shall mean that certain mortgage loan in the original principal amount of $243,600,000.00 made by U.S. Bank National Association, a national banking association, as successor-in-interest to the Federal Deposit Insurance Corporation, Receiver for San Diego National Bank, a national banking association to Hotel Owner dated January 11, 2006.

“Existing Debt Liens” shall mean the deed of trust and other security instruments securing the Existing Debt.

“Existing Loan Documents” shall mean all material loan documents executed in connection with the Existing Debt.

“Existing Debt Extension” shall mean the proposal by the holder of the Existing Debt to extend the stated maturity date of the Existing Debt for an additional period of ninety (90) days in exchange for the payment of a $1,000,000 extension fee.

“Financial Statements” shall mean the audited balance sheets and operating statements for fiscal years ending December 31, 2008, December 31, 2009 and December 31, 2010 for the Hotel and Hotel Owner.

“FIRPTA Certificate” shall mean an affidavit under Section 1445 of the Code in substantially the form hereto as Exhibit A.

“GAAP” shall mean generally accepted United States accounting principles consistently applied.

“Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, court, board, bureau, officer or instrumentality, foreign or domestic, or any of them.

“Ground Lease” shall mean that certain Lease dated December 30, 2005 between San Diego Unified Port District and Hotel Owner, recorded under Document Number 2006-0028175 in the San Diego County Recorder’s Office, as amended pursuant to that certain Notice of Assignment of Interest, dated August 9, 2006 from Hotel Owner to San Diego Unified Port District.

“Ground Leasehold Interests” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Hazardous Materials” shall mean any chemical substance (i) which is defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant,” “contaminant” or “toxic,” “explosive,” “corrosive,” “flammable,” “infectious,” “radioactive,” “carcinogenic,” or “mutagenic” material under any Applicable Laws regarding the protection of human health, or the environment, from such chemical substances, (ii) diesel fuel or other petroleum hydrocarbons, (iii) asbestos or asbestos-containing materials or urea formaldehyde foam insulation, (iv) polychlorinated biphenyls, or (v) radon gas.  Hazardous Materials shall not include substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to the Hotel for the purposes of cleaning, dry cleaning, and other maintenance or operations and otherwise in substantial compliance with Applicable Laws.

“Hotel Marks” shall mean the trade names, trademarks, service marks, logos, copyrighted identifying materials and other forms of identification used to identify the Hotel or any of its facilities or operations, including the names “Hilton Bayfront” and variants thereon and the names used to designate the restaurant and bar facilities within the Hotel, and, in each case, including all rights, trademarks, trademark registrations, trademark applications, copyrights, copyright registrations and copyright applications using or including such names.

“Hotel” shall mean the Hilton Bayfront Hotel, located in San Diego, California, and shall include the Real Property and the Personal Property associated with the Hotel.

“Hotel Employees” shall mean all employees of Manager employed at the Hotel.

“Hotel Owner” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Immaterial Contract” shall mean any Operating Agreement, Occupancy Agreement or Leased Property Agreement entered into in the Ordinary Course of Business by Hotel Owner (or Manager on behalf of Hotel Owner) which (i) does not require payments in excess of the amount set forth in the Management Agreement above which Manager must seek the approval of Hotel Owner prior to the incurrence thereof individually during any consecutive 12-month period, (ii) are subject to termination by Hotel Owner or Manager on not more than ninety (90) days notice without penalty or premium, or (iii) would not result in a Material Adverse Effect; provided, however, that agreements entered into by Hotel Owner with any Affiliate of Seller shall not constitute Immaterial Contracts.

“Improvements” shall mean all buildings, structure (surface and subsurface) and/or other improvements located on or affixed to the Land, and other items of real estate, or fixtures constituting real property under applicable Law, and in each case, which are located on the Land.

“Indemnification Claim” shall have the meaning ascribed thereto in Section 10.5.

“Indemnified Party” shall have the meaning ascribed thereto in Section 10.5.

“Indemnitor” shall have the meaning ascribed thereto in Section 10.5.

“Independent Accounting Firm” shall have the meaning ascribed thereto in Section 2.2(b)(v).

“Initial Deposit” shall have the meaning ascribed thereto in Section 2.5.

“Insurance Policies” shall mean all policies of insurance maintained by Seller (if any) or by on behalf of Hotel Owner (including by Manager) with respect to the general liability of Seller and/or Hotel Owner or with respect to any casualty affecting, respectively, the Seller and the Hotel, its operation, or any part thereof.

“Intangible Personal Property” shall mean, to the extent assignable, Hotel Owner’s right, title and interest in and to all intangible personal property owned or possessed by Hotel Owner and used in connection with the ownership or operation of the Hotel, including, without limitation, all right, title and interest of Hotel Owner in (i) Authorizations, (ii) the Hotel Marks, (iii) utility and development rights and privileges, (iv) Hotel-specific (i.e., not used by or in connection with any hotels other than the Hotel) telephone and telecopy numbers, domain names, general intangibles, business books and records, warranties, and plans and specifications pertaining to the Real Property and the Personal Property related to the Hotel, (v) Advance Bookings for the Hotel, (vi) Leased Property Agreements, (vii) Operating Agreements, (viii) Occupancy Agreements, and (ix) the Management Agreement.

“Intellectual Property” means, collectively, (i) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations and copyright applications; (ii) all patents and patent applications and the inventions and improvements described and claimed therein, and patentable inventions; (iii) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all registrations and recordings thereof, and all applications in connection therewith; (iv) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing; (v) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past, present or future infringements of any of the foregoing; (vi) the right to sue for past, present and future infringements of any of the foregoing; (vii) all rights corresponding to any of the foregoing throughout the world; and (viii) all goodwill associated with and symbolized by any of the foregoing.

“Intercompany Debt” shall mean any debts and liabilities outstanding of the Hotel Owner to Seller and its Affiliates (other than the Hotel Owner).  For the avoidance of doubt, Intercompany Debt shall not include any Existing Debt or any debts and liabilities owing to Manager.

“Inventory” shall mean all inventories of food and beverage in opened or unopened cases, and all in-use or reserve stock of linens, china, glassware, silverware, uniforms, towels, paper goods, soaps, cleaning, maintenance and housekeeping supplies, menus, directories, stationery and other printed materials, and the like with respect to the Hotel, and all merchandise located at the Hotel and held for sale to guests and customers of the Hotel.

“IT Equipment” means all computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used at the Hotel.

“Land” shall mean that certain real property commonly known as 1 Park Boulevard, situated in the City of San Diego, State of California, as more particularly described on Exhibit B attached hereto, together with all appurtenant easements, development rights, air rights, mineral rights, water rights, rights under restrictive covenants and any other rights and interests appurtenant thereto.

“Laws” shall mean all laws, statutes, ordinances, rulings and regulations of the United States (or any other foregoing country to the extent applicable to Seller) and any political subdivision or agency thereof, including all decisions of Governmental Authorities having the effect of law in each such jurisdiction.

“Leased Property” shall mean all leased items of Personal Property, including, items subject to any capital lease, operating lease, financing lease, or any similar agreement.

“Leased Property Agreements” shall mean the lease agreements pertaining to the Leased Property.

“Lien” shall mean any lien, encumbrance, security interest, charge or mortgage of any nature.

“Losses” shall have the meaning ascribed thereto in Section 10.4(a).

“Manager” shall mean Hilton Management LLC, a Delaware limited liability company (as successor in interest to Hilton Hotels Corporation, a Delaware corporation).

“Management Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Material Adverse Effect” means any effect or state of facts that is materially adverse to the business, financial condition, operations, assets, liabilities or results of operations of the Seller or Hotel Owner; provided, however, that a Material Adverse Effect shall not include any effect or state of facts arising out of or attributable to any of the following: (1) matters affecting the Hotel Owner’s industry generally that do not affect the Hotel Owner’s business disproportionately as compared to other similarly-situated companies, (2) the announcement or disclosure of the pendency of the transactions contemplated hereby (but subject to the terms and restrictions regarding said announcement or disclosure otherwise set forth herein), (3) any changes in general economic or financial conditions or markets that do not affect the Hotel Owner’s business disproportionately as compared to other similarly-situated companies, (4) any changes in federal or state laws or changes in accounting principles applicable to Seller since the date of this Agreement (excepting, in each case, any such change which would prevent the consummation of the transactions contemplated hereby, which would result in a material modification to the terms of the existing Organizational Documents, or which would create any material additional liability to Purchaser or the Hotel Owner), (5) military action or any acts of terrorism, (6) compliance with any express written request of Purchaser, or (7) a flood, hurricane, earthquake or other natural disaster (but subject to the rights of Purchaser under Article IX).

“Maximum Amount” shall mean Twenty Million Dollars ($20,000,000).

“Minority Owner” shall mean HHC One Park Boulevard, LLC, a Delaware limited liability company.

“New Exception” shall have the meaning ascribed thereto in Section 2.6(d).

“Objectionable Matter” shall have the meaning ascribed thereto in Section 2.6(c).

“Occupancy Agreements” shall mean the written leases, concession or occupancy agreements granted by Hotel Owner that are in effect with respect to the Hotel under which any tenants (other than Hotel guests and following the Closing, Operating Lessee) or concessionaires occupy space in the Hotel.

“Operating Agreements” shall mean the written service, supply, maintenance, construction, capital improvement and other similar agreements in effect with respect to the Hotel (other than the Occupancy Agreements, Operating Lease following the Closing, Leased Property Agreements, and the Management Agreement) related to construction, operation, or maintenance of the Hotel.

“Operating Lease” shall have the meaning ascribed thereto in Section 7.3.

“Operating Lessee” shall mean Sunstone Park Lessee, LLC, a Delaware limited liability company.

“Ordinary Course of Business” means the course of day to day operations of the Hotel Owner and the Hotel in accordance with a current operating budget therefor attached hereto as Exhibit C and in a manner which does not materially vary from the policies, practices and procedures which have characterized its operation during the 12-month period immediately preceding the date hereof, together with the operations of Hotel Owner and the Hotel in response to any emergency condition.

“Ordinary Course Contracts” shall mean, collectively, the Occupancy Agreements, Operating Agreements, and Leased Property Agreements.

“Organizational Documents” shall mean the Amended and Restated Limited Liability Company Operating Agreement of One Park Boulevard, LLC dated as October 17, 2006 (the “Existing Operating Agreement”) and the certificate of formation and all amendments thereto filed with the Secretary of State for the State of Delaware in respect of Hotel Owner and, to the extent in Seller’s actual possession or reasonable control, the minutes taken at any meetings of Hotel Owner.

“Permitted Exceptions” means (i) the Schedule B exceptions shown on the Title Commitment which are approved or deemed approved by Purchaser during the Title Review Period, (ii) matters disclosed on the Survey approved or deemed approved by Purchaser during the Title Review Period, (iii) any New Exceptions which are expressly approved or deemed approved by Purchaser pursuant to the terms of this Agreement, (iv) the Ground Lease, (v) the Operating Lease, (vi) the Management Agreement or the Replacement Management Agreement, as applicable, (vii) Liens for Taxes not yet due and payable, (viii) the rights and interests held by tenants (as tenants only) under the Occupancy Agreements, (ix) any Lien or encumbrance (including, without limitation, any mechanic’s lien or materialmens’ lien), the removal of which is an obligation of a tenant under its lease, (x) the rights held by Hotel guests and customers (as Hotel guests or customers only), (xi) the Replacement Debt Liens and the Replacement Debt Documents and until such time as the Existing Liens and Existing Loan Documents are terminated pursuant hereto (other than terms that expressly survive such release (such as for example, indemnification obligations of the Hotel Owner to the holder of the Existing Debt), which shall continue to constituted a Permitted Exception), the Existing Liens and the Existing Loan Documents, (xii) any matters described on Schedule 2.6(a), and (xiii) any other matters which are expressly approved by Purchaser pursuant to the terms of this Agreement (including any Approval Standard set forth herein).

“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Personal Property” shall mean (i) the items of tangible personal property consisting of all furniture, furnishings, fixtures (other than those which constitute Improvements), equipment, machinery, tools, appliances, art work, Inventory, IT Equipment and other tangible personal property of every kind and nature (which does not include cash, restricted cash, and reserves) located at the Hotel and owned or leased by Hotel Owner, (ii) any Leased Property and (iii) any Intangible Personal Property, but excluding, for the avoidance of doubt, any property owned by any guest or tenant of the Hotel and any Intellectual Property owned by another Person.

“Purchaser Indemnified Party” shall have the meaning ascribed thereto in Section 10.4(a).

“Real Property” shall mean the Ground Lease Interests as to the Land and the Improvements with respect to the Hotel.

“Reference Working Capital” shall mean current assets (including cash and cash equivalents, accounts receivable, inventory and prepaid expenses) minus current liabilities (including accounts payable, accrued Taxes and accrued expenses, but excluding any distribution payable to Affiliates of Seller), in each case determined in accordance with Uniform System and as set forth on Schedule 2.2 hereto.

“Replacement Debt” shall mean, collectively, one or more secured loans to the Hotel Owner upon terms and conditions substantially consistent with the loan terms set forth on the term sheet attached hereto as Exhibit D or upon such other terms and conditions (including with another lender or lending group) acceptable to Purchaser.

“Replacement Debt Documents” shall mean, collectively, all documents and other instruments evidencing, securing and/or otherwise required in connection with the Replacement Debt, in each case, in form and substance substantially consistent with the terms set forth on the term sheet attached hereto as Exhibit D or upon such other terms and conditions (including with another lender or lending group) acceptable to Purchaser.

“Replacement Debt Liens” shall mean the deed of trust and other security instruments securing the Replacement Debt.

“Replacement Management Agreement” shall have the meaning ascribed to such term in Section 7.3.

“Restated Operating Agreement” shall mean an operating agreement entered into between Purchaser and Minority Owner to amend and restate the Existing Operating Agreement.

“Seller” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Seller Indemnified Party” shall have the meaning ascribed thereto in Section 10.4(b).

“Seller Membership Interest Assignment” shall mean an assignment and assumption agreement in substantially the form of Exhibit E hereto, whereby Seller assigns and Purchaser assumes all of the Seller Membership Interests and Seller withdraws as a member of Hotel Owner and relinquishes any right, title and interest in or to the Hotel Owner or the Hotel, including, without limitation, indemnification rights and/or reimbursement rights.

“Seller’s Releasees” shall have the meaning ascribed thereto in Section 4.20.

“Seller Response Notice” shall have the meaning ascribed thereto in Section 2.6(c).

“Statement of Objections” shall have the meaning ascribed thereto in Section 2.2(b)(iii).

“Survey” shall mean that certain ALTA/ACSM Land Title Survey dated November 29, 2010, last revised December 7, 2010, prepared by James L. McNeely, PLS No. 5158, on behalf of Millman Surveying, Inc., MSI Site No. 21327.

“Surviving Covenant” shall mean, as applicable, (i) a covenant set forth in this Agreement or any Closing Document made by Seller and that was first discovered after Closing to be breached (it being understood that, for purposes of determining when the same was first discovered, Purchaser shall not be deemed to have known of a breach of any covenant unless disclosed in writing to Purchaser in the Disclosure Schedule or the Updated Schedule (defined below) or unless Purchaser otherwise has Actual Knowledge thereof), or (ii) a covenant set forth in this Agreement or any Closing Document made by Purchaser that was first discovered by Seller after the Closing to be breached (it being understood that, for purposes of determining when the same was first discovered, Seller shall not be deemed to have known of a breach of any covenant unless disclosed by Purchaser to Seller in writing or unless Seller otherwise has actual knowledge thereof).

“Surviving Claims” shall have the meaning ascribed thereto in Section 10.3.

“Surviving Representation” shall mean, as applicable, (i) a representation or warranty set forth in this Agreement or any Closing Document made by Seller and that was first discovered after Closing to be breached or inaccurate (it being understood that, for purposes of determining when the same was first discovered, Purchaser shall not be deemed to have known of a breach of any covenant unless disclosed in writing to Purchaser in the Disclosure Schedule or the Updated Schedule (defined below) or unless Purchaser otherwise has Actual Knowledge thereof), or (ii) a representation or warranty set forth in this Agreement or any Closing Document made by Purchaser that was first discovered by Seller after the Closing to be breached (it being understood that, for purposes of determining when the same was first discovered, Seller shall not be deemed to have known of a breach of any covenant unless disclosed by Purchaser to Seller in writing or unless Seller otherwise has actual knowledge thereof).

“Tax” or “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including but not limited to income, gross receipts, excise, real or personal property, sales, occupancy, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, registration, transfer and recording taxes, fees and charges, and any other taxes, assessment, required deposit or similar charges whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and any liability for taxes as a transferee, successor, indemnitor or affiliate (including pursuant to Treasury Regulation § 1.1502-6).

“Tax Return” shall mean any report, return, document, questionnaire, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, any claim or request for refunds, or any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, questionnaire, declaration or other information.

“Taxing Authority” shall mean with respect to any Tax, the Internal Revenue Service or any other Governmental Authority that imposes such Tax, including any state, county, local or foreign government or any subdivision or taxing agency thereof.

“Title Commitment” shall have the meaning ascribed to such term in Section 2.6(c).

“Title Company” shall mean First American Title Insurance Company.

“Title Objection Date” shall have the meaning ascribed thereto in Section 2.6(c).

“Title Objection Notice” shall have the meaning ascribed thereto in Section 2.6(c).

“Title Policy” shall mean an CLTA or ALTA Owner’s Policy of Title Insurance for Hotel Owner on the most recent form of CLTA or ALTA owner’s policy available in the State of California, issued by the Title Company in accordance with the Title Commitment (which may be in the form of a markup of the Title Commitment) covering the Real Property, together with such endorsements or extended coverage as Purchaser and Title Company may agree upon (but subject to the allocation of costs therefor as described in Section 2.6) (provided that in the absence of the Title Company’s agreement to issue the same at Closing, such endorsements shall not be a requirement or condition hereunder), which policy insures title as to the Real Property is vested in Hotel Owner as of the Closing Date, subject only to the Permitted Exceptions and standard pre-printed terms and conditions.

“Unadjusted Gross Purchase Price” shall mean Four Hundred Seventy Five Million Dollars ($475,000,000.00).

“Uniform System” shall mean the Uniform System of Accounts for the Lodging Industry, 9th Edition, International Association of Hospitality Accountants (1996).

“Unpermitted Encumbrances” shall mean any title encumbrance affecting the Hotel or the Seller Membership Interests, which are comprised of (i) delinquent taxes or mortgages, deeds of trust, security agreements, or other similar Liens in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations which were created or expressly assumed by Seller or Hotel Owner, but excluding the Existing Debt Liens, (ii) judgment Liens or construction, mechanics, materialmen’s or other similar Liens arising by operation of law that is contracted by Seller or Hotel Owner, unless such Liens relate to matters not yet due or payable with respect to any Ordinary Course Contract, or (iii) any other title matter or encumbrance resulting from the breach by Seller of any of its obligations hereunder that is material and adverse to the Hotel, in each case save and except any Permitted Exception.

“Wage Dispute Matter” shall mean the pending litigation asserting claims based on the determination by the California Department of Industrial Relations (as initially set forth in that certain letter dated April 1, 2008, from John C. Duncan, Director of the California Department of Industrial Relations, to David Kersh, Esq. and Donald C. Carroll, Esq.) that the construction of the Hotel could be subject to certain wage requirements under the California Labor Code.

“Working Capital Closing Statement” shall have the meaning ascribed thereto in Section 2.2(b)(vi).

“Working Capital Increase” shall have the meaning ascribed thereto in Section 2.2(b)(viii).

“Working Capital Reduction” shall have the meaning ascribed to such term in Section 2.2(b)(viii).

ARTICLE II.
PURCHASE AND SALE; DEPOSIT; INSPECTIONS

2.1                                 Purchase and Sale.  On the Closing Date, Purchaser shall purchase the Seller Membership Interests from Seller pursuant to the terms of this Agreement.  The aggregate purchase price for the Seller Membership Interest shall be the product of (i) 75% times (ii) the sum of Unadjusted Gross Purchase Price minus the outstanding principal balance of the Existing Debt immediately before the Closing, as such Unadjusted Gross Purchase Price may be adjusted pursuant to the terms of Article IX hereof (such product, as adjusted under Section 2.2 below, being the “Adjusted Gross Purchase Price”).  The parties acknowledge and agree that it is the intent of the parties hereto that immediately following the Closing, Purchaser shall own 75% of the direct and outstanding membership interests in Hotel Owner.

2.2                                 Working Capital Adjustment.

(a)                                  At Closing, the Adjusted Gross Purchase Price shall be (i) if the Estimated Working Capital is positive, increased by 75% of the amount by which the Estimated Working Capital is positive, or (ii) if the Estimated Working Capital is negative, decreased by 75% of the amount by which the Estimated Working Capital is negative.

(b)                                 (i)                                     As soon as practicable (but in any event at least seven (7) days prior to Closing), Seller shall prepare and deliver to Purchaser, in consultation with Manager, an estimated calculation, as of the Closing Date, of the Reference Working Capital (the “Estimated Working Capital”).  Such calculation of the Estimated Working Capital is referred to herein as the “Estimated Working Capital Closing Statement”), along with a certification to Purchaser that the Estimated Working Capital Closing Statement was prepared in accordance with the preceding and succeeding sentences. The Estimated Working Capital Closing Statement shall be prepared in conformity with the definition of Reference Working Capital and Schedule 2.2 hereto (the “Working Capital Adjustment Schedule”).  Purchaser shall have the right to approve the calculations reflected on the Estimated Working Capital Closing Statement, not to be unreasonably withheld, conditioned or delayed, and Seller shall endeavor to make such revisions as Purchaser shall reasonably request to the Estimated Working Capital Closing Statement; provided, however, that if Purchaser and Seller are unable to agree upon the Estimated Working Capital Closing Statement, then subject to the satisfaction of the conditions precedent hereunder, the Closing shall occur using the Estimated Working Capital Closing Statement prepared by

Seller and any continuing dispute shall be resolved after the Closing in accordance with Section 2.2(b)(iii) and 2.2(b)(v).  Seller shall provide Purchaser and its agents and accountants with access to the books and records of the Hotel Owner related to the computation of the Estimated Working Capital Closing Statement, provided, however, that the same shall be made available at the Hotel during normal business hours and shall not interfere with the Hotel’s operation in the Ordinary Course of Business, and to such other materials as may be reasonably required to enable Purchaser to comment upon and respond to the Estimated Working Capital Statement.

(ii)                                  As soon as practicable following the Closing, Purchaser shall prepare, in consultation with Manager, a statement of the Reference Working Capital as of the Closing Date (the “Draft Working Capital Closing Statement”).  The Draft Working Capital Closing Statement shall be prepared in conformity with the definition of Reference Working Capital and Schedule 2.2 hereto.  Purchaser will deliver the Draft Working Capital Closing Statement to the Seller not later than thirty (30) days following the Closing Date, along with a certification to Seller that the Draft Working Capital Closing Statement was prepared in accordance with the preceding sentence.

(iii)                               The Draft Working Capital Closing Statement shall be final and binding upon the parties, and shall be deemed to be the Working Capital Closing Statement, unless, within thirty (30) days after receipt of the Draft Working Capital Closing Statement from Purchaser, Seller shall provide to the Purchaser a statement indicating its objections, if any, to the Draft Working Capital Closing Statement.  Any such objections shall be set forth in reasonable detail in a statement (the “Statement of Objections”) that shall indicate the grounds upon which Seller disputes the Purchaser’s calculation of the Draft Working Capital Closing Statement.  Purchaser shall provide Seller and its agents and accountants with reasonable access to all of the books and records of the Hotel and/or of the Hotel Owner, provided, however, that the same shall be available at the Hotel during normal business hours and shall not interfere with the Hotel’s operation in the Ordinary Course of Business, as may be reasonably required to enable Seller and its agents and accountants to comment upon and respond to the Draft Working Capital Closing Statement.

(iv)                              Within fifteen (15) days after the receipt by the Purchaser of the Statement of Objections, the Seller and Purchaser shall endeavor in good faith to agree on any matters in dispute.

(v)                                 If Purchaser and the Seller are unable to agree on any matters in dispute within fifteen (15) days after receipt by Purchaser of the Statement of Objections, the matters in dispute (and only such matters) will be submitted for resolution to an independent accounting firm of national reputation as may be mutually acceptable to Purchaser and Seller (the “Independent Accounting Firm”), which Independent Accounting Firm shall, within thirty (30) days after such submission, determine and issue a written report to the Seller and Purchaser regarding such disputed items, and such written decision shall be final and binding upon the Parties, provided that such decision shall be within the range of values assigned to each such item in the Draft Working Capital Statement and the Statement of Objections, respectively.  The Seller and Purchaser shall cooperate with each other and each other’s representatives to enable the Independent Accounting Firm to render a written decision as promptly as possible.  The fees and disbursements of the Independent Accounting Firm shall be borne equally by Purchaser, on the one hand, and Seller, on the other hand, with one party reimbursing the other, if necessary, following such determination.

(vi)                              The working capital statement incorporating the resolution of matters in dispute with respect to Reference Working Capital (or, if a Statement of Objections is not provided within the time prescribed in Section 2.2(b)(iii), the Draft Working Capital Closing Statement) is referred to as the “Working Capital Closing Statement.”  The Working Capital Closing Statement shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the Parties.

(vii)                           In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(viii)                        If the value of the Reference Working Capital calculated by reference to the Working Capital Closing Statement (the “Closing Working Capital”) is less than the Estimated Working Capital, the Adjusted Gross Purchase Price shall be reduced by an amount equal to 75% of such shortfall (the “Working Capital Reduction”).  Seller shall pay to Purchaser the amount of the Working Capital Reduction.  If the Closing Working Capital is greater than the Estimated Working Capital, the Adjusted Gross Purchase Price shall be increased by an amount equal to 75% of such excess (the “Working Capital Increase”).  Purchaser shall pay to Seller the amount of the Working Capital Increase.

(ix)                                Any payments to be made pursuant to Section 2.2(b)(viii) shall be made in cash within ten (10) days after the date of receipt by Purchaser and Seller of the Working Capital Closing Statement as finally established pursuant to this Section 2.2(b).

(x)                                   Any payments made pursuant to Section 2.2(b)(viii) shall be treated as an adjustment to the Adjusted Gross Purchase Price by the parties for Tax purposes, unless otherwise required by applicable law.

2.3                                 Other Closing Adjustments; Cash; Transaction Expenses.

(a)                                  The parties acknowledge and agree that Seller may (to the extent permitted under the applicable Organizational Documents) at any time at or prior to Closing cause Hotel Owner to distribute all or any portion of the cash, restricted cash or reserves held by any of them to Hotel Owner’s constituent members pursuant to the applicable Organizational Documents; exclusive, however, of any cash, restricted cash or reserves reflected on the Working Capital Closing Statement (if any).

The parties acknowledge that, except as set forth in Schedule 2.2, all costs and fees incurred in connection with the Replacement Debt shall be paid by Hotel Owner at Closing.  Except as expressly provided herein (including as set forth in Schedule 2.2), the parties further agree that the costs of their respective legal advisors, accountants and/or other consultants shall be paid by Purchaser or Seller, as the case may be.

2.4                                 Intentionally Omitted.

2.5                                 Deposit.  Concurrently with the execution and delivery of this Agreement, Purchaser shall deliver to Escrow Agent a wire transfer in the sum of Three Million Dollars ($3,000,000) (the “Initial Deposit”), as a good faith deposit. If this Agreement has not been terminated (or deemed terminated) pursuant to Section 2.7, Purchaser shall deliver to Escrow Agent a wire transfer for an additional deposit of Ten Million Dollars ($10,000,000) (the “Additional Deposit”) in accordance with Section 2.7 not later than the Due Diligence Period Expiration Date. The Initial Deposit, together with the Additional Deposit when and if made, together with all interest earned thereon, shall comprise the “Deposit”. The Deposit shall be invested by Escrow Agent in a commercial bank or banks acceptable to Seller and Purchaser at money market rates, or in such other investments as shall be approved in writing by Seller and Purchaser.  The Deposit shall be held and disbursed by Escrow Agent in strict accordance with the terms and provisions of this Agreement.  All accrued interest or other earnings on the Deposit shall become part of the Deposit.  The Deposit shall be either (i) applied at Closing against the Adjusted Gross Purchase Price payable by Purchaser, (ii) returned to Purchaser pursuant to the terms of this Agreement, or (iii) paid to Seller pursuant to the terms of this Agreement.  If Purchaser fails to timely deliver the Deposit to Escrow Agent under this Agreement, then at any time prior to such delivery, Seller, as its sole remedy, may terminate this Agreement upon written notice to Purchaser, in which event the Deposit (if any) then deposited by Purchaser shall be returned to Purchaser and all rights and obligations of the parties hereunder shall terminate, provided that the indemnification rights set forth in Section 2.6 and Section 12.20 shall survive termination hereof and Seller may pursue any remedies with respect thereto.

Upon Escrow Agent’s receipt, at any time following the Due Diligence Period Expiration Date, of any notice from Seller or Purchaser directing the disposition of the Deposit, Escrow Agent shall only deliver the Deposit pursuant to such notice after Escrow Agent first sends written notice to Seller and Purchaser stating that Escrow Agent intends to deliver the Deposit as so directed, and neither Seller nor Purchaser provide a written notice to Escrow Agent objecting to such proposed delivery within four (4) Business Days thereafter.  If neither Seller nor Purchaser provides such written objection to Escrow Agent within such four (4) Business Day period, then Escrow Agent shall deliver the Deposit as so directed.  If either Seller or Purchaser provide such written objection to Escrow Agent within such four (4) Business Day period, then Escrow Agent shall (i) hold the Deposit until it is instructed by a joint written statement of Seller and Purchaser as to the disposition of the Deposit, (ii) pay the Deposit into the registry of the court of competent jurisdiction in connection with an interpleader filed pursuant to Section 12.9, or (iii) pay the Deposit in accordance with an award determined in accordance with the terms of Section 12.21 hereof ordering the disposition of the Deposit.  If Purchaser deposits cash with Escrow Agent in respect of any amounts then being disputed by Seller, then Escrow Agent will hold such cash until it is instructed by a joint written statement of Seller and Purchaser or such final non-appealable judgment of a court so rendered as to the disposition of such cash.

2.6                                 Inspection; Review of Title.

(a)                                  Until the Due Diligence Period Expiration Date (defined below), Purchaser shall have the right to enter upon the Real Property and to perform such examinations, tests, investigations and studies of the Property as Purchaser and/or its consultants may deem reasonably necessary, all at Purchaser’s sole cost and expense (collectively, the “Inspections”). Seller shall provide reasonable access to the Real Property for Purchaser and/or its consultants to perform the Inspections during normal business hours and upon at least twenty four (24) hours’ notice, provided, however, that (i) Purchaser’s right to perform the Inspections shall be subject to the rights of tenants, guests and customers at the Hotel and subject to the other Permitted Exceptions, (ii) the Inspections shall not unreasonably interfere with Hotel Owner’s operation of the Hotel in the Ordinary Course of Business, (iii) Purchaser shall obtain the prior written consent of Seller prior to conducting any physically invasive (which shall be subject to Seller’s sole and absolute discretion) testing and (iv) Purchaser shall maintain insurance policies covering its and its agents’ and consultants acts and omissions in respect of such Inspections (with such policies being reasonably acceptable to Seller), deliver evidence of the same to Seller upon Seller’s request and cause Seller, Hotel Owner and Manager to be named as additional insureds under each such insurance policy in respect of commercial liability coverage. Purchaser shall indemnify, defend and hold harmless the Seller, Hotel Owner and Manager and their respective Affiliates and agents from and against any damages, costs or expenses actually incurred by Seller, Hotel Owner or Manager as a result of the acts or omissions of Purchaser, Purchaser’s Affiliates or their respective employees, consultants or agents in connection with or arising from such Inspections, provided, however, it being understood and agreed that Purchaser shall have no obligations or liability hereunder on the account of a mere discovery of a condition at or near the Real Property or the Hotel not created or caused by Purchaser or its Affiliates, employees, agents or consultants.

(b)                                 To the extent Seller becomes aware of (that is, it becomes part of Seller’s Knowledge), or comes into possession of, any additional materials and/or information, which is within the scope of the requested materials on Schedule 2.6(b) attached hereto, is related to the Hotel and/or the Seller Membership Interests and would also have a Material Adverse Effect, then Seller shall deliver the same to Purchaser (such additional materials, if any, together with the due diligence materials and other information related to the Hotel and the Seller Membership Interests in Seller’s possession and/or reasonable control and described in Schedule 2.6(b) attached hereto are collectively referred to herein as the “Due Diligence Materials”). Purchaser shall keep the Due Diligence Materials confidential, subject to Purchaser’s right to disseminate Due Diligence Materials to or among the parties listed in Section 12.20 of this Agreement, and subject to the restrictions set forth in Section 12.20.  Neither Seller, Hotel Owner, Manager nor any other Person makes any representation or warranty as to the truth, accuracy or completeness of the Due Diligence Materials provided to Purchaser, except as otherwise expressly provided in this Agreement (subject to the further limitations set forth herein), and Purchaser hereby waives any and all claims against Seller, Hotel Owner, Manager and any other Person that prepared or furnished the Due Diligence Materials arising out of any untruthfulness, inaccuracy or incompleteness thereof (except for any claims to which Purchaser is otherwise entitled hereunder based on the representations expressly set forth in this Agreement (subject to the further limitations set forth herein)).

(c)                                  Purchaser has obtained from Title Company a copy of a title commitment for the Real Property, issued by the Title Company on March 4, 2011, together with copies of all Schedule B exception documents referenced therein (collectively, the “Title Commitment”) and a copy of the Survey. Purchaser shall have until the Due Diligence Period Expiration Date (the “Title Objection Date”) within which to notify Seller of any exceptions to title as shown in the Title Commitment or Survey and of which Purchaser disapproves and any endorsements to the Title Policy which Purchaser may require (such notice, the “Title Objection Notice”; the matters set forth in such Title Objection Notice, the “Objectionable Matters”). If Purchaser fails to deliver a Title Objection Notice on or before the Title Objection Date (unless Purchaser delivers the Additional Deposit), then Purchaser shall be deemed to have elected not to proceed with the Closing contemplated hereby, in which event, this Agreement shall automatically terminate (with such termination constituting Purchaser’s sole and exclusive remedy), and the parties shall have no further rights or obligations under this Agreement except to the extent expressly deemed to survive the termination hereof.  If Purchaser delivers a Title Objection Notice, then Seller may (at its sole option) elect to (i) remove or cause to be removed all of the Objectionable Matters, at Seller’s expense, (ii) to cause any one or more of the Objectionable Matters to be insured against, or bonded over, but only if (A) such insurance or bonding over is reasonable and customary given the nature of the Objectionable Matter and (B) the same is reasonably acceptable to Purchaser and the agent representing the syndicate of lenders for the Replacement Debt, or (iii) not to cure any one or more of such Objectionable Matters (but subject to the requirements with respect to Unpermitted Encumbrances set forth below). Seller shall notify Purchaser of its election in writing (the “Seller Response Notice”) within four (4) Business Days following receipt of Purchaser’s Title Objection Notice.  Any failure to deliver the Seller Response Notice within such four (4) Business Day time period shall be deemed an election on the part of Seller of the course of action described in clause (iii) of the immediately preceding sentence. If Seller elects, or is deemed to have elected, not to cure any Objectionable Matters (but subject to the requirements with respect to Unpermitted Encumbrances set forth below), then Purchaser, at Purchaser’s election, in its sole and absolute discretion, shall, as its sole and exclusive remedy, elect (i) to proceed to the Closing notwithstanding such Objectionable Matters (in which event no credit shall be given to Purchaser at the Closing and the same shall constitute a Permitted Exception(s)), or (ii) to terminate this Agreement, in which event the Deposit shall be returned to Purchaser and the parties shall have no further rights or obligations hereunder except to the extent expressly deemed to survive termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Seller shall, in all events, remove (or cause the Title Company to in insure or bond over as permitted under clause (d) below) at, and as a condition to Closing for Purchaser’s benefit, all Unpermitted Encumbrances created after the Effective Date.

(d)                                 To the extent that Hotel Owner’s interest in the Real Property is encumbered after the date hereof but before the Closing Date without the approval of Purchaser (a “New Exception”), Purchaser shall have five (5) days after receipt of any such New Exception, to review such New Exception and provide written notice to Seller with any objections to such New Exception (the “Supplemental Objection Notice”; the title matter(s) which is/are the subject of such Supplemental Objection Notice, the “New Objectionable Matters”). Seller shall thereafter elect (1) remove or cause to be removed such New Objectionable Matters at Seller’s sole cost and expense, (2) cause the Title Company to insure or bond over such New Objectionable Matters provided that (A) such insurance or bonding over is customary and reasonable given the nature of the New Objectionable Matter and (B) the same is otherwise reasonably acceptable to Purchaser (or to the agent for the syndicate of lenders for the Replacement Debt) and to the Title Company, or (3) not to cure any New Objectionable Matter.  Seller shall deliver written notice to Purchaser of such election (the “Seller Supplemental Response Notice”) within five (5) Business Days following receipt of any Supplemental Objection Notice (the “Seller Response Deadline”). If Seller fails to deliver the Seller Supplemental Response Notice, then Seller shall not be in breach of the preceding sentence and Seller shall be deemed to have elected not to remove or cure the New Objectionable Matters, in which event, Purchaser shall as its sole and exclusive remedy elect, in its sole discretion, to either (1) proceed to Closing notwithstanding Seller’s election not to cure one or more of the New Objectionable Matters (in which case, no credit shall be granted to Purchaser at Closing and the same shall constitute a Permitted Exception(s)), or (2) terminate this Agreement, in which event the Deposit shall be immediately returned to Purchaser (provided that the Purchaser is not in breach of its obligations hereunder in any material respect (subject to any notice and/or cure period provided for in this Agreement)) and the parties shall have no further right or obligations under this Agreement, except to the extent expressly deemed to survive termination hereof.  For the avoidance of doubt, Seller shall be required to cure (including by way of causing the Title Company to insure or bond over such New Exception in the manner and subject to the terms set forth above), notwithstanding anything to the contrary contained herein, any New Exception which constitutes an Unpermitted Encumbrance.

(e)                                  At Purchaser’s option, Purchaser may elect to have the Title Policy issued in an ALTA extended coverage form, with such endorsements as Purchaser or the lender of the Replacement Debt may require, provided that the Title Company is willing to issue such Title Policy and such endorsements.  Purchaser shall, in addition to being responsible for the basic premium, also be responsible for the incremental cost of any such extended coverages and/or endorsements.  Seller shall only be responsible for cost of the Survey.

(f)                                    Subject to Section 7.2, from and after the Effective Date, neither Seller nor any Affiliate of Seller shall voluntarily encumber the Real Property or any portion thereof without the prior written consent of Purchaser (except for an Unpermitted Encumbrance which will be removed from title prior to Closing and except on account of this Agreement), which consent shall be subject to the Approval Standard.

2.7                                 Confirmatory Due Diligence. The parties acknowledge that until 5:00 p.m. Pacific Standard Time on March 28, 2011, time being of the essence (the “Due Diligence Period Expiration Date”), Purchaser shall complete its confirmatory business, financial, insurance, Tax, accounting, legal, structural, seismic, property condition and other due diligence investigations of the Hotel Owner, Seller, the Seller Membership Interests and the Hotel.  If Purchaser, in its sole discretion, is not satisfied with the results of its due diligence review of the Hotel Owner, Seller, the Seller Membership Interests or the Hotel, or any portion thereof, for any reason, or no reason whatsoever, then Purchaser shall, as its sole and exclusive remedy, elect to terminate this Agreement by providing written notice thereof to Seller prior to or on the Due Diligence Period Expiration Date. Any failure on the part of Purchaser to deliver written notice to proceed with the acquisition of the Seller Membership Interests pursuant to the terms of this Agreement, or to timely deliver the Additional Deposit pursuant to Section 2.5 hereof, shall automatically be deemed an election on the part of Purchaser not to proceed with the Closing contemplated hereunder.  If Purchaser delivers written notice to Seller of its election not to proceed with the Closing contemplated hereunder, or if Purchaser is deemed to have made such election, then the Deposit shall be immediately returned to Purchaser and the parties shall have no further rights or obligations under this Agreement except those which are expressly deemed to survive termination hereof.  Escrow Agent shall confirm in writing to the parties upon the expiration of the Due Diligence Period Expiration Date whether it has received the Additional Deposit as of such date, and such confirmation shall constitute prima facie evidence for all purposes that this Agreement terminated as of the Due Diligence Period Expiration Date.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as provided in and subject to the matters described in the Disclosure Schedule, Seller hereby represents and warrants to Purchaser as follows with respect to the following matters (the “Article III Representations and Warranties”):

3.1                                 Organization and Power.  Seller is duly organized, validly existing and in good standing under the laws of the state of its organization.  Seller has all requisite corporate power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller pursuant to this Agreement on the Closing Date.

3.2                                 Authorization and Execution.  This Agreement and the other agreements contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, have been duly executed and delivered by Seller, in each case to the extent a party thereto, and constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms against Seller, subject to equitable principles and to applicable bankruptcy, insolvency, fraudulent conveyance and other similar Laws generally applicable to the rights of creditors.  The persons executing this Agreement on behalf of Seller have been duly authorized under the organizational documents of Seller to do so.

3.3                                 Capitalization/Seller Membership Interests. Attached hereto as Exhibit F is a true, correct and complete organizational chart of Seller, showing all the membership interests in, and the capitalization of, the Hotel Owner; provided, however, no representation or warranty is made, or shall be deemed made, under any provision of this Agreement in respect of the ownership (including as to the identity as to the owner(s)) of the membership interests in the Hotel Owner not owned by Seller, except that (i) to Seller’s Knowledge, Minority Owner owns 25% of the issued and outstanding membership interests in the Hotel Owner, (ii) Seller has not affirmatively approved or authorized a transfer by Minority Owner of any portion of Minority Owner’s 25% ownership interest or the issuance of any additional membership interests in Hotel Owner (it is acknowledged by Purchaser that the Organizational Documents may permit the Minority Owner to transfer its membership interests in the Hotel Owner without the further consent of Seller) and (iii) Seller owns 75% of the issued and outstanding membership interests in Hotel Owner. The Seller Membership Interests have been duly authorized and validly issued.  The Seller Membership Interests are 100% owned both legally and beneficially by Seller (as the case may be), in each case, free and clear of any and all Liens (except Liens for Taxes not yet due or payable and those which will be removed, released or otherwise cured at or prior to the Closing and subject to the terms of the Organizational Documents and applicable securities laws), and are not subject to any contract (other than this Agreement, the Organizational Documents, the Management Agreement, or any encumbrance which will be removed, released or otherwise cured at or prior to Closing) under which any such Liens (except Liens for Taxes not yet due or payable or for those which will be removed, released or otherwise cure at or prior to Closing and subject to the terms of Organizational Documents, the Management Agreement and applicable securities laws) would reasonably be expected to arise.  There are no outstanding interests, securities, rights, subscriptions, warrants, options, agreements, rights of first offer or refusal, or contracts that give any Person the right to purchase or otherwise receive or be issued all or any portion of the Seller Membership Interests other than (i) pursuant to an encumbrance which will be removed, released or otherwise cured at or prior to the Closing pursuant to this Agreement, (ii) this Agreement, (iii) the Organizational Documents or (iv) the Management Agreement.

3.4                                 Seller Non-Contravention.  Subject to the satisfaction of all conditions precedent to Closing hereunder set forth in Section 6.2 including obtaining the Required Consents, and subject further to the giving of the Union Notice, the execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not (i) contravene, or constitute a default under, (x) its bylaws or other organizational documents, or (y) any material agreement (subject to obtaining the Required Consents), or any judgment, injunction, order, decree or other material instrument, to which it is a party or otherwise binding upon it, except where such contravention or default would not have a material adverse effect on the ability of Seller to perform its obligations hereunder, or (ii) except for the Permitted Exceptions, result in the creation of any Lien on any asset of Seller.  Except for obtaining the Required Consents and giving the Union Notice, and assuming the accuracy of the representations and warranties set forth in Article V and that the Existing Debt is satisfied and the Existing Loan Documents are terminated, no consent or approval of any Governmental Authority, or to Seller’s Knowledge, any other Person, is required for the execution, delivery and performance by Seller of its obligations under this Agreement, except where the failure to obtain such consent would not have a material adverse effect on the ability of Seller to perform its obligations hereunder.

3.5                                 Bankruptcy.  Seller is not subject to any pending, or to Seller’s Knowledge, threatened, bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

3.6                                 Seller Is Not a “Foreign Person”.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

3.7                                 Brokers.  Other than Hodges Ward Elliot, the fees and expenses of which shall be paid exclusively by Seller pursuant to a separate agreement, Seller has not retained any broker for the transactions contemplated hereby.

3.8                                 Employees. Seller does not have, nor has Seller ever had, any employees.  Since its inception, Seller has not owned any property other than the Seller Membership Interests, any property incidental to such ownership (including proceeds of such Seller Membership Interests) or to the performance by Seller of its obligations under the Existing Operating Agreement and any cash, deposit accounts or other amounts utilized in making capital contributions to the Hotel Owner.

Each of the representations and warranties contained in this Article III are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser.  Each of the representations and warranties contained in this Article III shall be deemed made as of the Effective Date, and remade as of the Closing Date to the extent provided in Article VI, and any claim for any breach of such representations and warranties shall survive Closing only as provided in Article  X.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATIVE TO THE HOTEL AND THE HOTEL OWNER

Except as provided in and subject to the matters described in the Disclosure Schedule, Seller hereby represents and warrants to Purchaser as follows with respect to the following matters (the “Article IV Representations and Warranties”):

4.1                                 Organization and Power. Hotel Owner is duly organized, validly existing and in good standing under the laws of the state of its organization.  To Seller’s Knowledge, no Person (other than Seller and Minority Owner) owns any right, title or interest in or to the issued and outstanding membership interests in Hotel Owner.  Seller has not transferred any portion of its membership interests in Hotel Owner to any person, and has not approved the transfer of any portion of, or the issuance of, any other membership interest in Hotel Owner. Seller has not granted, authorized or approved any interest, securities, rights, subscriptions, warrants, options, agreements, rights of first offer or refusal, or contracts that give any Person the right to purchase or otherwise receive or be issued all or any portion of the membership interest in Hotel Owner, other than the rights as between the members of Hotel Owner as expressly set forth in the Organizational Documents, and other than as set forth in the Management Agreement or as contemplated by this Agreement.

4.2                                 Personal Property/Intellectual Property.  Except as set forth on Schedule 4.2(a), to Seller’s Knowledge, all Personal Property is (or prior to Closing will be) owned (or as provided in the Financial Statements, leased) by Hotel Owner subject to the Permitted Exceptions, except as disclosed by the Financial Statements or as provided in the Management Agreement and except as would not result in a Material Adverse Effect.  With respect to the Hotel Marks set forth on Schedule 4.2(b) attached hereto, to Seller’s Knowledge, such Hotel Marks are not owned by any Person with whom Hotel Owner or Manager does not currently contract for the right to use, and Seller has not received written notice that Hotel Owner’s, Seller’s or Manager’s use of such Hotel Marks infringes or misappropriates the rights of any other Person where a Material Adverse Effect would result therefrom.

4.3                                 Bankruptcy.  Hotel Owner is not subject to any pending, or to Seller’s Knowledge, threatened, bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

4.4                                 Compliance with Existing Laws. Except as set forth on Schedule 4.4, Seller has not received written notice from any Governmental Authority (i) of any material violation by Seller of any material provision of Applicable Laws, or Hotel Owner of any material provision of Applicable Laws with respect to the ownership, operation, use, maintenance or condition of the Hotel, in each case, which violation has not been remedied and if not remedied, would have a Material Adverse Effect, (ii) that Seller, Hotel Owner or Manager lacks any permit, license, certificate or authority necessary for the present ownership of the Seller Membership Interest or to Seller’s Knowledge, the use and occupancy of the Hotel which has not been obtained, where if not obtained would have a Material Adverse Effect or (iii) of any violation, revocation, cancellation or default under any license(s) permitting the sale and service of alcoholic beverages at the Hotel.

4.5                                 Ordinary Course Contracts. Except as set forth on Schedule 4.5, to Seller’s Knowledge, there are no (i) management, license, franchise, marketing or technical services agreements, (ii) service, supply, maintenance agreements, (iii) construction, capital improvement or similar contracts, (iv) lease agreements for the lease of Personal Property or for other property presently used for the operation of the Hotel, or (v) any leases or other occupancy agreements, in each case, which will be binding upon Hotel Owner or the Hotel Owner’s interest in the Hotel (or any portion thereof) following the Closing other than (i) Ordinary Course Contracts, (ii) the Ground Lease, (iii) the Collective Bargaining Agreement, (iv) the Replacement Management Agreement, (v) the Restated Operating Agreement, (vi) the Replacement Debt Documents, (vii) Immaterial Contracts, (viii) the Existing Loan Documents, (ix) the other Permitted Exceptions, (x) the Chatham Agreement, (xi) the Eastdil Agreement, (xii) the term sheet dated October 28, 2010 between Aareal Capital Corporation and Hotel Owner and (xiii) such agreements which are expressly permitted to be entered into hereunder.  Except as set forth on Schedule 4.5, to Seller’s Knowledge, each of foregoing is in full force and effect and Seller has not received written notice of any alleged material breach that is continuing under, or any express intention of any counterparty to any of, the Ordinary Course Contracts (other than Immaterial Contracts), the Management Agreement, the Collective Bargaining Agreement, the Ground Lease, the Existing Loan Documents or the Organizational Documents, to cancel, terminate or exercise any remedies under the same, nor has Seller canceled, terminated or waived any rights under the foregoing, or caused Hotel Owner to cancel, terminate or waive any such rights, in each case (x) where such breach, cancellation, termination, waiver or exercise of remedies would have a Material Adverse Effect and (y) to the maximum extent of Seller’s authority to do (or cause to be done) the same pursuant to the terms of the Organizational Documents.

4.6                                 Insurance. To Seller’s Knowledge, all of the Insurance Policies are valid and in full force and effect and Seller has not received written notice that Seller, Hotel Owner or Manager has failed to comply with any material requirements thereof which failure has not been remedied.

4.7                                 Condemnation Proceedings; Roadways.  Except as set forth on Schedule 4.7 hereto, Seller has not received written notice from any Governmental Authority of any condemnation or eminent domain proceeding pending or overtly threatened in writing against the Hotel or any part thereof.

4.8                                 Actions or Proceedings.  Seller has not received written notice of any suit or other proceeding pending or, to Seller’s Knowledge, overtly threatened in any court, before any arbitrator, or before or by any Governmental Authority (each, an “Action”) which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which Seller or Hotel Owner is a party, or by which any of the foregoing or the Hotel is bound and that is to be delivered by Seller at Closing pursuant to this Agreement, where, if such suit or other proceeding is adversely determined, it would have a Material Adverse Effect or (ii) would create a Lien on the Seller Membership Interests, on the Hotel Owner’s interest in the Hotel, any part thereof or any interest therein other than the Permitted Exceptions.

4.9                                 No Commitments.  Except as set forth on Schedule 4.9 hereto, no material legal commitments have been made by Seller to any Governmental Authority, utility company, school board, church or other religious body, or any homeowners’ association or any other organization, group or individual, relating to the Hotel which would impose any legally binding obligation upon Purchaser or Hotel Owner to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off of the Real Property.

4.10                           Financial Statements.  To Seller’s Knowledge, the Financial Statements for the Hotel (together with and as modified by the notes thereto) present fairly in all material respects the financial condition of Hotel, as of the date thereof and the results of operations and cash flows of the Hotel for the periods set forth therein.

4.11                           Authorizations. There are (a) no lawsuits or other actions filed and served upon Seller, or to Seller’s Knowledge, otherwise pending or overtly threatened in writing against Seller, and (b) neither Seller nor to Seller’s Knowledge, Hotel Owner is otherwise party to any current lawsuit or other proceeding, in either case of clause (a) or (b), to revoke, invalidate or modify the Authorizations where if such lawsuit or other proceeding is adversely determined would have a Material Adverse Effect.

4.12                           Environmental. Except as provided in the Ground Lease or the Environmental Reports, Seller has not received written notice from any Governmental Authority (i) of any pending proceeding or investigation concerning any alleged or suspected violation of Applicable Laws regarding the use, storage, transportation, release or disposal of Hazardous Materials (“Environmental Laws”) or (ii) of any alleged material violation of Environmental Laws at the Hotel that remains uncured.  Except as disclosed in the Ground Lease or the Environmental Reports, to Seller’s Knowledge, neither Hotel Owner nor Manager has used, stored, disposed or released any Hazardous Materials at or about the Hotel in material violation of any Environmental Laws nor, to Seller’s Knowledge, has any use, storage, disposal or release of Hazardous Materials occurred at or about Hotel in material violation of any Environmental Laws during the period of Hotel Owner’s ownership of the Hotel.  Except as disclosed in the Ground Lease or the Environmental Reports, neither Seller, Hotel Owner nor to Seller’s Knowledge, Manager has installed, nor are there currently in use at the Hotel, any underground storage tanks.

4.13                           Tax Matters.

(a)                                  Except as set forth on Schedule 4.13(a), or as would not reasonably be expected to have a Material Adverse Effect, (i) Hotel Owner qualifies, and has qualified during its entire existence, as a partnership for federal income tax purposes, and not as a corporation, or an association taxable as a corporation; (ii) Hotel Owner has filed within the time and in the manner prescribed by law all material federal, state and local Tax Returns and reports, required to be filed by it under the Laws of the United States and of each state or other jurisdiction in which Hotel Owner conducts business activities requiring the filing of Tax Returns or reports taking into account any extension of time to file granted to or obtained on behalf of Hotel Owner; (iii) all Tax Returns filed by the Hotel Owner are true and correct in all material respects; (iv) except as disclosed by the Financial Statements, Hotel Owner is not to Seller’s Knowledge delinquent in the payment of any Tax, assessment, or governmental charge or deposit and has no material Tax deficiency or claim outstanding, assessed, or overtly threatened in writing against it; (v) the accruals and reserves for unpaid Taxes on the books and records of Hotel Owner as of the Closing Date are sufficient in all material respects for the payment of all unpaid federal state and local Taxes of Hotel Owner accrued for or applicable to all periods ended on or before the Closing Date, (vii) except for Tax Liens arising for amounts not yet due or payable, there are no Tax Liens outstanding against Hotel Owner or Seller or any of their respective assets; and (viii) the federal, state, and local Tax Returns of Hotel Owner have not been audited by any Governmental Authority, nor has Hotel Owner received, as of the Effective Date, any notice of any federal, state, or local audit.

(b)                                 Hotel Owner has neither been nor elected (and will not elect prior to the Closing) to be treated as an association taxable as a corporation for federal income tax purposes under Treasury Regulations Section 301.7701-3.

4.14                           Special Purpose Entity.  Seller has not approved or caused violation of, and to Seller’s Knowledge, there has been no violation of, the single purpose entity provisions set forth in the Organizational Documents, that would result in a Material Adverse Effect.

4.15                           Due Diligence Materials.  To Seller’s Knowledge, the Due Diligence Materials which have been delivered or made available to Purchaser are true, correct and complete in all material respects and comprise the documents, agreements and other materials which are material to the ownership of the Seller Membership Interests and the ownership and operation of the Hotel.

4.16                           Labor; ERISA.

(a)                                  Except as disclosed on Schedule 4.16(a), to Seller’s Knowledge, none of the Hotel Employees are covered by a benefit plan in connection with their employment at the Hotel.

(b)                                 Except for and as disclosed in the Collective Bargaining Agreement, to Seller’s Knowledge, none of the Hotel Employees are covered by a collective bargaining agreement or within any bargaining unit certified under the National Labor Relations Act or any similar state Law.  To Seller’s Knowledge, no work stoppage on the part of any Hotel Employees is being threatened.  Except to the extent the following reasonably would not be expected to have a Material Adverse Effect, Hotel Owner has not received written notice of any pending charge of unfair labor practices.  To Seller’s Knowledge, none of the Hotel Employees is covered by any written employment agreement that is material to operation of the Hotel other than the Collective Bargaining Agreement.

(c)                                  Except as set forth on Schedule 4.16(c) hereto or in the Collective Bargaining Agreement, Hotel Owner is not obligated to make contributions on behalf of any Hotel Employee to a Multiemployer Plan.

(d)                                 Hotel Owner has not had, nor has ever had, any employees, except as provided in the Collective Bargaining Agreements.  To Seller’s Knowledge, all of the Hotel Employees are the employees of Manager, except as provided in the Collective Bargaining Agreements.

4.17                           Brokers.  Other than Hodges Ward Elliot, the fees and expenses of which shall be paid exclusively by Seller pursuant to separate agreement and other than as provided in the Eastdil Agreement and the Chatham Agreement, the fees and expenses of which shall be paid exclusively by Hotel Owner pursuant to such agreements but subject to the terms of and the adjustments contemplated by Section 2.2 and Schedule 2.2, Hotel Owner has not retained any broker for the transactions contemplated hereby.

4.18                           No Options.  Except as provided in the Management Agreement or the Organizational Documents, there are no outstanding agreements (written or oral) agreeing to sell or granting an option or right of first refusal to purchase the Hotel (or any portion thereof) or the Seller Membership Interests.

Each of the representations and warranties contained in this Article IV are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser.  Each of the representations and warranties contained in this Article IV shall be deemed made as of the Effective Date, and remade as of the Closing Date to the extent provided in Article VI, and any claim for any breach of such representations and warranties shall survive Closing only as provided in Article X.

The term “Seller’s Knowledge” or similar phrase as used in Article III, this Article IV or elsewhere in this Agreement shall mean the then actual knowledge of Michael Goodson and Derek White, without any duty of inquiry or investigation, without imputation to either of the foregoing individuals of (1) the knowledge of any other person, or (2) any aspect of Hotel Owner or the Hotel, including, without limitation, as set forth in any Due Diligence Materials or third party reports.

4.19                           LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES.  PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, PRIOR TO CLOSING, IT WILL HAVE EXAMINED AND INVESTIGATED TO ITS FULL SATISFACTION ALL FACTS, CIRCUMSTANCES AND MATTERS RELATING TO THE SELLER MEMBERSHIP INTERESTS, SELLER, HOTEL OWNER, MANAGER AND THE HOTEL.  PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLES III AND IV, PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER, HOTEL OWNER, MANAGER, NOR ANY AFFILIATE, PARTNER, MEMBER, MANAGING MEMBER, MANAGER, OFFICER, DIRECTOR, EMPLOYEE, ATTORNEY OR AGENT OF ANY OF THEM, AS TO ANY MATTER, CONCERNING THE SELLER MEMBERSHIP INTERESTS, SELLER, HOTEL OWNER, MANAGER OR THE HOTEL, OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE MATERIALS AND/OR THE DISCLOSURE SCHEDULE, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY OR PHYSICAL CONDITION OF THE HOTEL OR ANY ASPECT OR PORTION THEREOF, INCLUDING STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES, ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND

APPLIANCES, SOILS, GEOLOGY, SEISMIC AND GROUNDWATER, OR WHETHER THE HOTEL LIES WITHIN A SPECIAL FLOOD HAZARD AREA, AN AREA OF POTENTIAL FLOODING, A VERY HIGH FIRE HAZARD SEVERITY ZONE, A WILDLAND FIRE AREA, AN EARTHQUAKE FAULT ZONE OR A SEISMIC HAZARD ZONE, AND/OR WHETHER AND TO WHAT EXTENT ANY OF SUCH RISKS OR ANY OTHER RISKS OR LOSSES RESULTING THEREFROM ARE OR MAY CONTINUE TO BE INSURABLE, (II) THE DIMENSIONS OR LOT SIZE OF THE REAL PROPERTY OR THE SQUARE FOOTAGE OF THE IMPROVEMENTS THEREON OR OF ANY TENANT SPACE THEREIN, (III) THE DEVELOPMENT OR INCOME POTENTIAL, OR RIGHTS OF OR RELATING TO, THE HOTEL OR THE HOTEL’S HABITABILITY, MERCHANTABILITY, OR FITNESS, OR THE SUITABILITY, VALUE OR ADEQUACY OF THE HOTEL FOR ANY PARTICULAR PURPOSE, (IV) THE ZONING, HISTORICAL LANDMARK OR OTHER LEGAL STATUS OF THE HOTEL OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON THE USE OF THE HOTEL, (V) THE COMPLIANCE OF THE HOTEL OR ITS OPERATION WITH ANY APPLICABLE LAWS OR RESTRICTIONS OR OF ANY OTHER PERSON, (VI) THE ABILITY OF PURCHASER TO OBTAIN ANY NECESSARY CONSENTS OR APPROVALS FROM ANY GOVERNMENTAL AUTHORITIES FOR PURCHASER’S INTENDED USE OR DEVELOPMENT OF THE HOTEL, (VII) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS ON, IN, UNDER, ABOVE OR ABOUT THE HOTEL OR ANY ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY PORTION OF THE HOTEL, (IX) THE CONDITION OF TITLE TO THE HOTEL, (X) THE COMPLIANCE WITH OR ANY OTHER MATTER WITH RESPECT TO THE ORDINARY COURSE CONTRACTS, THE COLLECTIVE BARGAINING AGREEMENT OR ANY OTHER AGREEMENTS AFFECTING THE HOTEL OR THE INTENTIONS OF ANY PARTY WITH RESPECT TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASE OR CONTRACT WITH RESPECT TO THE HOTEL OR (XI) THE ECONOMICS OF, OR THE INCOME AND EXPENSES, REVENUE OR EXPENSE PROJECTIONS OR OTHER FINANCIAL OR TAX MATTERS, RELATING TO, THE OPERATION OF THE OWNERSHIP OF THE HOTEL OR ANY PORTION THEREOF, IN EACH OF THE FOREGOING CASES, FOR THE AVOIDANCE OF DOUBT, (1) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ARTICLES III AND IV HEREOF AND (2) EACH REFERENCE TO THE “HOTEL” IN CLAUSES (I) THROUGH (XI) ABOVE SHALL ALSO EXTEND TO THE OWNERSHIP INTERESTS RELATED TO THE HOTEL, AND ALL SUCH WARRANTIES OF, ON BEHALF OF OR ATTRIBUTED OR IMPUTED TO SELLER OR ANY SELLER RELEASEE ARE HERBEY DISCLAIMED.  WITHOUT LIMITING THE FOREGOING, EXCEPT FOR REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ARTICLES III AND IV HEREOF, THE SALE OF THE SELLER MEMBERSHIP INTERESTS AND THE CONSUMMATION OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY IS, AND SHALL BE, MADE, AND SHALL BE ACCEPTED BY PURCHASER, IN THEIR AS-IS, WHERE-IS CONDITION ON THE CLOSING DATE, WITH ALL FAULTS BASIS AND SUBJECT TO ALL DEFECTS.

ANY REPORTS, REPAIRS OR WORK REQUIRED BY PURCHASER ARE THE SOLE RESPONSIBILITY OF PURCHASER.  PURCHASER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF SELLER, HOTEL OWNER OR MANAGER OR ANY AFFILIATE OF ANY OF THEM TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO THE HOTEL OR TO CURE ANY VIOLATIONS OF APPLICABLE LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER.

Purchaser hereby acknowledges, represents and warrants that in executing, delivering and performing this Agreement, Purchaser (i) has not and does not rely upon any statement, information or representation to whomsoever made or given, whether to Purchaser or others, and whether directly or indirectly, verbally or in writing, made by any person or entity, except for the representations and warranties of Seller expressly set forth in Articles III and IV hereof, (ii) expressly disclaims any intent to rely on the Due Diligence Materials other than with respect to the representations and warranties of Seller expressly set forth in Articles III and IV related thereto, (iii) has relied solely on its own independent investigation, inspection, analysis, appraisal, examination and evaluation of the facts and circumstances, (iv) agrees to assume the risk that adverse matters, including but not limited to construction or mechanical defects and adverse physical and environmental conditions, may not have been revealed by its investigations of the Hotel, (v) agrees that neither Seller nor the Hotel Owner has any obligation to remedy or cause compliance with any violation of any federal, state, county, or municipal laws, ordinances, orders, rules, regulations, requirements, or recorded covenants or restrictions affecting the Hotel, (vi) is not in a disparate bargaining position with respect to Seller in connection with the transaction contemplated hereby, (vii) freely and fairly agreed to the waivers and conditions of this Section as part of the negotiations of this Agreement, and (viii) has been represented by adequate legal counsel in connection herewith and has conferred with such legal counsel concerning the waivers and other conditions of this Section.

The disclaimers, limitations and other exculpatory provisions of this Section 4.19 inuring to the benefit of the Seller or any of the Seller Releasees (as defined below) shall survive the termination of this Agreement and the Closing and shall not be subject to survival limitations period under Article X.

4.20                           RELEASE.  AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE SELLER MEMBERSHIP INTERESTS HEREUNDER, EXCEPT TO THE EXTENT THE SAME CONSTITUTES (1) A BREACH OF A REPRESENTATION OR WARRANTY OF SELLER HEREUNDER (BUT SUBJECT TO THE RESTRICTIONS ELSEWHERE SET FORTH HEREIN), OR (2) A MATERIAL BREACH OR OTHER DEFAULT OF SELLER’S OBLIGATIONS HEREUNDER (BUT SUBJECT TO THE RESTRICTIONS ELSEWHERE SET FORTH HEREIN) OR EXCEPT AS WOULD BE PROHIBITED BY APPLICABLE LAW, BUT WITHOUT DEROGATION OF SELLER’S OBLIGATIONS UNDER THIS AGREEMENT OR ANY CONDITIONS PRECEDENT THAT EXIST FOR THE BENEFIT OF PURCHASER HEREUNDER (SUBJECT TO THE TERMS AND RESTRICTIONS SET FORTH ELSEWHERE HEREIN) PURCHASER, FOR AND ON BEHALF OF ITSELF AND ITS AFFILIATES, PARTNERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS, HEREBY WAIVES AND RELINQUISHES, AND RELEASES SELLER AND SELLER’S AFFILIATES (PROVIDED THAT HOTEL OWNER, MINORITY OWNER AND/OR MANAGER SHALL NOT BE DEEMED AFFILIATES OF SELLER FOR PURPOSES OF THIS DEFINITION), MANAGING MEMBERS, MANAGERS, PARTNERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND AGENTS (COLLECTIVELY, “SELLER

RELEASEES”) FROM, ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASEES, OR ANY OF THEM, BASED DIRECTLY OR INDIRECTLY ON (I) ANY PAST, PRESENT OR FUTURE CONDITION OF THE HOTEL OR THE SELLER MEMBERSHIP INTERESTS, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS MATERIALS, (II) ANY OF THE MATTERS DISCLAIMED IN SECTION 4.19, INCLUDING ANY BREACH BY SELLER AS A MEMBER OR MANAGING MEMBER OF HOTEL OWNER, (III) ANY MISREPRESENTATION, FAILURE TO DISCLOSE TO PURCHASER ANY INFORMATION, OR OTHER STATE OF FACTS REGARDING THE HOTEL OR THE SELLER MEMBERSHIP INTERESTS (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION OF WHICH SELLER SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY PURCHASER THROUGH AN INSPECTION OF THE HOTEL, THE REAL PROPERTY RECORDS OR OTHERWISE), OR (IV) A BREACH OF A REPRESENTATION OR WARRANTY OF SELLER HEREUNDER, OR A BREACH OR OTHER DEFAULT OF SELLER’S OBLIGATIONS HEREUNDER, WHICH BREACH OR DEFAULT WAS DISCLOSED IN A DISCLOSURE SCHEDULE OR AN UPDATED SCHEDULE (DEFINED BELOW) PRIOR TO THE CLOSING OR WHICH BREACH OR DEFAULT PURCHASER OBTAINED ACTUAL KNOWLEDGE OF PRIOR TO THE CLOSING.  PURCHASER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS “COMMON LAW” AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH PURCHASER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER.  PURCHASER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLER IN ENTERING INTO THIS AGREEMENT, THAT PURCHASER’S COUNSEL HAS ADVISED PURCHASER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT PURCHASER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE SELLER MEMBERSHIP INTERESTS FOR THE ADJUSTED GROSS PURCHASE PRICE SPECIFIED HEREIN, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS OF, ON BEHALF OF, ATTRIBUTABLE TO OR IMPUTED TO SELLER OR ANY SELLER RELEASEE (BUT SUBJECT TO THE EXCLUSIONS SET FORTH AT THE BEGINNING OF THIS PARAGRAPH) REGARDING THE SELLER MEMBERSHIP INTERESTS, SELLER, HOTEL OWNER, MANAGER AND/OR THE HOTEL OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN.  THIS WAIVER AND RELEASE SHALL BE DEEMED TO BE MADE AS OF THE EFFECTIVE DATE AND WITHOUT ANY FURTHER ACTION, ALSO AS OF THE CLOSING DATE.

[THIS AGREEMENT CONTINUES ON THE NEXT PAGE]

PURCHASER FURTHER AGREES AND ACKNOWLEDGES THAT, IN GIVING THE FOREGOING WAIVER AND RELEASE, IT HAS WITH ITS LEGAL COUNSEL, CONSIDERED ANY STATUTE OR OTHER LAW THAT MIGHT APPLY TO AND LIMIT THE EFFECT OF PURCHASER’S WAIVER AND RELEASE HEREIN AND HEREBY KNOWINGLY WAIVES THE BENEFITS OF ANY SUCH LAW INCLUDING, WITHOUT LIMITATION, THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

Purchaser’s Initials	Seller’s Initials

The release, waiver and other exculpatory provisions of this Section 4.20 inuring to the benefit of the Seller or any of the Seller Releasees shall survive the termination of this Agreement and the Closing and shall not be subject to survival limitations period under Article X.

[THIS AGREEMENT CONTINUES ON THE NEXT PAGE]

4.21         Disclosure Schedules.  Notwithstanding anything to the contrary contained in this Agreement or in any of the Disclosure Schedules, any information disclosed in one Disclosure Schedule shall be deemed to be disclosed in all Disclosure Schedules where it is reasonably apparent by review of the language set forth on the face of any such Disclosure Schedule (and without requiring any further review of the underlying documentation) that such disclosure is applicable to another Disclosure Schedule.  Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Seller, Hotel Owner, Manager or any of their respective Affiliates.

4.22         Subsequent Actions  On or before the Closing Date, Seller may disclose to Purchaser in writing any exceptions to or variances from the representations and warranties in Article III or Article IV provided that such exceptions or variances shall not arise out of any material default on the part of Seller hereunder, and such disclosures shall amend and supplement the appropriate Disclosure Schedules (such updated schedules to be referred to herein collectively as the “Updated Schedules”).  No Updated Schedule shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 6.1 below (with representations and warranties dating back to the Effective Date for purposes of satisfying Section 6.1(b)); provided, however, that such Updated Schedule shall constitute a waiver of any related rights on account of such breach if Purchaser elects to close over any such disclosure or to terminate this Agreement notwithstanding the same.  The provisions of this Section 4.22 shall survive the termination of this Agreement and the Closing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller on the Effective Date, as follows:

5.1           Organization and Power.  Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

5.2           Authorization and Execution.  This Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreements of Purchaser and are enforceable against Purchaser in accordance with their terms, subject to equitable principles and to applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws generally applicable to the rights of creditors.  The person executing this Agreement on behalf of Purchaser has the authority to do so.

5.3           Non-contravention.  The execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of Applicable Law, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any Lien on any asset of Purchaser.  Except for the Required Consents and assuming the accuracy of the representations set forth in Articles III and IV, no consent or approval of any Person is required for the execution, delivery and performance by Purchaser of this Agreement, unless failure to obtain such consent would not result in a material adverse effect upon Purchaser’s ability to consummate the transactions contemplated hereby.

5.4           Litigation.  There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (ii) would materially and adversely affect the business, financial position or results of operations of Purchaser, or (iii) would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

5.5           Investment Intent; Inspection.  Purchaser is an “accredited investor” as such term is defined under applicable securities laws and is acquiring the Seller Membership Interest for investment purposes and not with a view towards distribution in violation of applicable securities laws.  Purchaser acknowledges that the Seller Membership Interests to be acquired by Purchaser pursuant to the transactions contemplated hereby have not been registered under the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the securities laws of any applicable state or other jurisdiction or an exemption from such registration is available.  Purchaser is an informed and sophisticated purchaser, and has engaged those consultants and advisors as Purchaser deems necessary or desirable in the ordinary course of Purchaser’s business.  Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.6           Brokers.  Purchaser has not retained any broker in connection with the transactions contemplated hereby for which Seller or Purchaser shall have any responsibility following Closing.

5.7           Prohibited Transaction.  Purchaser is not named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, or a “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Purchaser

is not engaging in the transactions contemplated by this Agreement, directly or, to Purchaser’s actual knowledge in the absence of receipt of actual written notice of the same in respect of any Person who is not a direct or an indirect wholly-owned subsidiary of Sunstone Hotel Investors, Inc., indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or, to Purchaser’s actual knowledge in the absence of receipt of actual written notice of the same in respect of any Person who is not a direct or an indirect wholly-owned subsidiary of Sunstone Hotel Investors, Inc., indirectly, on behalf of, any such person, group, entity or nation.  Purchaser is not engaging in the transactions contemplated by this Agreement, directly or, to Purchaser’s actual knowledge in the absence of receipt of actual written notice of the same in respect of any Person who is not a direct or an indirect wholly-owned subsidiary of Sunstone Hotel Investors, Inc., indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering.  None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or, to Purchaser’s actual knowledge in the absence of receipt of actual written notice of the same in respect of any Person who is not a direct or an indirect wholly-owned subsidiary of Sunstone Hotel Investors, Inc., indirect equity owners in Purchaser is prohibited by law or that the transactions contemplated by this Agreement or this Agreement is or will be in violation of applicable law. Notwithstanding anything to the contrary contained in this Section 5.7, it is understood and agreed that Purchaser is not making any of the foregoing representations in respect of any indirect owners or holders of beneficial interests in Sunstone Hotel Investors, Inc., or in any subsidiary or Affiliate thereof which is not wholly owned by Sunstone Hotel Investors, Inc. (including, without limitation, any publicly held or traded interests).

Each of the representations and warranties contained in this Article V are intended for the benefit of Seller and may be waived in whole or in part, in writing, by Seller.  Each of the representations and warranties contained in this Article V shall be deemed made as of the Effective Date, and remade as of the Closing Date to the extent provided in Article VI, and any claim for any breach of such representations and warranties shall survive Closing only as provided in Article  X.

ARTICLE VI.
CONDITIONS PRECEDENT

6.1           As to Purchaser’s Obligations.  The obligation of Purchaser to consummate the transactions contemplated hereunder at Closing is subject to the satisfaction of the following conditions precedent (unless the failure to satisfy such condition is caused by the default of Purchaser under this Agreement or unless otherwise waived by Purchaser in writing):

(a)           Seller’s Deliveries.  Seller shall have delivered to Escrow Agent all of the documents required of Seller pursuant to Section 8.2 on or before the dates required in Section 8.2.

(b)           Representations, Warranties and Covenants; Obligations of Seller.  The representations and warranties made in this Agreement by Seller shall be true and correct in all material respects, in each case as of the Effective Date and as of the Closing Date to the extent provided in Section 8.2(c) (unless by their terms they relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date); and Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement.

(c)           Title Policy.  The Title Company shall have unconditionally committed in writing to issue to Hotel Owner, the Title Policy, subject only to the Permitted Exceptions, together with such additional endorsements or extended coverage as Purchaser and Title Company may have agreed (but subject to the obligations of Purchaser to pay for costs therefor as set forth herein and satisfy the other requirements of the Title Company to issue to the same (other than as to the Seller Title Company Deliverables, which Seller shall satisfy)).

(d)           Resignations.  Purchaser shall have received the written resignation of all of the directors, managers and officers of the Hotel Owner which are appointed by Seller, effective as of the Closing Date.

(e)           Replacement Debt.  The Replacement Debt shall have been obtained by the Hotel Owner concurrently with the Closing pursuant to the terms of the Replacement Debt Documents, and the proceeds thereof shall have been applied to the repayment or refinancing of the Existing Debt and if applicable, release of the Existing Debt Liens; provided, however, (i) without derogation of any other term of this Agreement, Purchaser shall elect, at its sole option, to proceed to Closing under the terms of the Replacement Debt, to proceed to Closing under the terms of the Existing Debt Extension, or not to proceed to Closing because of the inability to satisfy this condition precedent by Closing, in each case, in Purchaser’s sole and absolute discretion, not later than 10:00 a.m. (New York City time) on April 11, 2011 by written notice to Seller (and any failure to make a timely election shall be deemed an election to proceed to Closing under the terms of the Replacement Debt with Aareal Capital Corporation), (ii) if Purchaser elects not to proceed to Closing, then this Agreement shall automatically terminate (with such termination constituting Purchaser’s sole and exclusive remedy), the Deposit shall be immediately returned to Purchaser and the parties shall have no further rights or obligations under this Agreement except to the extent expressly deemed to survive the termination hereof, and (iii) if Purchaser elects to proceed to Closing using Replacement Debt to be provided by Aareal Capital Corporation (or its lending syndicate) (and if Purchaser delivers its notice to proceed without specifying the provider of the Replacement Debt or does not deliver such notice timely, then Purchaser shall be deemed to have elected to proceed using Replacement Debt to be provided by Aareal Capital Corporation), then, notwithstanding anything in this Agreement to the contrary, but without derogation of any cooperation covenants expressly set forth herein, neither the incurrence of the Replacement Debt, the delivery of the Replacement Debt Documents nor the satisfaction of the Existing Debt Liens and termination of the Existing Debt Documents shall continue to be conditions precedent, or Closing deliverables, for the benefit of Purchaser under this Agreement (and in furtherance thereof, the existence of the Existing Debt Liens and the Existing Debt Documents on or after the Closing shall not constitute a breach of any representation or warranty hereunder or a default hereunder).  Additionally, if Purchaser elects to proceed to Closing under the Existing Debt Extension, then Purchaser shall immediately pay, in immediately available funds, (i) to such holder for the benefit of the Hotel Owner an amount equal to the extension fee required to consummate the Existing Debt Extension, or (ii) if Seller has caused the extension fee to be previously paid, to Seller an amount equal to such extension fee so paid, and for the avoidance of doubt, any election on the part of Purchaser to proceed to Closing by exercising the Existing Debt Extension shall in no event constitute a waiver of the conditions precedent that the Replacement Debt be obtained, that the Existing Debt Liens be satisfied, that the Existing Debt Documents be terminated and/or that the Replacement Debt Documents be delivered as required under this Agreement.

(f)            Ground Lessor Consent and Ground Lessor Estoppel. The lessor under the Ground Lease shall have (i) consented to the sale of the Seller Membership Interests as contemplated hereby and to the extent required by the Ground Lease, the terms of the Replacement Debt (the “Ground Lessor Consent”), and (ii) provided an estoppel certificate which shall not disclose any fact or circumstance materially different from the matters to which Seller represents and warrants pursuant to this Agreement and otherwise in form reasonably acceptable to Purchaser (it being understood and agreed that the lessor shall not be required to provide any certifications or other representations beyond what is required of such lessor pursuant to the terms of the Ground Lease.

(g)           Organizational Consent. Hotel Owner and Minority Owner shall have (i) consented to the sale of the Seller Membership Interests as contemplated hereby to the extent required under the Organizational Documents, (ii) if applicable, fully and irrevocably waived any right of first refusal or similar rights in respect of such sale, unless such rights are not applicable or have lapsed as to the sale of the Seller Membership Interests contemplated hereby without being exercised by such owner, and (iii) shall have provided an estoppel certificate in form reasonably acceptable to Purchaser and which shall not disclose any fact or circumstance materially different from those matters to which Seller represents and warrants pursuant to this Agreement (it being understood and agreed that Minority Owner shall not be required to provide any certifications or other representations beyond what is required of Minority Owner pursuant to the Organizational Documents) and otherwise in form and substance reasonably acceptable to Purchaser (the “Organizational Consent”).

(h)           Manager Consent/Estoppel. The Manager shall have (i) consented to the sale of the Seller Membership Interests as contemplated hereby to the extent required under the Management Agreement, and (ii) provided an estoppel certificate which shall not disclose any fact or circumstance materially different from the matters to which Seller represents and warrants pursuant to this Agreement and otherwise in form reasonably acceptable to Purchaser (it being understood and agreed that the Manager shall not be required to provide any certifications or other representations beyond what is required of the Manager pursuant to the terms of the Management Agreement) (the “Manager Consent and Estoppel”; the Manager Consent and Estoppel together with the Ground Lessor Consent, the Ground Lessor Estoppel and the Organizational Consent, collectively, the “Required Consents”).

(i)            Replacement Documents. Concurrently with the Closing, the Restated Operating Agreement, the Replacement Management Agreement, the Operating Lease and the Operating Lessee LLC Agreement (as each of the foregoing is defined below) shall have been executed and delivered by Operating Lessee, Manager, Minority Owner and Hotel Owner, as applicable.

(j)            Notices.  Seller shall have delivered evidence reasonably satisfactory to Purchaser that Seller has provided notice (the “Union Notice”) of the transactions contemplated hereby pursuant to the terms of that certain agreement, dated September 1, 2010, between Hotel Owner d/b/a Hilton San Diego Bayfront, and International Union of Operating Engineers, Local No. 501, including its subordinate branches, AFL-CIO.

Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser or by Purchaser Closing the transactions contemplated by this Agreement.  The exclusive rights and remedies of Purchaser resulting from a failure of any condition contained in this Section 6.1 are set forth in Section 6.4.

6.2           As to Seller’s Obligations.  The obligation of Seller to consummate the transactions contemplated hereunder at Closing is subject to the satisfaction of the following conditions precedent (unless the failure to satisfy such condition is caused by the default of Seller under this Agreement or unless otherwise waived by Seller in writing):

(a)           Purchaser’s Deliveries.  Purchaser shall have delivered to Escrow Agent the balance of the Adjusted Gross Purchase Price, shall have irrevocably and unconditionally authorized Escrow Agent to deliver the Adjusted Gross Purchase Price to Seller at Closing and shall have delivered all of the documents required of Purchaser pursuant to Section 8.3 on or before the dates required in Section 8.3.  Escrow Agent shall be irrevocably and unconditionally committed to distribute the Adjusted Gross Purchase Price to Seller at Closing in accordance with Seller’s written instructions.

(b)           Representations, Warranties and Covenants; Obligations of Purchaser.  The representations and warranties by Purchaser made in this Agreement shall be true and correct in all material respects as of the Closing Date as if then made; and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.

(c)           Replacement Debt.  The Replacement Debt shall have been obtained by the Hotel Owner concurrently with the Closing pursuant to the terms of the Replacement Debt Documents and the proceeds thereof shall have been applied to repayment or refinancing of the Existing Debt and if applicable, release of the Existing Debt Liens, and if applicable, Purchaser shall have paid the extension fee required under Section 6.1(e).  For the avoidance of doubt, in the event that Purchaser elects, at its sole option, to terminate this Agreement, or to proceed to Closing with Replacement Debt from Aareal Capital Corporation (or its lending syndicate), as set forth in Section 6.1(e), then Purchaser shall have no liability or obligation to pay any extension fee, or any other costs associated with the Existing Debt Extension (except as expressly set forth in Section 8.1).

(d)           Required Consents. The Required Consents shall have been executed and delivered.  Additionally, Seller shall have received written release by Hotel Owner and Minority Owner that releases Seller from any further obligations on a going forward basis following the Closing contemplated hereby  in respect of the Organizational Documents, which release shall be no greater than the release provided by Purchaser to Seller under this Agreement (subject to the same limitations described in this Agreement) and which shall also release Seller from any further obligation to contribute capital or provide other financial accommodations to Hotel Owner and from any further obligations as a member.

Each of the conditions contained in this Section are intended for the benefit of Seller may be waived in whole or in part, in writing, by Seller, or by Seller Closing the transactions contemplated by this Agreement.  The exclusive rights and remedies of Seller resulting from a failure of any condition contained in this Section 6.2 are set forth in Section 6.4.

6.3           Efforts of the Parties.  The parties hereto hereby agree to use commercially reasonable good faith efforts to cause each of the conditions precedent to the obligations of the parties to be fully satisfied, performed and discharged, on and as of the Closing Date (to the extent within such party’s control or ability to influence).  Seller’s obligation to use good faith commercially reasonable efforts with respect to those deliverables constituting conditions precedent which cannot be satisfied by Seller due to limitations on Seller’s authority under the Organizational Documents or applicable law shall only be deemed to require Seller to use such efforts to cause Hotel Owner (to the extent Seller is legally able) to provide reasonable cooperation and assistance to Purchaser in connection with obtaining the Required Consents and the Replacement Debt, provided that such requested cooperation and assistance does not unreasonably interfere with the ongoing business of Hotel Owner.  In any case, nothing herein shall require, or be deemed to require, Seller to incur any liability, commence any litigation or other extraordinary action or incur any out-of-pocket expense, other than de-minimis expenses, to satisfy Seller’s obligations under this Section.

6.4           Failure of Conditions.  If the conditions precedent for the benefit of Purchaser shall fail to be met at or prior to the Closing Date, provided that the same shall not have resulted from the default by Purchaser hereunder (it being understood and agreed that failure to secure the Required Consents shall not, absent the failure to use good faith commercially reasonable efforts, constitute a default on the part of Purchaser hereunder), then Purchaser shall have the right as its sole and exclusive remedy to elect, with such election to be determined in Purchaser’s sole and absolute discretion, (i) to terminate this Agreement by providing written notice thereof to Seller, in which event the Deposit (less the amount of the extension fee related to the Existing Debt Extension that Purchaser is expressly required to pay or reimburse hereunder, which amount shall be paid to Seller) shall be immediately returned to Purchaser and the parties shall have no further rights or obligations under this Agreement except to the extent expressly deemed to survive termination hereof, or (ii) to waive any of the conditions precedent which exist for Purchaser’s benefit at the Closing and to proceed to Closing immediately.  If the conditions precedent for the benefit of Seller shall fail to be met at or prior to the Closing Date, provided that the same shall not have resulted from the default by Seller hereunder (it being understood and agreed that failure to secure any of the deliverables constituting conditions precedent (other than Seller’s delivery of the deliverables required of it under Section 8.2 hereof) shall not in any event constitute a default on the part of Seller under this Agreement unless the same shall have resulted from a failure by Seller to use the efforts described in, and subject to the limitations of, Section 6.3 above), then Seller shall have the right as its sole and exclusive remedy to elect, with such election to be determined in Seller’s sole and absolute discretion, (i) to terminate this Agreement by providing written notice thereof to Purchaser, in which event the Deposit (less the amount of the extension fee related to the Existing Debt Extension that Purchaser is expressly required to pay or reimburse hereunder, which amount shall be paid to Seller) shall be immediately returned to Purchaser and the parties shall have no further rights or obligations under this Agreement except to the extent expressly deemed to survive termination hereof, or (ii) to waive any of the conditions precedent which exist for Seller’s benefit at the Closing and to proceed with Closing.  For the avoidance of doubt, nothing herein contained shall affect the rights and/or remedies of the parties as provided in Article X hereof in the event of a default on the part of Purchaser or Seller under this Agreement.

ARTICLE VII.
COVENANTS OF SELLER AND PURCHASER

From the Effective Date until the earlier of (x) the termination of this Agreement and (y) the Closing, Seller shall comply with the covenants set forth below and which are applicable to Seller; and Purchaser shall comply with the covenants of Purchaser set forth below and which are applicable to Purchaser.

7.1           Intercompany Debt.  Seller covenants that at Closing there shall be no Intercompany Debt owed by Hotel Owner to any Person.

7.2           Ordinary Course Contracts; Other Agreements.  To the extent any of the following events constitute a “Major Decision” or any other decision over which Seller has veto or approval rights under the Organizational Documents or under the Management Agreement on behalf of Hotel Owner (each, a “Seller Decision”), Seller shall refrain from exercising its voting rights as to any such Seller Decision (and shall not affirmatively cause any other Person to exercise such rights) to the extent the decision relates to (1) modifying, amending, terminating, exercising any rights or remedies under or waiving any rights or remedies under any Ordinary Course Contract, or (2) entering into any new Ordinary Course Contracts, in each case, without Purchaser’s prior written consent, unless (a) any such new agreement or proposed modification will not bind Purchaser, Hotel Owner or the Hotel after the Closing, (b) any cancellation, termination or exercise of remedies under any Ordinary Course Contract is the result of a default or failure to perform adequately by the other party thereto, (c) any such new agreement would constitute an Immaterial Contract, or any such modification is made to an Immaterial Contract and after giving effect to such modification such agreement will continue to constitute an Immaterial Contract, or (d) an emergency exists. Notwithstanding the foregoing, Purchaser’s consent to any of the foregoing shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if, within three (3) Business Days following Purchaser’s receipt of Seller’s request, Purchaser fails to provide Seller with a reasonably detailed written description of the reason Purchaser withholds its consent and/or a statement of those changes (if applicable), which, if made, would cause Purchaser to grant its consent (the “Approval Standard”).  Seller shall not authorize a Seller Decision under the Organizational Documents to modify, amend, terminate, cancel, or except in the case of an emergency, exercise any rights or remedies under the Collective Bargaining Agreement, the Ground Lease (other than to the extent such modification, amendment or exercise may be deemed to occur on account of seeking and obtaining the Ground Lessor Consent and Ground Lessor Estoppel), the Existing Loan Documents (unless the same relates to an amendment thereto that assuming the consummation of the transactions contemplated by this Agreement (including the repayment of the Existing Debt), will not be binding upon Purchaser, Hotel Owner or the Hotel after the Closing or relates to obtaining a payoff letter and the related Lien terminations) or the Management Agreement (other than to the extent such modification, amendment or exercise may be deemed to occur on account of seeking and obtaining the Manager Consent and Estoppel or the Replacement Management Agreement), in each case, without Purchaser’s prior written consent which shall not be unreasonably conditioned, withheld or delayed.  Notwithstanding any of the foregoing, if Seller is required to so act to comply with Applicable Law or to avoid being in default of Seller’s existing obligations under the applicable agreement, such consent of the Purchaser shall not be required.

7.3           Replacement Management Agreement/Operating Lease. Purchaser shall use commercially reasonable good faith efforts to execute and deliver, or cause to be executed and delivered, such consents, assignments and/or other instruments as may be required to (1) create an operating lease structure (with such structure being diagramed on Exhibit G attached hereto) pursuant to which Operating Lessee shall operate the Hotel on behalf of Hotel Owner pursuant to a form of operating lease presented by Purchaser and reasonably acceptable to Manager (collectively, the “Operating Lease”), and which Operating Lessee shall be governed by a limited liability company operating agreement presented by Purchaser and reasonably acceptable to Manager (collectively, the “Operating Lessee LLC Agreement”), and (2) assign, or amend and restate, the Management Agreement such that the parties thereto are the Operating Lessee and the Manager, and upon such other terms and conditions as may be reasonably approved by Purchaser and Manager (collectively, the “Replacement Management Agreement”).  Upon Purchaser’s request, Seller agrees to provide reasonable cooperation and assistance in furtherance of the delivery of the Operating Lease, Operating Lessee LLC Agreement and Replacement Management Agreement, provided that neither Seller nor its Affiliates shall be required to make any capital contribution or other advance or to incur any out-of-pocket expense or any liability in connection with the foregoing and that such requested cooperation and assistance does not unreasonably interfere with the ongoing business of Hotel Owner and provided, further, that none of the Operating Lease, the Operating Lessee LLC Agreement or the Replacement Management Agreement shall be effective before the Closing.

7.4           Insurance.  Seller shall exercise commercially reasonable efforts to the extent of its authority to act under the Organizational Documents to cause the Manager to pay all premiums on, and not cancel or voluntarily allow to expire, any of the Hotel Owner’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage (but only to the extent deemed commercially reasonable by the Hotel Owner in good faith or if such replacement decision was made by the Manager in accordance with the terms of the Management Agreement) at least as extensive as the policy or policies being replaced.

7.5           Operation of Hotel Prior to Closing.  Seller covenants and agrees with Purchaser that, to the extent Seller is legally entitled by the powers granted to it under the Organizational Documents and also under the applicable agreement, if any, referenced below and Applicable Law, between the Effective Date and earlier of (x) the date this Agreement is terminated and (y) the Closing Date:

(a)           Seller shall cause Hotel Owner, and shall use commercially reasonable efforts in good faith to cause Manager (to the extent such matters are within the scope of Manager’s duties under the Management Agreement), to operate and maintain, the Hotel in substantially the same manner in which it operated and maintained the Hotel prior to the Effective Date and to make capital improvements to the Hotel in the ordinary course consistent with past practices of Hotel Owner and Manager, subject to any damage by fire or other casualty or condemnation (as to which events, Article IX shall govern and control).  Seller shall not authorize Hotel Owner to conduct any business other than as permitted under the Organizational Documents.

(b)           Seller shall use commercially reasonable efforts in good faith to cause Manager (to the extent such matters are within the scope of Manager’s duties under the Management Agreement) to continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Hotel in generally the same manner as it did prior to the Effective Date; and to cause all Advance Bookings to be booked at rates, prices and charges customarily charged by Manager for such purposes in the Ordinary Course of Business of the Hotel consistent with past practices.

(c)           Subject to the respective rights of Hotel Owner and Manager under the Management Agreement, Seller shall cause Hotel Owner to refrain, and shall use commercially reasonable efforts in good faith to cause Manager to refrain, from removing or causing or permitting to be removed from the Hotel any part or portion of the Improvements or the Personal Property owned by Hotel Owner other than in the Ordinary Course of Business of the Hotel, without the prior written consent of Purchaser, which consent shall be subject to the Approval Standard, unless the same is no longer needed or useful or the same is replaced, prior to Closing, with similar items of at least substantially similar suitability, quality and value, free and clear of any Liens, except the Existing Debt Liens, Liens for purchase money security interests or capital leases incurred in the Ordinary Course of Business (but subject to the restrictions elsewhere set forth in this Agreement) and encumbrances which will be removed or discharged at the Closing. Subject to the rights of Manager under the Management Agreement, the rights of existing lender under the Existing Debt Documents and/or the rights of Ground Lessor under the Ground Lease and the obligations of Hotel Owner thereunder, Seller shall not authorize any material alterations to any of the Improvements, other than as required by applicable law or as contemplated by Exhibit C.

(d)           Seller shall not cause, suffer or permit (in each case, to the extent of Seller’s authority to approve or disapprove the same under the Organizational Documents and/or on behalf of Hotel Owner under the Management Agreement, as applicable,) Hotel Owner to acquire or agree to acquire, any material assets, in each case except in the Ordinary Course of Business of Hotel Owner or except as provided in Section 7.5(a).

(e)           Seller shall not cause, suffer or permit (in each case, to the extent of Seller’s authority to approve or disapprove the same under the Organizational Documents and/or on behalf of Hotel Owner under the Management Agreement, as applicable) Hotel Owner or Manager to enter into any new employment agreements or to materially amend any such agreements, except as required to comply with Applicable Law, the Existing Debt Documents, the Management Agreement or the Ground Lease.  Seller shall not cause any material reduction in Hotel Employees, other than termination of seasonal employees in the Ordinary Course of Business) or any material change in salary, wages or other benefits payable to Hotel Employees other than in the Ordinary Course of Business or as may be required by Applicable Law, the Existing Debt Documents, the Management Agreement or the Ground Lease.

(f)                                    Seller shall not cause, suffer or permit (in each case, to the extent of Seller’s authority to approve or disapprove the same under the Organizational Documents and/or on behalf of Hotel Owner under the Management Agreement, as applicable) Hotel Owner to take any action with respect to, or make any material change in its accounting or Tax policies or procedures, except as may be required by changes in GAAP consistently applied upon the advice of its independent accountants.

(g)                                 Without the consent of Purchaser (which consent shall be subject to the Approval Standard), Seller shall not cause, suffer or permit (in each case, to the extent of Seller’s authority to approve or disapprove the same under the Organizational Documents and/or on behalf of Hotel Owner under the Management Agreement, as applicable) Hotel Owner to make or revoke any Tax election or settle or compromise any material Tax liability, or amend any Tax Return in any material respect, as to Hotel Owner.

(h)                                 Prior to the Closing, Seller shall provide Purchaser with copies of all reports generated by the Manager and delivered to Seller on a periodic basis showing the revenue and expenses of the Hotel, together with such periodic information with respect to room reservations and other bookings, as may be received by Seller from Manager and reasonably requested by Seller.

(i)                                     Seller shall use commercially reasonable efforts to obtain the Required Consents, provided, however, that if Seller is unable to obtain any Required Consent, the same shall not constitute a default on the part of Seller hereunder (without derogation of the rights of Purchaser following failure to satisfy a condition precedent for Purchaser’s benefit).

(j)                                     Seller shall promptly advise Purchaser of any Action concerning or affecting the Hotel, the Seller Membership Interests or the Hotel Owner, of which Seller receives written notice after the Effective Date, where such Action would have a Material Adverse Effect.

(k)                                  Seller shall not cause, suffer or permit (in each case, to the extent of Seller’s authority to approve or disapprove the same under the Organizational Documents and/or on behalf of Hotel Owner under the Management Agreement, as applicable) the creation of any Lien on the Real Property which would survive the Closing, except for the Permitted Exceptions, vendor liens incurred in the Ordinary Course of Business and any other Liens expressly permitted or consented to hereunder.

(l)                                     Seller shall not (i) cause, suffer or permit any amendment or change to the Organizational Documents (other than on account of the Restated Operating Agreement, the Required Consents, the delivery of Notice, Consent and Waiver issued to Manager and Minority Owner on March 10, 2011 in the form previously approved by Purchaser’s counsel or as expressly required by the deliverables under Section 6.1 or 6.2), (ii) cause, suffer or permit Hotel Owner to issue any additional membership interests of any kind or (iii) transfer any Seller Membership Interests in any manner whatsoever, or any transfer or encumbrance of any interests owned by Seller in Hotel Owner.

Seller’s obligation to use good faith commercially reasonable efforts under this Section shall not be deemed to require the payment of any money (other than incurring de minimis expenses), issuance of any default notices, commencement of litigation or any other extraordinary action by Seller, the Hotel Owner or Manager.

7.6                                 Reasonable Inspection.  Prior to Closing, Seller shall continue to afford Purchaser and its agents and representatives reasonable access to the books of account, financial and other records, information, employees and auditors to the extent such items and contact with such Persons relate to the Hotel, the Seller Membership Interests or the Hotel Owner; provided that (i) any such access by Purchaser shall not unreasonably interfere with the conduct of Hotel Owner’s or Seller’s business; (ii) Purchaser shall exercise shall cause its respective agents and representatives to keep the information contained in such records confidential in accordance with this Agreement; and (iii) Seller shall have no obligation to disclose materials (y) which are protected by attorney-client privilege or (z) to the extent the disclosure thereof would violate confidentiality obligations of Seller, Hotel Owner, Manager or any of their respective Affiliates.

7.7                                 Notification of Certain Matters.  Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Sections 6.1 and 6.2 becoming incapable of being satisfied.

ARTICLE VIII.
CLOSING

8.1                                 Closing.  The Closing shall occur on April 15, 2011, or such earlier or later date and time as Seller and Purchaser may mutually agree upon in writing (as such stated date may be extended on a one-time basis as provided below, the “Closing Date”), in either case, with time being of the essence; subject, however, to the right of either Purchaser or Seller, in either of their sole and absolute discretion, to extend the Closing Date as expressly permitted in this Agreement.  Except as otherwise expressly permitted under this Agreement, such date and time may not be extended without the prior written approval of Seller and Purchaser; however, in the event the Ground Lessor Consent and the estoppel certificate described in Section 6.1(f) are not obtained on or before April 12, 2011, then Purchaser shall have the right, in its sole and absolute discretion, to extend the initial Closing Date to May 20, 2011 by delivering written notice of such election to Seller not later than April 12, 2011, and if Purchaser elects to extend the initial Closing Date, then Purchaser shall immediately pay, in immediately available funds, (i) unless the Existing Debt has been paid in full or unless Purchaser has previously paid the extension fee for the Existing Debt Extension in accordance with Section 6.1(e), to the holder of the Existing Debt for the benefit of the Hotel Owner an amount equal to the extension fee required to consummate the Existing Debt Extension, or (ii) if Seller has caused the extension fee to be previously paid, to Seller an amount equal to such extension fee so paid.  As more particularly described below, at the Closing the parties hereto will (x) execute or cause to be executed, or instruct the Escrow Agent to release, all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (y) deliver or cause to be delivered the same to Escrow Agent to the extent not delivered to Escrow Agent on or before the

Effective Date, and (z) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby.  The Closing will occur at the offices of the Escrow Agent, or at such other place as Purchaser and Seller may mutually agree.  At the Closing, Purchaser shall deliver the balance of the cash portion of the Adjusted Gross Purchase Price to Escrow Agent as herein provided.  If the Closing does not occur on the Closing Date as provided in this Section 8.1, the provisions of Section 6.4 and Article X set forth the sole and exclusive rights and remedies of the parties hereto; provided, however, if the Closing does not occur on the Closing Date for any reason (other than a reason to which either Section 6.4 or Article X applies), then this Agreement shall automatically terminate as of the Closing Date and be of no further force or effect, in which event neither Purchaser nor Seller shall have any further rights or obligations under this Agreement (other than the right of Purchaser to receive the Deposit (less the amount of the extension fee related to the Existing Debt Extension that Purchaser is expressly required to pay or reimburse hereunder, which amount shall be paid to Seller) from Escrow Agent), except for such provisions that expressly survive termination of this Agreement.

8.2                                 Seller’s Deliveries.  On or before the Closing Date (unless otherwise expressly provided herein), Seller shall deliver or cause to be delivered to Escrow Agent all of the following instruments, each of which shall have been duly executed by Seller, any applicable Affiliate of Seller, or the applicable counterparty (as the case may be) and shall be dated to be effective as of the Closing Date:

(a)                                  Four (4) original counterparts of each of the Seller Membership Interest Assignment;

(b)                                 One (1) original FIRPTA Certificate with respect to Seller;

(c)                                  A certificate from Seller (which representation shall be deemed a representation made pursuant to and contained in and subject to Article III and shall be subject to the limitations on survival and remedies set forth in Section 10.3) that Seller’s Article III Representations and Warranties are true and correct in all material respects as of the Closing Date as if then made, subject to matters disclosed in such certificate in addition to any matters set forth in the Updated Schedule (it being understood and agreed, for the avoidance of doubt, that any matters disclosed in such certificate shall not affect the conditions precedent existing for Purchaser’s benefit hereunder);

(d)                                 A certificate from Seller representing (which representation shall be deemed a representation made pursuant to and contained in and subject to Article IV and shall be subject to the limitations on survival and remedies set forth in Section 10.3) the Article IV Representations and Warranties are true and correct in all material respects as of the Closing Date as if then made, subject to matters disclosed in such certificate in addition to any matters set forth in the Updated Schedule (it being understood and agreed, for the avoidance of doubt, that any matters disclosed in such certificate shall not affect the conditions precedent existing for Purchaser’s benefit hereunder); and

(e)                                  Such other administrative documents and similar instruments which are reasonably and customarily required by the Title Company, which are reasonably acceptable to Seller and which are not inconsistent with this Agreement (including Section 6.3 hereof) or the other Closing Documents; and

(f)                                    Any other document or instrument specifically required to delivered by Seller pursuant to this Agreement.

8.3                                 Purchaser’s Deliveries.  On or before the Closing Date (unless otherwise expressly provided), Purchaser shall deliver to Escrow Agent the following, duly executed by Purchaser or any applicable Affiliate of Purchaser (as the case may be), and shall be dated to be effective as of the Closing Date:

(a)                                  Four (4) original counterparts of the Seller Membership Interests Assignment;

(b)                                 A certificate representing (which representation shall be deemed a representation made pursuant to and contained in Article V) that all of the representations and warranties of Purchaser set forth in Article V are true and correct in all material respects as of the Closing Date, which certificate shall also restate and remake in its entirety the release and waiver set forth in Section 4.20 of this Agreement as of the Closing Date;

(c)                                  Purchaser shall deliver to Escrow Agent the Unadjusted Gross Purchase Price less the amount of the unapplied Deposit then held by Escrow Agent;

(d)                                 Purchaser shall deliver its counterpart to the Restated Operating Agreement;

(e)                                  Such other and further documents, papers and instruments which are reasonably and customarily required by the Title Company, which are reasonably acceptable to Purchaser and which are not inconsistent with this Agreement or the other Closing Documents; and

(f)                                    Any other document or instrument specifically required to be delivered by Purchaser under this Agreement.

To the extent the delivery of any of the items in Sections 8.2 or 8.3 are conditions precedent to the obligation of a party pursuant to Sections 6.1 or 6.2, and the condition relating to any such item is not satisfied as of Closing, but the party for whose benefit such unsatisfied condition is made elects, nonetheless, to proceed to Closing, the delivery of the item applicable to the unsatisfied condition shall not be required pursuant to the provisions of Sections 8.2 or 8.3.

8.4                                 Actions of Escrow Agent.  On the Closing Date, provided that Escrow Agent has received each of the items described in Section 8.2 and 8.3 and subject to satisfaction of all conditions precedent set forth herein (unless otherwise waived in writing by the party for whose benefit such condition precedent exists), Escrow Agent shall take the following actions in the order indicated below:

(a)                                  Deliver to Seller, in immediately available funds, the Adjusted Gross Purchase Price;

(b)                                 Cause the Title Company to issue to Hotel Owner within ten (10) days after Closing the Title Policy;

(c)                                  Consolidate the executed counterparts of the Seller Membership Interests Assignment, the Replacement Management Agreement, the Restated Operating Agreement, the Operating Lease, and such other documents as are delivered pursuant to Sections 8.2 and 8.3 or otherwise and deliver to each party thereto two (2) duplicate original counterparts of each such fully executed document; and

(d)                                 Deliver to Purchaser the original FIRPTA Certificate executed by Seller.

8.5                                 Closing Costs.  Except as otherwise expressly provided in this Agreement, each party hereto shall pay its own legal fees and expenses.  All transfer, recording, sales, or other similar taxes and surtaxes due with respect to the transfer of the Seller Membership Interests (if any), including, without limitation, any sales, excise and/or use taxes assessed as a result of the transactions contemplated hereby, shall be borne by Purchaser.  The cost for escrow fees of the Escrow Agent, shall be split equally between Purchaser and Seller.  The costs of the Title Policy and the Survey shall be as elsewhere provided herein.  If this Agreement is terminated other than by reason of a default by any party hereto, Purchaser shall pay any costs for the Title Commitment, and Seller shall pay for the Survey.  If this Agreement is terminated by reason of the default of any party, the escrow fees of Escrow Agent and the costs for the Title Commitment and the Survey shall be borne exclusively by the defaulting party.  The provisions of this Section 8.5 shall survive any termination of this Agreement until such time as such costs have been paid or satisfied as set forth in this Section 8.5.

ARTICLE IX.
CASUALTY; CONDEMNATION

9.1                                 Fire or Other Casualty.  Seller shall give Purchaser prompt notice of any fire or other casualty to the Hotel (or any portion thereof) costing more than Five Hundred Thousand Dollars ($500,000) to restore or repair, and the amount estimated by Seller as being required to restore or repair same, and occurring between the Effective Date and the Closing Date of which Seller has actual knowledge.  If the cost of such restoration or repair is less than Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Casualty Threshold”) (as reasonably determined by Hotel Owner’s independent insurer), then no party shall have the right to terminate its obligations under this Agreement by reason thereof and the Closing shall take place without abatement or adjustment of the Unadjusted Gross Purchase Price or the Adjusted Gross Purchase Price and Seller shall have no obligation to repair or restore, or cause Hotel Owner to repair or restore, the Hotel, but Purchaser shall have the right to retain at the Closing all of Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, in each case, for the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, plus Seller shall credit the amount of any deductibles, co-insurance or self-insured amounts under any Insurance Policies related to such proceeds to the Unadjusted Gross Purchase Price.  If the cost of such restoration or repair equals or exceeds the Casualty Threshold, Purchaser shall, as its sole and exclusive remedy, elect, in its sole discretion, to either (i) terminate this

Agreement upon written notice to Seller, in which event (x) the Deposit (less the amount of the extension fee related to the Existing Debt Extension that Purchaser is expressly required to pay or reimburse hereunder, which amount shall be paid to Seller) shall be immediately returned to Purchaser, and (y) all other rights and obligations of the parties hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately, or (ii) proceed to Closing, in which event the succeeding sentence shall apply.  Should Purchaser nevertheless elect to proceed to Closing with respect to the Seller Membership Interests, the Closing shall take place without abatement or adjustment of the Unadjusted Gross Purchase Price or the Adjusted Gross Purchase Price; Seller shall have no obligation to repair or restore, or cause Hotel Owner to repair or restore, the Hotel; and at Closing, Seller shall assign to Purchaser all of Seller’s interest (if any) in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, in each case, for the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, plus Seller shall credit the amount of any deductibles, co-insurance or self-insured amounts under any Insurance Policies related to such proceeds to the Unadjusted Gross Purchase Price.  The provisions of this Section 9.1 supersede any law applicable to the Hotel governing the effect of fire or other casualty in contracts for real property.

9.2                                 Condemnation.  After the Effective Date, Seller shall give Purchaser prompt notice of any notice from a Governmental Authority it actually receives of any taking by condemnation (actual, pending or threatened overtly in writing) of any part of or rights appurtenant to the Real Property.  If such taking could reasonably be expected to result in (i) a loss of market value of the Hotel in excess of the Casualty Threshold, (ii) any loss of any parking rights or rights of ingress or egress to or from any portion of the Hotel that would have a Material Adverse Effect, or (iii) any loss which would not allow for the continued management and/or operation of the Hotel (pursuant to zoning ordinances, existing Authorizations or otherwise) substantially as is currently being owned and operated by Hotel Owner (or for the restoration of the Real Property, the Hotel or any portion thereof to such condition) (in each case, a “Material Condemnation Event”), then Purchaser shall as its sole and exclusive remedy elect, in its sole discretion, to either (1) terminate its obligations under this Agreement by written notice to Seller in which event (i) the Deposit (less the amount of the extension fee related to the Existing Debt Extension that Purchaser is expressly required to pay or reimburse hereunder, which amount shall be paid to Seller) shall be immediately returned to Purchaser, and (ii) all other rights and obligations of the parties hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately, or (2) proceed to Closing, in which event the succeeding sentence shall apply.  If Purchaser does not so elect to terminate its obligations hereunder within two (2) Business Days of the Material Condemnation Event, then the Closing shall take place as provided herein, and Seller shall assign to Purchaser at the Closing all of Seller’s interest (if any) in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the Unadjusted Gross Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (i) any amounts reasonably and actually expended by Seller or Hotel Owner in collecting such sums and (ii) any amounts reasonably and actually used by Seller or Hotel Owner to repair the Hotel as a result of such condemnation in accordance with the terms of this Agreement.  If, prior to the Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Hotel that does not constitute a Material Condemnation Event, then Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof and the Closing shall take place without abatement or adjustment of the Unadjusted Gross Purchase Price or the Adjusted Gross Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest (if any) in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (i) any amounts reasonably and actually expended by Seller or Hotel Owner in collecting such sums and (ii) any amounts reasonably and actually used by Seller or Hotel Owner to repair the Hotel as a result of such condemnation in accordance with the terms of this Agreement.  Provided Purchaser has not exercised its right to terminate this Agreement pursuant to this Section 9.2, Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation.  The provisions of this Section 9.2 supersede any law applicable to the Premises governing the effect of condemnation in contracts for real property.

ARTICLE X.
DEFAULT; TERMINATION RIGHTS; INDEMNITY

Except as otherwise expressly stated in this Agreement, the rights and remedies of Purchaser and Seller in respect of any breach of this Agreement or the Closing Documents or in connection with or related to the transactions contemplated hereby or thereby, whether occurring before or after the Closing, including as to any rights to indemnification related to this Agreement, the Closing Documents, the Organizational Documents or the transactions contemplated hereby or thereby, shall be strictly limited to those contained in this Article X.

10.1                           Default by Seller.  If (i) the Closing does not occur due to Seller’s failure to proceed to Closing notwithstanding the satisfaction (or written waiver by Seller) of all conditions precedent which exist for the benefit of Seller hereunder, (ii) on or before the Closing,  any of the Article III Representations and Warranties or any of the Article IV Representations and Warranties is inaccurate in any material respect when made or deemed made by Seller, or (iii) on or before the Closing, Seller shall be in default in respect of performing its obligations hereunder in any material respect, which, in either case, is not cured within fifteen (15) days after notice thereof from Purchaser (which fifteen (15) day period shall, if necessary, automatically extend the Closing Date to the earlier of (x) the date such default is cured, or (y) expiration date of such fifteen (15) day period), then provided Purchaser shall not otherwise be in default performing any of its obligations hereunder in any material respect (subject to any notice and/or cure rights set forth herein), Purchaser, as its sole and exclusive remedy, shall elect either (in Purchaser’s sole and absolute discretion) (x) to terminate this Agreement, in which event, the Deposit shall be returned to Purchaser, and all other rights and obligations of the parties hereunder shall terminate immediately except to the extent expressly deemed to survive termination; (y) to irrevocably waive such default, nonperformance, inaccuracy or breach and proceed to Closing without reduction in the Unadjusted Gross Purchase Price or the Adjusted Gross Purchase Price; or (z) to commence an action for specific performance (which action for specific performance must be filed in a court of competent jurisdiction and served on Seller within thirty (30) days after the alleged default occurs).  Notwithstanding anything to the contrary contained in this Agreement, if the material default on the part of Seller to which the above provisions of this

Section 10.1 applies arises solely out of a material breach of a representation, warranty or covenant set forth in Sections 3.1 through 3.5, inclusive, Section 4.1, Section 4.3 or Section 7.5(l), or, in the event specific performance is unavailable to Purchaser as a remedy under this Section 10.1 solely due to the fraud of Seller (with such unavailability and any determination of fraud being determined by a final, non-appealable judgment of a court of competent jurisdiction), then, provided Purchaser shall not otherwise be in default in performing any of its obligations hereunder and shall not have breached any of its representations or warranties made pursuant hereto, Purchaser shall, in addition to the rights and remedies described in the immediately preceding sentence (but to the exclusion of any other) have the right to, in Purchaser’s sole and absolute discretion, seek an action to recover its Losses (as defined below); however, in no event may the aggregate amounts payable by Seller pursuant hereto or otherwise ever exceed the Adjusted Gross Purchase Price that would have been payable to Seller at the Closing (which shall be calculated using the formula set forth on Schedule 2.2).

10.2                           Default by Purchaser.

(a)                                  If (i) the Closing does not occur due to Purchaser’s failure to proceed to Closing notwithstanding the satisfaction (or written waiver by Purchaser) of all conditions precedent which exist for the benefit of Purchaser hereunder, or (ii) on or before the Closing, (x) any representations and warranties made by Purchaser hereunder are inaccurate in any material respect when made or deemed made by Purchaser, or (y) Purchaser is in default (other than as described in clause (i)) in respect of performing its obligations hereunder in any material respect, which is not cured within fifteen (15) days after notice thereof from Seller (but such fifteen (15) day period shall not extend the Closing Date and shall not extend beyond the Closing Date), then provided Seller shall not otherwise be in default performing any of its obligations hereunder in any material respect, Seller, as its sole and exclusive remedy, shall elect either:  (x) to terminate this Agreement and receive the Deposit as liquidated damages for breaches occurring prior to the Closing Date, in which event all other rights and obligations of Seller and Purchaser hereunder shall terminate immediately and the parties shall have no further rights or obligations hereunder except to the extent expressly deemed to survive termination hereof; provided, however, that for the avoidance of doubt, the Deposit shall be in addition to and not in lieu of any amounts owed to Seller by Purchaser as a result of indemnities which expressly survive termination of this Agreement; or (y) to commence an action for specific performance (which action for specific performance must be filed in a court of competent jurisdiction and served on Purchaser within thirty (30) days after the alleged default occurs).

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(b)                                 IF SELLER TERMINATES THIS AGREEMENT AS PROVIDED IN CLAUSE (x) OF SECTION 10.2(a) AND RECEIVES THE DEPOSIT, THE PARTIES ACKNOWLEDGE AND AGREE BY INITIALING THIS SECTION 10.2(b) THAT:  (I) IN THE EVENT OF SUCH A DEFAULT, SELLER WILL INCUR CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN; AND (II) THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLER BY REASON OF SUCH A DEFAULT, AND THE DEPOSIT AND INTEREST IS A REASONABLE  AMOUNT UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT, IS NOT INTENDED TO BE A PENALTY IS MADE (PURCHASER ACKNOWLEDGING AND AGREEING THAT PURCHASER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 10.2(b) AND  SUCH CIRCUMSTANCES PRIOR TO ENTERING INTO THIS AGREEMENT AND HAS CONSULTED WITH PURCHASER’S COUNSEL WITH RESPECT THERETO); AND (III) UPON DELIVERY TO ESCROW AGENT BY SELLER OF WRITTEN NOTICE OF ITS ELECTION TO TERMINATE THIS AGREEMENT AS PROVIDED IN CLAUSE (x) OF SECTION 10.2(a) SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT TOGETHER WITH ALL INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES, AND PURCHASER SHALL FORTHWITH INSTRUCT ESCROW AGENT TO RELEASE THE DEPOSIT AND ALL INTEREST EARNED THEREON TO SELLER AND TO RETURN TO SELLER ALL DOCUMENTS AND INSTRUMENTS THERETOFORE DEPOSITED INTO THE ESCROW BY OR ON BEHALF OF SELLER, PROVIDED, HOWEVER, THAT THE DEPOSIT SHALL BE IN ADDITION TO AND NOT IN LIEU OF ANY AMOUNTS OWED TO SELLER BY PURCHASER AS A RESULT OF INDEMNITIES WHICH EXPRESSLY SURVIVE  TERMINATION OF THIS AGREEMENT.

IN FURTHER EVIDENCE OF THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION, SELLER AND PURCHASER HAVE INITIALED BELOW:

SELLER:	PURCHASER:

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10.3                           Surviving Claims.   Any claim for any breach or inaccuracy of a Surviving Representation or any breach of a Surviving Covenant shall survive Closing only for twelve (12) months.  For the avoidance of doubt, the twelve (12) month survival period for Surviving Representations shall be extended for the resolution of such Surviving Claim (defined below) pursuant to the additional time period and procedures set forth in Section 10.3 and 10.4.  Further, for the avoidance of doubt, any claim for any breach or inaccuracy of a representation or warranty set forth in this Agreement or any Closing Document made by Seller or for any breach of a covenant by Seller set forth in this Agreement or any Closing Document (i) that was first discovered on or before Closing (it being understood that, for purposes of determining when the same was first discovered, Purchaser shall not be deemed to have known of a breach of any covenant, representation or warranty unless disclosed in writing to Purchaser in the Disclosure Schedule or the Updated Schedule or unless Purchaser has Actual Knowledge) thereof, or (ii) that has otherwise been expressly waived in writing by Purchaser in Purchaser’s sole and absolute discretion or deemed waived by operation of Purchaser electing to close notwithstanding the disclosure of such breach in the Disclosure Schedule or Updated Schedule or the Actual Knowledge of Purchaser of such breach, shall not survive Closing and shall be forever barred.

Any claim (a “Surviving Claim”) arising out of a breach of a Surviving Representation or a Surviving Covenant shall be forever barred unless Purchaser or Seller, as applicable, as its sole and exclusive remedy for a Surviving Claim, (a) no later than the first anniversary of the Closing Date delivers to Seller (or Purchaser, as applicable) a written notice of the Surviving Claim setting forth the basis for such Surviving Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting same), and (b) no later than three (3) months following the giving of such notice, if the claim has not been resolved by such time, files an action against the Seller (or Purchaser, as applicable) alleging such Surviving Claim in accordance with Section 12.21 hereof.

For a period of one (1) year following the Closing, Seller shall maintain cash and/or other liquid assets and/or have access to a callable line of credit or loan from an Affiliate that when taken together equal the Maximum Amount (as reduced pursuant to Section 10.8) so as to enable Seller to satisfy its indemnification obligations described in this Article X following the Closing. Upon Purchaser’s reasonable request, Seller shall deliver such financials of Seller as may be reasonably required to confirm that Seller has sufficient assets or access to credit to support such post-Closing obligations hereunder.

The provisions of this Section 10.3 shall survive the Closing for a period of twelve (12) months (as the same may be extended to allow for the resolution of any Surviving Claim).

10.4                           Indemnity.

(a)                                  Effective upon the Closing, Seller shall indemnify Purchaser and its officers, directors, employees, agents and representatives (each a “Purchaser Indemnified Party”) and hold each of them harmless against any out-of-pocket damages, costs, liabilities, losses, judgments, Taxes, penalties, fines, expenses or other costs, including reasonable attorneys fees, costs of defense and costs of collection (but not lost profits, consequential damages, punitive damages or any liability for lost profits or the like or any damages or liability based on multiple of profits, multiple of cash flow or similar valuation methodology) incurred by any such Purchaser Indemnified Parties with respect to any Surviving Claim in reliance upon Seller’s compliance with the Surviving Covenant or Surviving Representation as applicable (collectively, “Losses”), provided, however, that (x) no amounts shall be payable by Seller unless and until the aggregate amount otherwise payable by Seller in the absence of this clause exceeds the sum of One Million Dollars ($1,000,000) (the “Deductible”), in which event Seller shall only be liable for the amount in excess of the Deductible, and (y) in no event shall the amount payable by Seller under this Section 10.4(a) exceed, in the aggregate, the Maximum Amount (as reduced pursuant to Section 10.8), except that if any Surviving Claim shall arise out of the actual fraud of Seller (as determined pursuant to a final, non-appealable award rendered in accordance with Section 12.21 against Seller and in favor of Purchaser), the amount payable by Seller in respect of the related Losses shall in no event exceed the aggregate amount of the Adjusted Gross Purchase Price actually received by Seller.

(b)                                 Effective upon the Closing, Purchaser shall indemnify Seller and its officers, directors, employees, agents and representatives (each a “Seller Indemnified Party”) and hold each of them harmless against any Losses incurred by any such Seller Indemnified Party arising from or relating to:  (i) any breach of any of the representations and warranties made by Purchaser in this Agreement; (ii) any breach of the covenants and agreements made by Purchaser in this Agreement or any of the Closing Documents; or (iii) any claim asserted by or on behalf of Purchaser (or initiated by another Person with the express vote, consent or approval of Purchaser) that was released, or purported to be released, pursuant to the terms of Section 4.20 of this Agreement.

(c)                                  For all purposes of this Article X, “Losses” shall be net of (i) any insurance (including the Title Policy, but excluding any self-insured retention program) or other recoveries paid by a third-party (each being a “Collateral Source”) to the Indemnified Party or its Affiliates in connection with the facts, events or circumstances giving rise to the right of indemnification, (ii) any net Tax benefit available to such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including the net present value of any Tax benefit arising in subsequent taxable years), and (iii) any accruals or reserves on the most recent Financial Statements that specifically relate to the matter(s) for which indemnification is claimed.  Each Indemnified Party shall seek full recovery of any Losses from all Collateral Sources covering such Losses to the same extent as they would if such Losses were not subject to indemnification hereunder, it being understood and agreed, however, that the same shall not constitute a condition to, and no exhaustion of remedies or other proof of same shall be required prior to, the exercise by any party of its rights to be indemnified under this Agreement.  Purchaser shall not cause any Insurance Policies in effect for periods prior to the Closing to be terminated or canceled for a period of twelve (12) months following the Closing (as the same may be extended to provide for the resolution of any Surviving Claims).  An Indemnitor shall be subrogated to all rights of each Indemnified Party in respect of any Losses indemnified by such Indemnitor.

(d)                                 All indemnification payments made pursuant to this Article X shall be treated as adjustments to the Adjusted Gross Purchase Price for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

(e)                                  Each Person entitled to indemnification hereunder shall take all commercially reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith (it being understood and agreed that the same shall not, nor shall any proof of same, constitute a condition to the exercise by any party of its rights to exercise its remedies hereunder).

(f)                                    From and after the Closing, the indemnification provided by Section 10.4 shall be the sole and exclusive remedy for any losses of any Indemnified Party with respect to any breach or failure in performance of any representations, warranties, covenants or agreements made by any Indemnitor in this Agreement or in any Closing Document.

(g)                                 The terms of this Section 10.4 shall survive the Closing for a period of twelve (12) months (as the same may be extended to provide for resolution of any Surviving Claim).

10.5                           Indemnification Procedures.    Upon the occurrence of any event giving rise to a claim for indemnification (an “Indemnification Claim”) under any provision of this Agreement or any Closing Document, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the other party (the “Indemnitor”) of such Indemnification Claim and provide the Indemnitor with copies of any documents describing or otherwise bearing on the subject matter of such indemnification obligation; provided, however, that the failure to notify Indemnitor shall not relieve Indemnitor from any liability which Indemnitor may have under the Indemnification Claim except to the extent that it has been materially prejudiced by such failure.  Indemnitor shall be entitled to participate in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party.  After notice from the Indemnitor to the Indemnified Party of its election to assume the defense of such claim, action, suit or proceeding, Indemnitor shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except as provided in the following sentence.  The Indemnified Party shall have the right to employ separate counsel in any such claim, action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnitor in writing, (ii) there is, in the reasonable opinion of independent counsel, a conflict concerning any material issue between the position of the Indemnitor and the Indemnified Party, in which case if the Indemnified Party notifies Indemnitor in writing that it elects to employ separate counsel at the expense of Indemnitor, then Indemnitor shall not have the right to assume the defense of the claim, action, suit or proceeding on behalf of the Indemnified Party, but in such event the Indemnitor shall not be required to pay the charges and expenses of counsel other than the reasonable, documented and out-of-pocket fees and expenses of (i) counsel retained by Indemnitor to assume the defense of one or more Indemnified Parties and (ii) one separate counsel retained by all other Indemnified Parties.  Nothing set forth herein is intended to or shall impair the right of any Indemnified Party to retain separate counsel at its own expense.  If the Indemnitor does not elect to engage attorneys or other persons to defend against such claim, action, suit or proceeding, the Indemnitor shall pay the reasonable, documented and out-of-pocket fees and expenses of such attorneys and other persons as are engaged by the Indemnified Party on a current basis within thirty (30) days after submission of invoices or bills therefor, provided that the Indemnified Party shall promptly repay to the Indemnitor the amount of any such charges and expenses if it is ultimately determined that the Indemnified Party was not entitled to be indemnified in connection with such matter.  The Indemnitor will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim, unless (i) Indemnitor shall have given the Indemnified Party reasonable prior written notice thereof and shall have obtained an unconditional release of the Indemnified Party from all liability arising out of such claim, action, suit or proceeding, (ii) there shall be no admission of any civil or criminal liability in respect of any Indemnified Party, and (iii) the Indemnitor reaffirms in writing its indemnity obligations hereunder regardless of Applicable Laws to the contrary.  As long as Indemnitor has complied with its obligations to defend and indemnify in all material respects, Indemnitor shall not be liable for any settlement made by the Indemnified Party without the consent of Indemnitor (and in no event shall such settlement include any admission of any civil or criminal liability in respect of the Indemnitor or the Indemnified Party), and in any other case, the Indemnified Party will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim, unless (i) the Indemnified Party shall have given the Indemnitor reasonable prior written notice thereof and shall have obtained an unconditional release of the Indemnitor and the Indemnified Party from all liability arising out of such claim, action, suit or proceeding, and (ii) there shall be no admission of any civil or criminal liability in respect of the Indemnitor.  The terms of this Section 10.5 shall survive the Closing for a period of twelve (12) months (as the same be extended to allow for resolution of any Surviving Claim).

10.6                           Exercise of Elective Rights.  Whenever this Agreement permits Seller or Purchaser to make an election between certain rights, which include a right to terminate this Agreement, following the occurrence of a specified event hereunder (such as, for example, in the case of a casualty event that exceeds the Casualty Threshold) and a time period for making such election is not otherwise specified in this Agreement, such election shall be exercisable by written notice to other party not later than the fifth (5th) Business Day (or such shorter period so as to permit the Closing to occur not later than the Closing Date, time being strictly of the essence) after the occurrence of the event that gave rise to the rights to make such election.  If a party fails to make such an election within the time period set forth herein or elsewhere in this Agreement, then unless otherwise expressly provided in this Agreement, such party shall be deemed to have made the election to terminate this Agreement, in which event, the Deposit (less the amount of the extension fee related to the Existing Debt Extension that Purchaser is expressly required to pay or reimburse hereunder, which amount shall be paid to Seller) shall be returned to Purchaser (or, if Section 10.2(a) is applicable, Seller) and the parties shall have no further rights or obligations under this Agreement except as expressly set forth hereunder.

10.7                           Seller Termination Right.  Notwithstanding anything to the contrary contained in this Agreement, in the event that following the initial Closing Date, the Closing has not occurred for any reason on or before the date which is ten (10) days prior to the then applicable maturity date of the Existing Debt, then Seller shall have, at its sole option, the right to terminate this Agreement by delivering written notice of its election to Purchaser, in which event upon such election, the Deposit (less the amount of the extension fee related to the Existing Debt Extension that Purchaser is expressly required to pay or reimburse hereunder, which amount shall be paid to Seller) shall be immediately returned to Purchaser and the parties shall have no further rights or obligations under this Agreement except to the extent the same expressly survive termination hereof (it being understood and agreed that such failure of the Closing to occur within the time period set forth in this paragraph shall not constitute a Purchaser default hereunder and that Section 10.6 shall not apply in respect of Seller’s right to terminate under this paragraph).

10.8                           Reimbursement for Certain Litigation Costs.  Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this Article X, in the event that Purchaser actually incurs any documented, reasonable, out-of-pocket cost or expense after the Closing on account of the litigation described in Schedule 4.8 attached hereto (the “Pre-Existing Litigation”; and such costs and expenses in respect of the Pre-Existing Litigation being collectively, “Pre-Existing Litigation Costs”), then Seller shall, within fifteen (15) Business Days following receipt of written notice from Purchaser requesting reimbursement (which written notice shall be accompanied by reasonable back-up documentation related to and evidencing such payment), reimburse Purchaser for such documented Pre-Existing Litigation Costs.  Seller shall be entitled to participate in any pending or threatened claim, action, suit or proceeding in respect of the Pre-Existing Litigation and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to Seller (provided that any such defense or settlement shall be subject to the applicable limitations set forth below); and without limiting the foregoing, if requested by Seller, Purchaser shall, and shall cause Hotel Owner, Manager and other Persons (to extent of Purchaser’s powers in respect of such Persons) to, use commercially reasonable efforts to cooperate to enable Seller to initiate claims or proceedings in respect of applicable third-parties having obligations or liability related to the Pre-Existing Litigation for contribution, indemnification and/or reimbursement, provided that (i) in connection with such commercially reasonable efforts, Purchaser shall not be required to incur out-of-pocket costs or expenses or additional liability on account of such efforts that Seller has not agreed to reimburse Purchaser for and the same shall not unreasonably interfere with Purchaser’s ordinary course of business, and (ii) in connection with such claims or proceedings related to third-parties, Purchaser shall retain its rights to have separate counsel as provided elsewhere in this paragraph.  After notice from Seller to Purchaser of its election to assume the defense of such claim, action, suit or proceeding, Seller shall not be liable to Purchaser for any legal or other expenses subsequently incurred by Purchaser in connection with the defense thereof except as provided in the following sentence.  Purchaser shall have the right to employ separate counsel in any such claim, action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Purchaser unless (i) the employment thereof has been specifically authorized by Seller in writing, (ii) there is, in the reasonable opinion of independent counsel, a conflict concerning any material issue between the position of Seller and Purchaser, in which case if the Purchaser notifies Seller in writing that it elects to employ separate counsel at the expense of Seller, then Seller shall not have the right to assume the defense of the claim, action, suit or proceeding on behalf of Purchaser, but in such event Seller shall not be required to pay the charges and expenses of counsel other than the reasonable, documented and out-of-

pocket fees and expenses of counsel retained by Purchaser to assume the defense.  Nothing set forth herein is intended to or shall impair the right of Purchaser to retain separate counsel at its own expense.  As long as Seller has complied with its obligations under this paragraph in all material respects, Seller shall not be liable for any settlement of any Pre-Existing Litigation made without Seller’s consent (which consent will not be unreasonably withheld, and in no event shall such settlement include any admission of any civil or criminal liability in respect of Seller, Manager, Purchaser, Hotel Owner or any of their respective Affiliates, agents or employees), and in any other case, Purchaser shall not, nor shall authorize Hotel Owner, Manager or any other Person to (to extent Purchaser has such rights in respect of such Persons), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of any Pre-Existing Litigation, unless (i) Purchaser shall have given Seller reasonable prior written notice thereof and shall have obtained an unconditional release of Seller, Manager, Purchaser and Hotel Owner from all liability arising out of such claim, action, suit or proceeding, and (ii) there shall be no admission of any civil or criminal liability in respect of Seller, Manager, Purchaser, Hotel Owner or any of their respective Affiliates, agents or employees.  At Seller’s sole option, Seller may request that Purchaser consent to, and authorize and to the extent of its powers under the Organizational Documents and under the Management Agreement acting through the Hotel Owner, cause, the Hotel Owner and Manager to, settle any pending or threatened claim, action, suit or proceeding in respect of the Pre-Existing Litigation, so long as (i) Seller will obtain an unconditional release of Purchaser, Manager and Hotel Owner from all liability arising out of such claim, action, suit or proceeding, (ii) there will be no admission of any civil or criminal liability in respect of Seller, Purchaser, Manager, Hotel Owner or any of their respective Affiliates, agents or employees, and (iii) Seller shall agree to pay the amounts required of it under the related settlement agreement, and upon the request of Seller made in accordance with this sentence, Purchaser shall act as so requested.

Purchaser shall take all commercially reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith (it being understood and agreed that the same shall not, nor shall any proof of same, constitute a condition to the exercise by any party of its rights to exercise its remedies hereunder).

The Pre-Existing Litigation Costs (other than in respect of the Wage Dispute Matter) payable under this paragraph shall not be included in the calculation of the Maximum Amount for purposes of Section 10.4.  In no event shall the amount payable by Seller under this Section 10.8  in respect of the Pre-Existing Litigation Costs for the Wage Dispute Matter exceed, in the aggregate, the sum of (i) the Maximum Amount, minus (ii) the sum of all Pre-Existing Litigation Costs for the Wage Dispute Matter and all Losses paid by Seller hereunder; and the Pre-Existing Litigation Costs in respect of the Wage Dispute Matter shall automatically reduce on a dollar-for-dollar basis the Maximum Amount for all purposes of this Agreement.  Seller shall have no obligation to pay any Pre-Existing Litigation Costs that were incurred ninety (90) days or more before the date on which Purchaser notified Seller thereof.  The payments required under this paragraph shall be treated as adjustments to the Adjusted Gross Purchase Price for Tax purposes.

The terms of this Section 10.8 shall survive the Closing for the period (x) to provide for resolution for such Pre-Existing Litigation matter for which the appropriate proceeding was commenced within the applicable statute of limitations period, or (y) if such limitations period has not expired for such Pre-Existing Litigation matter, until the expiration of the applicable statute of limitations period).

10.9                           Recovery on Account of Pre-Existing Litigation.  If, on or after the Closing Date, Hotel Owner, Purchaser, any Affiliate of Purchaser or any other Purchaser Indemnified Party receives any payment or other recovery in respect of any Pre-Existing Litigation (other than from Seller) in respect of amounts paid by Seller hereunder after the Closing or in respect of amounts paid by Hotel Owner on or before the Closing, then, promptly, but in no event less than ten (10) days after the receipt thereof, Purchaser shall (or shall cause the recipient thereof to extent of its applicable rights, if such recipient is Hotel Owner, an Affiliate of Purchaser or a Purchaser Indemnified Party other than Purchaser, to) remit to Seller in immediately available funds, without offset, setoff or counterclaim of any kind, an amount equal to the amount of such payment or recovery (or in the case where Hotel Owner receives such payment or recovery, an amount equal to 75% of such payment or recovery); it being understood and agreed, however, that the same shall not constitute a condition to, and no exhaustion of remedies or other proof of same shall be required prior to, the exercise by Purchaser of its rights under Section 10.8.  The terms of this Section 10.9 shall survive the Closing.

ARTICLE XI.
TAX MATTERS

11.1                           Tax Return

(a)                                  Seller shall prepare, or shall cause to be prepared, and shall file or cause to be filed, all income Tax Returns (including, but not limited to, IRS Form 1065 [U.S. Return of Partnership Income] and California Form 565 [Partnership Return of Income] for the period from January 1, 2011, through the Closing Date) of the Hotel Owner for taxable years that end on or before the Closing Date, and all other Tax Returns the due date of which is before the Closing Date.  Purchaser shall cooperate, and cause the Hotel Owner to cooperate, with the reasonable requests of the Seller in connection with the filing of any such Tax Return, including, without limitation, the execution of any such Tax Return (provided that such Tax Return is complete in all material respects and there is a reasonable basis for the positions taken in such Tax Return) or of any other document required to be filed with any Taxing Authority in connection therewith.  Except as required by Applicable Law, such Tax Returns shall be prepared in a manner that is consistent with past practice.

(b)                                 Seller shall prepare or cause to be prepared, and Seller shall file or cause to be filed, all Tax Returns (including, but not limited to, IRS Form 1065 [U.S. Return of Partnership Income] and California Form 565 [Partnership Return of Income] for the period from January 1, 2011, through the Closing Date) of the Hotel Owner for tax periods that (i) begin before and end after the Closing Date or (ii) end on or before the Closing Date and have due dates after the Closing Date.  Except as required by Applicable Law, such Tax Returns shall be prepared in a manner that is consistent with past practice (and, for the avoidance of doubt, Purchaser shall not have assumed, and shall not be deemed have assumed, any tax liability on account of any period ending prior to the Closing Date).

(c)                                  Seller and Purchaser shall each deliver to the other draft forms of any Tax Returns, including amended Tax Returns, prepared by it or at its direction for filing after the Effective Date and covering any period beginning before the Closing Date, at least fifteen (15) days before the due date thereof for the review of such other party.  The parties shall in good faith attempt to resolve any differences in the positions taken on such Tax Returns in the event of a dispute or disagreement.  This provision shall not apply to Tax Returns that are generally required to be filed for quarterly or shorter periods unless (i) the party who is not responsible for preparing or causing such return to be prepared specifically requests that a copy of such Tax Return be provided and (ii) such Tax Return is of a type that Seller customarily reviewed before it was filed.

(d)                                 Purchaser shall be responsible for paying all Taxes due and owing with respect to the Seller Membership Interests attributable to any period from and after the Closing Date.

(e)                                  Purchaser shall not, nor permit Hotel Owner to (to the full extent of Purchaser’s authority under the Restated Operating Agreement or Replacement Management Agreement), amend any income Tax Return for any period ending prior to the Closing Date without the written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion.

11.2                           Contests.  For purposes of this Agreement, a “Contest” is any audit, court proceeding or other dispute with respect to any tax matter that affects the Hotel Owner.  Unless Purchaser has previously received written notice from Seller of the existence of such Contest, Purchaser shall give written notice to Seller of the existence of any Contest relating to a Tax matter arising in a period ending on or before the Closing Date within ten (10) days from the receipt by Purchaser of any written notice of such Contest, but no failure to give such notice shall relieve the Seller of any liability hereunder, except that any additional Taxes owing on account of such failure shall be payable by Purchaser.  Unless Seller has previously received written notice from Purchaser of the existence of such Contest, Seller shall give written notice to Purchaser of the existence of any Contest for which Purchaser has responsibility within ten (10) days from the receipt by Seller of any written notice of such Contest.  Purchaser, on the one hand, and Seller, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any Contest.  Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, Tax Returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files (excluding items (x) which are protected by attorney-client privilege or (z) to the extent the disclosure thereof would violate confidentiality obligations of Seller, Purchaser or any of their respective Affiliates).  If Seller could be liable for any Tax resulting from such Contest, Seller shall, at its election, have the right to represent the Hotel Owner’s interests in any Contest relating to a Tax matter arising in a period ending on or before the Closing Date, to employ counsel of its choice at Seller’s expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that Purchaser shall have the right to consult with the Seller regarding any such Contest that may affect the Hotel Owner for any periods ending after the Closing Date at Purchaser’s own expense; and provided, further, that any settlement or other disposition of any such Contest, may only be with the consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed.

11.3                           Survival.  Notwithstanding anything contained herein to the contrary, all obligations under this Article XI shall survive the Closing hereunder and continue until 90 days following the expiration of the period of limitations applicable to the related Tax, unless if such Tax is assessed, continue further until the day after the last day in which the Tax can be contested if the Tax has not been contested, or until the completion of the contest if the Tax has been contested.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

12.1                           Completeness; Modification.  Except as otherwise expressly provided herein, this Agreement, and the Closing Documents constitute the entire agreement between the parties hereto, and supersede all prior discussions, understandings, agreements and negotiations between the parties hereto with respect to the transactions contemplated hereby.  This Agreement may be modified only by a written instrument duly executed and delivered by the party/ies to be bound thereby.

12.2                           Assignments.  None of Purchaser or Seller may assign their respective rights hereunder without the prior written consent of the other parties hereto, and any such assignment shall not relieve the assignor of its obligations under this Agreement.

12.3                           Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4                           Days.  If any action is required to be performed, or if any notice, consent or other communication is given, on a day other than a Business Day, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first Business Day following such non-Business Day.  Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not Business Days.

12.5                           Governing Law.  This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of New York.  To the fullest extent permitted by law, the parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto against any other party in respect of any matter arising out of or in connection with this Agreement.  All disputes, litigation, proceedings or other legal actions by a party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall, subject to the provisions of Section 12.21 hereof, be instituted in the courts of the State of New York sitting in New York County, New York, or of the United States sitting in the Southern

District of New York, New York.  Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States sitting in the Southern District of New York, New York in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement.  Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by mailing a copy of such process or summons in the manner required by applicable law.

EACH OF SELLER AND PURCHASER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OF THE OTHERS ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTION WITH THIS AGREEMENT OR ANY CLOSING DOCUMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY IN CONNECTION HEREWITH.

THE PROVISIONS OF THIS SECTION 12.5 SHALL SURVIVE TERMINATION OF THIS AGREEMENT AND THE CLOSING.

12.6                           Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signature on behalf of each party hereto appear on each counterpart hereof.  All counterparts hereof shall collectively constitute a single agreement.  Signatures delivered by electronic transmission shall have the same valid and binding effect as original signatures.

12.7                           Severability.  If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law, unless such severance would cause a materially adverse economic result to the party against whom this Agreement is sought to be enforced.

12.8                           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission (provided a copy is also sent the same day by overnight courier), sent prepaid for next Business Day delivery by Federal Express (or a comparable overnight delivery service), at the addresses and with such copies as designated below.

If to Seller:

Patton Boggs LLP 2550 M Street, NW Washington, D.C. 20037 Attention: Richard M. Stolbach Facsimile: (202) 457-6315

and:	Patton Boggs LLP 2000 McKinney Avenue, Suite 1700 Dallas, Texas 75201 Attention: Eric Kimball Facsimile: (214) 758-1550

If to Purchaser:	Sunstone Park, LLC c/o Sunstone Hotel Investors 120 Vantis, Suite 350 Aliso Viejo, CA 92656 Attn: Ken Cruse Facsimile: 949-330-4057

and:	Gibson, Dunn & Crutcher, LLP 333 South Grand Avenue Los Angeles, California 90071 Attn.: Michael Sfregola, Esq. Facsimile: (213) 229-6558

If to Escrow Agent:	First American Title Insurance Company 5 First American Way Santa Ana, California 92707 Attn.: Patty Beverly Facsimile: 877-372-0260

Any party hereto may change its address or designate different or other Persons to receive copies by notifying the other parties and Escrow Agent in a manner described in this Section 12.8.  Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

In the case of any notice or communication which by the terms of this Agreement will result in an automatic consequence (such as a deemed approval or termination) after a specified period in the absence of a response or other action by the recipient, such notice shall expressly state that such consequence will occur after such specified period in the absence of such response or action.

12.9                           Escrow Agent.  Escrow Agent referred to in the definition thereof contained in Article I has agreed to act as such for the convenience of the parties without fee or other charges payable hereunder for such services as Escrow Agent.  Escrow Agent shall not be liable:  (i) to any of the parties for any act or omission to act, except for its own negligence or willful misconduct; (ii) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (iii) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (iv) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; and (v) for the default, error, action or omission of either party to the escrow.  Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine.  In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in New York, New York, and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability with respect to the Deposit as Escrow Agent hereunder.  Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

12.10                     Incorporation by Reference.  All of the exhibits and schedules hereto are by this reference incorporated herein and made a part hereof.

12.11                     Further Assurances.  Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including without limitation (i)  the obtaining of all necessary consents, approvals or waivers from third parties, and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, but which are not inconsistent with this Agreement and which do not materially increase, decrease or otherwise materially affect the rights and obligations of Purchaser or Seller hereunder or otherwise.

12.12                     No Partnership.  This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and buyer specifically established hereby.

12.13                     Time of Essence.  Time is of the essence with respect to every provision hereof.

12.14                     Press Releases.  Seller, on the one hand, and Purchaser, on the other hand, hereby covenants that it shall not issue any press release or public statement (or modify or amend any previously issued press release or public statement) with respect to the transactions contemplated by this Agreement without the prior consent of the other parties hereto, except to the extent required by Applicable Law or the regulations of the Securities and Exchange Commission or stock exchange.  The provisions of the preceding sentence shall terminate immediately upon the Closing. Following the Closing, in no event shall any press release or public statement by Purchaser disclose the identity of, or other identifying information in respect of, any direct or indirect owner of Seller without the prior written consent of Seller, and vice-versa, provided that in any event, each party shall give the other party prior notice of any proposed press release.  Each party grants its consent to the issuance of a press release in substantially the same form as Exhibit H (it being understood and agreed that any changes thereto that would disclose any information about Seller shall require Seller’s prior written approval) upon the Closing.  The provisions of this Section shall survive the termination of this Agreement and the Closing.

12.15                     Exculpation of Certain Persons.  The individual signatories for the parties hereto are executing this Agreement in their capacities as representatives of such parties and not individually.  Therefore, none of them and no owner or any Affiliate of any party hereto shall have any personal or individual liability of any kind or nature in connection with the execution or performance of this Agreement and the documents contemplated by it.  No natural Person specifically named in respect of defining what constitutes “Seller’s Knowledge” or Purchaser’s “Actual Knowledge” shall have any personal or individual liability of any kind or nature in connection with the execution of this Agreement and the documents contemplated by this Agreement.  The provisions of this Section shall survive the termination of this Agreement and the Closing.

12.16                     Rules of Construction.  The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:

Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

References to “including” shall mean “including without limitation”.

The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

12.17                     No Recording.  Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded, other than upon and to give public notice of the filing of an action for specific performance of this Agreement pursuant to Section 10.2(a).

12.18                     No Recourse.  Notwithstanding anything contained in this Agreement or any Closing Document to the contrary or any rights of Purchaser at law or in equity, in the event of any default or breach by Seller under this Agreement or any Closing Document, Purchaser’s remedies (in addition to being subject to the limitations set forth in Article X) shall in all events be restricted to enforcement of its rights against the property and assets of Seller, and no recourse shall be had to any of the direct or indirect partners, members or shareholders of Seller personally or to any property and assets of any of such members, partners or shareholders of Seller.  Notwithstanding anything contained in this Agreement or any Closing Document to the contrary or any rights of Seller at law or in equity, in the event of any default or breach by Purchaser under this Agreement or any Closing Document, Seller’s remedies (in addition to being subject to the limitations set forth in Article X) shall in all events be restricted to enforcement of its rights against the property and assets of Purchaser, and no recourse shall be had to any of the direct or indirect partners, members or shareholders of Purchaser personally or to any property and assets of any of such members, partners or shareholders of Purchaser.  The provisions of this Section shall survive the termination of this Agreement and the Closing.

12.19                     Delivery of Materials.  Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller the Due Diligence Materials provided to Purchaser by or on behalf of Seller, Hotel Owner or the Manager, including copies thereof in any form whatsoever, including electronic form, along with, at Seller’s expense, copies of any and all tests results and studies of the Hotel performed by or on behalf of Purchaser, excluding any confidential or proprietary information or valuation or financial modeling.  The obligations of Purchaser under this Section 12.19 shall survive any termination of this Agreement for a period of sixty (60) days following termination (as it may be extended by the number of days Seller is legally prohibited from exercising any rights under this Section).

12.20                     Confidentiality.  Purchaser and Seller shall each maintain as confidential any and all information and material obtained about the other or its Affiliates which is furnished to it by or on behalf of the other in connection with this Agreement, and such obligation shall survive any termination of this Agreement and shall survive Closing.  Purchaser and Seller shall each maintain as confidential the terms of this Agreement and the Closing Documents, and such obligation shall survive any termination of this Agreement but such obligation shall terminate at the Closing (subject to the restrictions set forth in Section 12.14 hereof).  Purchaser shall maintain as confidential any and all information and material about the Hotel (as opposed to information related to Seller or its Affiliates, which shall remain subject to the confidentiality provisions hereof even after the Closing) which is furnished to it by or on behalf of Seller or its Affiliates, and such obligation shall survive any termination of this Agreement but shall terminate at Closing.  Notwithstanding the foregoing, confidential information shall not include information and material which (i) becomes generally available to the public other than as a result of a disclosure prohibited by this Section 12.20, (ii) is known to Purchaser or Seller, as the case may be, on a non-confidential basis, prior to its receipt of such information and material from the other, or (iii) becomes available to Purchaser or Seller, as the case may be, on a non-confidential basis from a source other than the other who is not known Purchaser or Seller, as applicable, to be prohibited from disclosing the same.  Notwithstanding the foregoing, (i) each of Purchaser and Seller may disclose confidential information to its employees, agents or advisors, and to potential investors or lenders, in each case on a need-to-know basis after, the recipients of the information have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 12.20; (ii) each of Purchaser and Seller may disclose confidential information as may be required by law, regulation or other applicable judicial or governmental order or legal process, provided that with respect to this clause (ii), such disclosing Person will, to the extent permitted by law, provide the other

Person with prompt written notice of any request pursuant to such requirement so that such other Person may seek a protective order or other remedy, provided, further, that with respect to this clause (ii) such disclosing Person, as applicable, shall cooperate with such other Person in a commercially reasonable manner in obtaining any such protective order or other remedy (at no out-of-pocket cost, expense or other liability to such cooperating Person), and provided, further, that with respect to this clause (ii), if no such protective order or other remedy is obtained, such disclosing Person may disclose only that portion of such information that its legal counsel reasonably advises is legally required to be disclosed, and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such information that is disclosed; (iii) as required to obtain the Required Consents, (iv) each of Purchaser and Seller may disclose confidential information as Purchaser and Seller may otherwise agree in writing, and (v) Purchaser may disclose confidential information as the same may be required in order to comply with applicable securities laws and regulations and as required on account of Purchaser being a publicly held company, but, in each case, subject to the restrictions set forth in Section 12.14 regarding the disclosure of Seller’s name, identity or other identifying information without the prior written consent of Seller.  Without limiting the foregoing, Purchaser hereby assumes and ratifies all obligations of Purchaser or any Affiliate of Purchaser in respect of any existing confidentiality or non-disclosure agreement previously entered into by Purchaser or an Affiliate of Purchaser in respect of the transactions contemplated hereby, it being understood and agreed, however, that in the event of any inconsistency between the terms of this Agreement and the terms of such prior agreement(s) with respect to the scope of confidential information, the rights of the parties to disclose confidential information or termination of any such confidentiality obligation, the terms of this Section 12.20 shall govern in all respects.  In addition to any other remedies available to Seller and Purchaser, (i) Seller and Purchaser each recognize and affirm that in the event of a breach of this Section 12.20 by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law, and (ii) accordingly, each shall have the right to seek (without the posting of any bond or other security) equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its representatives in order to enforce the provisions of this Section 12.20.

12.21                     Arbitration.

(a)                                  Except with respect to (i) any action for specific performance where expressly provided for herein, (ii) any action for damages as provided in Article X hereof in the event specific performance is unavailable, (iii) for the matters set forth in Section 2.2(b), (iv), where a third party is involved who is not bound by the arbitration provisions set forth in this Section 12.21, or (v) in order to enforce a decision and award rendered pursuant to this Section 12.21, any dispute, controversy, or claim under this Agreement shall be resolved solely and exclusively by binding arbitration action.  Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration is made as modified by the terms of this Section 12.21, and the provisions of this Section.  In the event of a conflict between the provisions of this Section and the Commercial Arbitration Rules, the provisions of this Section shall govern and control.

(b)                       Any dispute, controversy, or claim shall be deemed submitted to arbitration under this Section upon the filing with the New York, New York office of the American Arbitration Association and delivery to the parties hereto of a written demand for arbitration, which demand shall describe in reasonable detail the facts and legal grounds forming the basis for the claim and any request for relief.  The arbitration shall be conducted before a sole arbitrator who is mutually agreeable to the parties.  If the parties cannot mutually agree upon the selection of an arbitrator, then a panel of three (3) arbitrators shall be selected in accordance with the rules of the then-effective Commercial Arbitration Rules of the American Arbitration Association.  Notwithstanding the foregoing, in all events, the parties shall have the right to request that the arbitrator (or at least two (2) of the three (3) arbitrators if Purchaser and Seller cannot agree) possess real estate or other experience relevant to assets similar to the Hotel and the Seller Membership Interests. The arbitration shall be held in New York County, New York, or at another location if agreed to by all parties. The arbitration procedure shall allow for discovery, hearings and cross-examination.

(c)                        The decision and award of the arbitrator or the panel, as the case may be, shall be in writing, shall be final, conclusive, and binding on the parties, and counterpart copies thereof shall be delivered to each of the parties.  All direct and reasonable costs of the arbitration proceeding, including compensation of the arbitrator or panel but excluding any compensation paid to counsel, agents, employees, and witnesses of either party, shall be borne equally by the parties or as the arbitrator or panel shall determine.

(d)                       The arbitrator conducting any arbitration shall be bound by the provisions of this Agreement and the Closing Documents and shall not have the power to add to, subtract from, or otherwise modify such provisions.  The arbitrator shall consider only the specific issues submitted to it for resolution.  Each of the parties to the arbitration shall sign all documents and to do all other things reasonably necessary to submit any such matter to arbitration and shall, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an “award” by the arbitrator within the meaning of the American Arbitration Association rules and applicable law.

(e)                        The provisions of this Section 12.21 shall survive any termination of this Agreement and the Closing.

12.22                     Post-Closing Access to Books and Records.  After Closing, Purchaser shall afford Seller and its agents and representatives reasonable access to (a) its (and to the extent of its  powers, Hotel Owner’s) books of account, financial and other records and information, together with the right to make copies of the foregoing, and (b) employees and auditors, in each case to the extent such items and contact with such Persons relate solely to the Hotel, the Seller Membership Interests, the Hotel Owner or the Pre-Existing Litigation and to the extent necessary in connection with any audit relating to the Hotel, the Seller Membership Interests or the Hotel Owner or in connection with Seller’s efforts to comply with tax or regulatory obligations or other obligations under any Law (other than litigation or investigation of any claim or action by Seller against Purchaser or its Affiliates), except as required by Applicable Law and other than materials subject to the attorney-client privilege or bona fide confidentiality obligations of Purchaser and/or its Affiliates entered into in good faith and the ordinary course of business; provided that:  (i) any such access by Seller shall not unreasonably interfere with the conduct of Purchaser’s or its manager’s business; and (ii) Seller shall exercise commercially reasonable efforts to keep and shall cause their respective agents and representatives to keep the information contained in such records confidential in accordance with the requirements of this Agreement. The provisions of this Section 12.22 shall survive any termination of this Agreement and the Closing for a period of five (5) years (and if the Pre-Existing Litigation remains outstanding at the end of such period, for so long thereafter as the Pre-Existing Litigation remains outstanding or any obligation remains owing in respect thereof).

12.23                     No Third Party Beneficiary.  Nothing in this Agreement is intended to benefit any third party (other than the Seller Releasees with respect to Section 4.20 or as provided in Section 12.18), or create any third party beneficiary (including, without limitation, any party acknowledging the terms of this Agreement for the limited purpose of binding itself to limited provisions hereof).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names by their respective duly authorized representatives.

SELLER

EAST HARBOR PROPERTY, INC.,
a Delaware corporation

By:
Name:
Its:

PURCHASER

SUNSTONE PARK, LLC,
a Delaware limited liability company

By:	/s/Kenneth E. Cruse
Name: Kenneth E. Cruse
Its: President

ACKNOWLEDGED AND AGREED TO BY:

ESCROW AGENT:

First American Title Insurance Company

By:
Name:
Its:

LIST OF SCHEDULES AND EXHIBITS

Exhibit A:	FIRPTA Certificate

Exhibit B:	Legal Description of the Land

Exhibit C:	Operating Budget

Exhibit D:	Replacement Debt Term Sheet

Exhibit E:	Assignment of Membership Interest Form

Exhibit F:	Organizational Chart (Pre-Closing)

Exhibit G:	Organizational Chart (Post-Closing)

Exhibit H:	Press Release

Schedule 2.2	Working Capital Adjustment Schedule

Schedule 2.6(a)	Certain Permitted Exceptions

Schedule 2.6(b)	Due Diligence Materials

Schedule 3.3	Capitalization/Seller Membership Interests

Schedule 4.1	Organization and Power

Schedule 4.2(a)	Personal Property

Schedule 4.2(b)	Hotel Marks

Schedule 4.4	Compliance with Existing Laws

Schedule 4.5	Certain Agreements

Schedule 4.7	Condemnation Proceedings

Schedule 4.8	Actions or Proceedings

Schedule 4.9	Certain Commitments

Schedule 4.11	Authorizations

Schedule 4.13(A)	Tax Matters

Schedule 4.14	Special Purpose Entity

Schedule 4.16(A)	Benefit Plans

Schedule 4.16(B)	Labor; ERISA

Schedule 4.16(C)	Labor; ERISA

DISCLOSURE SCHEDULE

These Schedules constitute the “Disclosure Schedule” as defined in that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of March 25, 2011, by and among East Harbor Property, Inc., a Delaware corporation (“Seller”), and Sunstone Park, LLC, a Delaware limited liability company (“Purchaser”), and executed by the Escrow Agent named therein (the “Purchase Agreement”).  Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings set forth in the Purchase Agreement.

Certain agreements and other matters are listed in these Schedules for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality or numerical thresholds or otherwise, they are not required to be listed herein by the terms of the Purchase Agreement.  Nothing contained herein (including the listing of such agreements and matters) is intended to broaden the scope of any representation or warranty contained in the Purchase Agreement or to create any covenant on the part of Seller.  Inclusion of any item herein (1) does not represent a determination by Seller that such item (a) is material or constitutes a Material Adverse Effect (nor shall it be deemed to establish a standard of materiality) or (b) did not arise in the ordinary course of business, and (2) shall not constitute, or be deemed to be, an admission to any Person concerning such item by Seller, including any admission that such disclosure is required to be made under the terms of the representations and warranties.

Schedule numbers correspond to the section numbers in the Purchase Agreement; however, any information disclosed herein under any Schedule number shall be deemed to be disclosed with respect to and incorporated into any other section under the Purchase Agreement to the extent the relevance of such information is reasonably apparent on the face of such Schedule.  All references to “Schedule,” “Section” or “subsection” refer to a Schedule, Section or subsection in the Purchase Agreement, unless the context otherwise requires.  The headings in these Schedules are for convenience of reference only and shall not affect the disclosures contained herein.

Where any information set forth in these Schedules comprises expressions of opinion, no warranty is given as to their accuracy, but, unless otherwise stated herein, such opinions are bona fide held by Seller, or, to Seller’s Knowledge, by such other Person to whom they are attributed.

[SCHEDULES FOLLOW]

4

SCHEDULE 2.2

Working Capital Adjustment Schedule

Attached hereto is a sample pro-ration that reflects certain matters for illustrative purposes as of February 28, 2011.  The Estimated Working Capital Closing Statement, Draft Working Capital Closing Statement and Working Capital Closing Statement remain subject to preparation in definitive form by the applicable party or parties in accordance with Section 2.2 of the Purchase Agreement.

5

SCHEDULE 2.6(A)

Certain Permitted Exceptions

None.

6

SCHEDULE 2.6(B)

Due Diligence Materials

1.                                       All Authorizations pertaining to the Hotel or Hotel Owner;

2.                                       A schedule of all Advance Bookings;

3.                                       All Ordinary Course Contracts in effect as of the Effective Date;

4.                                       The Ground Lease (together with all amendments, modifications, supplements and addenda thereto);

5.                                       The Organizational Documents;

6.                                       The Management Agreement (together with all amendments, modifications, supplements and addenda thereto);

7.                                       The Existing Loan Documents;

8.                                       The Financial Statements and tax returns for Hotel Owner since inception of the Hotel;

9.                                       The operating and capital expenditure budget for the Hotel for the current calendar year;

10.                                 A schedule listing all pending or threatened (overtly in writing) Actions against Hotel Owner, Manager and/or Seller;

11.                                 The Collective Bargaining Agreement and/or other material union contracts;

12.                                 The Environmental Report, seismic, engineering or other third party consultant reports of a material nature, obtained by Seller, Hotel Owner or Manager regarding the structural integrity of the Hotel and its operating systems except to the extent a confidentiality or non-disclosure agreement restricts the disclosure thereof;

13.                                 Benefit Plan documents for any employee benefit plans to be assumed by Purchaser, if any;

14.                                 A schedule listing, as of the date such schedule is prepared, of all Hotel Employees by name, position, wage or salary and full-time or part time status; and

15.                                 Insurance certificates for the Insurance Policies.

16.                                 A schedule listing all Personal Property and Inventory.

7

SCHEDULE 3.3

Capitalization/Seller Membership Interests

The matters disclosed on Schedule 4.1 are hereby incorporated by reference into this Schedule.

8

SCHEDULE 4.1

Organization and Power

Seller has previously approved the transfer of membership interests in the Hotel Owner from Minority Owner to Seller, and the issuance of membership interests in the Hotel Owner to Minority Owner, in each case pursuant to the terms of Section 3.2(a) of the Existing Operating Agreement.

9

SCHEDULE 4.2(A)

Exceptions to Personal Property

Any rights or interests of the Hotel Owner in or to the Hotel Marks are subject to the terms and provisions of the respective agreements listed on Schedule 4.2(b) pursuant to which such rights or interests arise.

10

SCHEDULE 4.2(B)

Hotel Marks

Hotel Marks:

1.                                       Any rights or interests of the Hotel Owner in or to “The Hilton San Diego Bayfront Hotel” or any components or derivatives thereof or service marks or logos relating thereto arising under the Management Agreement or the Organizational Documents;

2.                                       Any rights or interests of the Hotel Owner in or to “The Hertz Corporation” or any components or derivatives thereof or service marks or logos relating thereto arising under that certain License Agreement, dated May 1, 2009, between the Hotel Owner and The Hertz Corporation;

3.                                       Any rights or interests of the Hotel Owner in or to “Starbucks Corporation” or any components or derivatives thereof or service marks or logos relating thereto arising under that certain Master Licensing Agreement, dated in 2007, between Hilton Worldwide, Inc. (f/k/a Hilton Hotels Corporation) and Starbucks Corporation;

4.                                       Any rights or interests of the Hotel Owner in or to “Travel Traders of Nevada, Inc.” or any components or derivatives thereof or services marks or logos relating thereto arising under that certain Lease, dated April 16, 2008, between the Hotel Owner and Travel Traders of Nevada, Inc.;

5.                                       Any rights or interests of the Hotel Owner in or to “Empire Box Company d/b/a The UPS Store” or any components or derivatives thereof or service marks or logos relating thereto arising under that certain Lease, dated January 1, 2009, between the Hotel Owner and Empire Box Company d/b/a The UPS Store;

6.                                       Any rights or interests of the Hotel Owner in or to “Fox Sports Grill”, “B & B Restaurant Ventures, L.L.C.” or any components or derivatives thereof or service marks or logos relating thereto arising under that certain Lease, dated July 30, 2007, between the Hotel Owner and B & B Restaurant Ventures, L.L.C.;

7.                                       Any rights or interests of the Hotel Owner in or to “Ace Parking Management, Inc.” or any components or derivatives thereof or service marks or logos relating thereto arising under that certain Parking Services Agreement, dated November 13, 2006, between the Hotel Owner and Ace Parking Management, Inc.; and

8.                                       Any rights or interests of the Hotel Owner in or to “WTS International, Inc.” or any components or derivatives thereof or service marks or logos relating thereto arising under that certain Spa Management Agreement, dated August 8, 2008, between WTS International, Inc. and Manager.

11

SCHEDULE 4.4

Compliance with Existing Laws

The matters disclosed on Schedule 4.8 are hereby incorporated by reference into this Schedule.

12

SCHEDULE 4.5

Certain Agreements

In addition to the agreements listed in the first sentence of Section 4.5, the following agreements are binding upon Hotel Owner or the Hotel Owner’s interest in the Hotel (subject to the exclusions and limitations set forth in Section 4.5 or otherwise in the Purchase Agreement, and in each case as such agreements are amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by the terms of the Purchase Agreement):

1.                                       Agreements with the following Persons, in each case providing for to the type of service or otherwise related to the subject matter listed next to the Person’s name:

	Counterparty:	Service/Subject Matter:
(a)	ACCESS Destination Services	Services related to meetings, conferences and events
(b)	Ace Parking Management, Inc	Parking
(c)	Allegis Development	Development Services
(d)	Allied Waste	Waste Removal
(e)	American Audio Visual	Audio Visual
(f)	American Society Of Composers, Authors and Publishers (ASCAP)	Music
(g)	Blue Magnet Interactive Marketing & Media	Internet SEO and PPC Management
(h)	Brickman(1)	Landscape Maintenance
(i)	Communications Decisions Technologies, Inc	PPIC Server
(j)	County Burner & Machinery	Boilers
(k)	Dunbar Armored, Inc.	Armored car services
(l)	Edlen Electrical Exhibition Services, Inc.	Production Power Distribution Services
(m)	EMCOR Service	Chillers
(n)	Four Winds Interactive, LLC	Software Maintenance of Displays
(o)	Freeman Decorating Services, Inc	Exhibit Services
(p)	Global Power Group	Emergency Generator
(q)	Goconcierge.net	Web Service Provider
(r)	Homisco, Inc.	Software Call Account
(s)	Hotel Cleaning Services	Cleaning Services, Leased Labor, Overnight Cleaning
(t)	Hilton Systems Solutions	High Speed Internet Lines
(u)	Legoland	Tickets
(v)	Lodgenet Entertainment Corporation	Room Entertainment
(w)	Management Agreement	Hilton San Diego Bayfront

(1)  Unless renewed, this agreement will terminate on April 1, 2011.

13

(x)	McHenry Plantation	Indoor Plant Maintenance
(y)	Micros Systems, Inc.	Point of Sale (POS) Software/Hardware Maintenance
(z)	Mitsubishi Electric & Electronics USA, Inc.	Elevators and Escalators
(aa)	Nalco Company	Cooling and Boiling Systems
(bb)	Nor1, Inc.	Web Service Provider
(cc)	NCS Service Corp.	Public Pay Telephones
(dd)	Opentable, Inc.	Internet-Enabled Connection Reservation System (Restaurants)
(ee)	Pacific Carpets, Inc.	Storage Space - Flooring Materials
(ff)	Playnetwork, Inc.	Music
(gg)	Relaxx Dry Cleaning(2)	Dry Cleaning
(hh)	Ricoh	Copiers
(ii)	San Diego Vendor Ticket Consignment(3)	Old Town Trolley Tours
(jj)	(SAI) Systems Associates, Inc. (MMS Synergy)	Shrinkwrap Software License and Maintenance Services
(kk)	Shared Technologies, Inc.	Telephone System
(ll)	Shift 4	Internet-Based Financial Transactions
(mm)	Shredex	Shredding Services
(nn)	Simplex Grinnell	Fire Systems
(oo)	Sky Blue Window Cleaning	Window Cleaning
(pp)	Spectrasite Communications, LLC/American Tower	DAS System
(qq)	Starbucks Corp.	Beverage Retail
(rr)	Steritech	Pest control services
(ss)	Swisscom	Telecom
(tt)	TALX Corporation(4)	Services related to verification of employee information
(uu)	Tiger, Inc.(5)	Retail Sale and Purchase of Natural Gas
(vv)	Travelclick Hotelligence(6)	Services related to merchandising and online information and booking systems
(ww)	USS Midway Museum	Catering services
(xx)	WTS International, Inc.	Spa/Health Club

(2)  Unless renewed, this agreement will terminate on May 18, 2011.

(3)  Unless renewed, this agreement will terminate on April 1, 2011.

(4)  Unless renewed, this agreement will terminate on April 24, 2011.

(5)  Unless renewed, this agreement will terminate on March 31, 2011.

14

2.                                       Without duplication of the foregoing, the agreements referenced on Schedule 4.2(b).

3.                                       Option Agreement, dated August 6, 2002, between the San Diego Unified Port District and Hotel Owner, as successor-in-interest to Hilton San Diego Convention Center, LLC.

4.                                       Agreement for Amendment of Option Agreement between San Diego Unified Port District and Hilton San Diego Convention Center, LLC Amendment No. 1, dated October 7, 2003, between the San Diego Unified Port District and Hilton San Diego Convention Center, LLC.

5.                                       Agreement for Amendment of Option Agreement between San Diego Unified Port District and Hilton San Diego Convention Center, LLC Amendment No. 2, dated August 9, 2005, between the San Diego Unified Port District and Hilton San Diego Convention Center, LLC.

6.                                       Agreement for Amendment of Option Agreement between San Diego Unified Port District and Hilton San Diego Convention Center, LLC Amendment No. 3, dated November 1, 2005, between the San Diego Unified Port District and Hilton San Diego Convention Center, LLC.

7.                                       Assignment and Assumption, dated December 21, 2005, between Hilton San Diego Convention Center, LLC and Hotel Owner.

8.                                       Letter regarding Notice of Option Exercise, dated December 30, 2005, from Hotel Owner to Unified Port of San Diego.

9.                                       Guaranty, dated December 30, 2005, by Hilton Hotels Corporation (n/k/a Hilton Worldwide, Inc.) in favor of the San Diego Unified Port District.

10.                                 Completion Guaranty, dated December 30, 2005, by Hensel Phelps Construction Co. in favor of the San Diego Unified Port District.

11.                                 Estoppel Certificate, dated December 30, 2005, by the San Diego Unified Port District, in favor of Hotel Owner.

[Footnote continued from previous page]

(6)  Unless renewed, this agreement will terminate on April 30, 2011.

15

12.                               Estoppel Certificate, dated December 30, 2005, by the San Diego Unified Port District, in favor of San Diego National Bank.

13.                               Estoppel Certificate Option Agreement, by the San Diego Unified Port District, in favor of Hotel Owner.

14.                               Asset Purchase Agreement, dated December 21, 2005, between Hilton San Diego Convention Center, LLC and Hotel Owner.

15.                               Bill of Sale, dated December 21, 2005, by Hilton San Diego Convention Center, LLC to Hotel Owner.

16.                               Assignment and Assumption Agreement (Assumed Contracts and Permits), dated December 21, 2005, between Hilton San Diego Convention Center, LLC and Hotel Owner.

17.                               Assignment and Assumption Agreement (Other Project Agreements), dated December 21, 2005, between Hilton San Diego Convention Center, LLC and Phelps Portman San Diego, L.L.C.

18.                               Pre-Opening Services Agreement, dated December 21, 2005, between Hilton Hotels Corporation (n/k/a Hilton Worldwide, Inc.) and Hotel Owner.

19.                               Development Management Agreement, dated December 21, 2005, between Hotel Owner and Phelps Portman San Diego, L.L.C.

20.                               Side Letter Agreement, dated December 21, 2005, among Hotel Owner, Phelps Portman San Diego, L.L.C., Hilton Hotels Corporation (n/k/a Hilton Worldwide, Inc.), SanPort, LLC and Phelps Development, LLC.

21.                               Agreement for Architectural Services, dated December 21, 2005, among Phelps Portman San Diego, L.L.C., John Portman & Associates, Inc. and, to the limited extent set forth therein, Hotel Owner.

22.                               Technical Services Agreement, dated December 21, 2005, between Hilton Hotels Corporation (n/k/a Hilton Worldwide, Inc.) and Phelps Portman San Diego, L.L.C.

23.                               Agreement, dated December 21, 2005, between Phelps Portman San Diego, L.L.C. and Hensel Phelps Construction Co.

24.                               Completion Guaranty, dated January 11, 2006, by Hensel Phelps Construction Co. to Hotel Owner.

25.                               Indemnification Agreement, dated January 11, 2006, between Hensel Phelps Construction Co. and Hilton Hotels Corporation (n/k/a Hilton Worldwide, Inc.).

26.                               Letter, dated in January 2006, from Lord Securities Corporation to Hotel Owner.

16

27.                               Policy of Title Insurance issued by Stewart Title Guaranty Company, Policy No. 0-9701-1339053, dated January 12, 2006, and naming Hotel Owner as the insured, and the related ALTA Survey, reinsurance agreement between Stewart Title Guaranty Company and Commonwealth Land Title Insurance Company, Owner’s Title Affidavit and Gap Indemnity Agreement by the San Diego Unified Port District and recording and escrow instructions to Stewart Title of California, Inc. from Gibson, Dunn & Crutcher LLP, DLA Piper Rudnick Gray Cary and the San Diego Unified Port District.

28.                               Letter regarding proposal to update Phase I Environmental Site Assessment, dated October 21, 2005, from Kleinfelder, Inc. to Hilton San Diego Convention Center, LLC.

29.                               Letter regarding Phase I Environmental Site Assessment Update Report, dated November 16, 2005, from Kleinfelder, Inc. to Hilton San Diego Convention Center, LLC.

30.                               Letter regarding Final Project Closeout Report, dated December 23, 2005, from ERM EnviroClean, Inc. to Hotel Owner.

31.                               Letter regarding Final Project Closeout Report, dated December 23, 2005, from ERM EnviroClean, Inc. to San Diego National Bank.

32.                               Letter regarding Option Agreement, dated October 5, 2005, from the San Diego Unified Port District to Hilton Hotels Corporation (n/k/a Hilton Worldwide, Inc.).

33.                               Affidavit regarding Assignment of Coastal Development Permit, dated December 21, 2005, by Hotel Owner.

34.                               Consent to Affidavit regarding Assignment of Coastal Development Permit, dated December 28, 2005, by the San Diego Unified Port District.

35.                               Letter regarding Assignment of Coastal Development Permit, dated December 22, 2005 from Hilton San Diego Convention Center, LLC to the San Diego Unified Port District.

36.                               Letter regarding Assignment of Coastal Development Permit, dated December 29, 2005, from the San Diego Unified Port District to Gibson, Dunn & Crutcher LLP.

37.                               The Management Agreement.

38.                               The Organizational Documents.

39.                               The agreements referenced in Item 1 of Schedule 4.8.

The representations and warranties set forth in Section 4.5 are further qualified to the extent of any inconsistency with the following events or circumstances:

17

1.                                       The Purchase Agreement contemplates that the Replacement Management Agreement, the Restated Operating Agreement and the Replacement Debt Documents will become effective only in connection with Closing; consequently, such agreements are not in full force and effect on the Effective Date;

2.                                       The Purchase Agreement contemplates the termination of the Existing Loan Documents in connection with Closing; and

3.                                       The Purchase Agreement contemplates the amendment of the Management Agreement and the Organizational Documents pursuant to the Replacement Management Agreement and the Restated Operating Agreement, respectively, in connection with Closing.

18

SCHEDULE 4.7

Condemnation Proceedings

None.

19

SCHEDULE 4.8

Actions or Proceedings

1.                                       A dispute exists regarding compliance with certain wage requirements arising under California state law during the construction of the Hotel.  The dispute involves a determination by the California Department of Industrial Relations that the construction of the Hotel was subject to such wage requirements under the California Labor Code, and has resulted in certain litigation proceedings being filed against contractors involved in the construction of the Hotel, including, without limitation, a class action suit filed against E.F. Brady Company in San Diego Superior Court.  As of the Effective Date, neither Seller nor the Hotel Owner is a party to such proceedings.  In connection with such dispute, Hotel Owner has entered into (a) that certain Mutual Cooperation Agreement, dated March 20, 2009, among Hensel Phelps Construction Company, Phelps Portman San Diego, LLC and Hotel Owner and (b) that certain Joint Defense Agreement, dated March 20, 2009, among Hensel Phelps Construction Company, Phelps Portman San Diego, LLC and Hotel Owner.

2.                                       A lawsuit has been filed against Hilton Worldwide, Inc. by Brian Marcus, a former employee.  The Complaint in such suit alleges wrongful termination, nonpayment of wages, a breach or breaches of the implied covenant of good faith and fair dealing, violation(s) of California Business and Professions Code §§17200, hostile work environment harassment, widespread sexual favoritism, retaliation, failure to prevent harassment, discrimination or retaliation, disparate treatment, intentional infliction of emotional distress and negligent infliction of emotional distress and harassment.

3.                                       A lawsuit has been filed against Hilton Worldwide, Inc. (f/k/a Hilton Hotels Corporation) by Aqua Creations USA Inc. and Aqua Creations Ltd. (collectively, “Aqua”).  The Complaint in such suit alleges that Hilton Worldwide, Inc. violated unfair competition laws of New York and California.  The Second Amended Complaint claims copyright infringement and unjust enrichment.   The filing of the Complaint stems from Aqua’s claim that its lamp design was copied.  Hilton Worldwide, Inc.’s counsel has filed a Motion to Dismiss, which is pending before the court.

20

SCHEDULE 4.9

Certain Commitments

The representations and warranties set forth in Section 4.9 are further subject to:

1.                                       The Ground Lease; and

2.                                       Any matters set forth in the Permitted Exceptions.

21

SCHEDULE 4.11

Authorizations

The Ground Lessor Consent and the Ground Lessor Estoppel are subject to the San Diego Unified Port District’s review and approval at a meeting of the Board of Port Commissioners of the San Diego Unified Port District.

22

SCHEDULE 4.13(A)

Tax Matters

The Hotel Owner’s status as a limited liability company qualified to transact business in the State of California was forfeited in November 2010 as a result of a deficiency existing with respect to certain California state tax obligations; however, such status was reinstated in January 2011.

23

SCHEDULE 4.14

Special Purpose Entity

The representations and warranties set forth in Section 4.14 are qualified to the extent that they are inconsistent with the Seller’s approval of, and the Hotel Owner’s and Manager’s execution, delivery and performance of their respective rights and obligations under, the Management Agreement.

24

SCHEDULE 4.16(A)

Benefit Plans

The following benefit plans are maintained by Hilton Worldwide, Inc. or its affiliates with respect to the Hotel Employees:

1.                                       Aetna Dental Plan

2.                                       Hilton Hotels 401(k) Savings Plan

3.                                       Hilton Hotels Corporation Health and Welfare Plan, which includes the following:

a.               Medical;

b.              Dental;

c.               Vision;

d.              Flexible Spending Accounts (Health Care and Dependent Day Care);

e.               Employee Assistance Program;

f.                 Disability (Basic Short-Term Disability, Short-Term Disability Buy-Up Option and Long-Term Disability);

g.              Life Insurance (Basic, Supplemental, Dependent);

h.              Accident Insurance (Accidental Death and Dismemberment, Business Travel);

25

SCHEDULE 4.16(B)

Labor; ERISA

The matters disclosed in Items 1 and 2 on Schedule 4.8 are hereby incorporated by reference into this Schedule.

26

SCHEDULE 4.16(C)

Labor; ERISA

The matters disclosed in Schedule 4.16(a) are hereby incorporated by reference into this Schedule.

27

EXHIBIT A

FIRPTA Certificate

Affidavit of Non-Foreign Status

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a United States real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by East Harbor Property, Inc., a Delaware corporation (“Seller”), the undersigned hereby certifies the following:

Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate, or foreign individual (as those terms are defined in the Internal Revenue Code of 1986, as amended and Treasury Regulations, as amended);

6.                                       Seller is not a disregarded entity (as such term is defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations, as amended);

7.                                       Seller’s U.S. taxpayer identification number is 20-3148953; and

8.                                       Seller’s address is c/o ING Clarion Partners, 230 Park Avenue, 12th Floor, New York, New York 10169.

Seller understands that this certification may be disclosed to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete.

IN WITNESS WHEREOF, the undersigned has executed this affidavit as of the date written below.

EAST HARBOR PROPERY, INC., a Delaware corporation

By:
Name:
Title:

Dated: [ ], 2011

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EXHIBIT B

Legal Description of the Land

The land situated in the State of California, County of San Diego, as described as follows:

ALL THAT PORTION OF THE LAND CONVEYED TO THE SAN DIEGO UNIFIED PORT DISTRICT BY THAT CERTAIN ACT OF THE LEGISLATURE OF THE STATE OF CALIFORNIA PURSUANT TO CHAPTER 67, STATUTES OF 1962, FIRST EXTRAORDINARY SESSION, AS AMENDED, AND DELINEATED ON THAT CERTAIN MISCELLANEOUS MAP NO. 564, FILED IN THE OFFICE OF THE SAN DIEGO COUNTY RECORDER ON MAY 28, 1976 AS FILE NO. 1976-164686 OF OFFICIAL RECORDS, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

PARCEL NO. 1:

COMMENCING AT A 3” DIAMETER BRASS DISK MONUMENT STAMPED “SDUPD-015” AS SHOWN ON RECORD OF SURVEY 16668, FILED IN THE OFFICE OF THE SAN DIEGO COUNTY RECORDER ON JULY 25, 2000; THENCE LEAVING SAID MONUMENT NORTH 59° 46’ 30” EAST A DISTANCE OF 1,051.93 FEET (CALCULATED) TO THE TRUE POINT OF BEGINNING OF PARCEL NO. 1, SAID POINT BEING ON A LINE OFFSET 1.00 FOOT SOUTHWESTERLY OF AND PARALLEL WITH THE U.S. BULKHEAD LINE, AS SAID U.S. BULKHEAD IS SHOWN ON MAP ENTITLED “HARBOR LINES, SAN DIEGO BAY, CALIFORNIA, FILE NO. (D.O. SERIES) 426”, APPROVED BY THE SECRETARY OF THE ARMY, APRIL 29, 1964 AND FILED IN THE OFFICE OF THE DISTRICT ENGINEER, LOS ANGELES, CALIFORNIA; THENCE ALONG SAID 1.00 FOOT OFFSET LINE NORTH 50° 19’ 08” WEST A DISTANCE OF 992.68 FEET; THENCE LEAVING SAID 1.00 FOOT OFFSET LINE NORTH 39° 40’ 52” EAST A DISTANCE OF 186.00 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 166.26 FEET; THENCE NORTH 74° 55’ 08” EAST A DISTANCE OF 271.54 FEET TO A POINT HEREINAFTER KNOWN AS POINT “A”; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 669.75 FEET TO A POINT ON THE NORTHWESTERLY BOUNDARY OF THE DOLE FRESH FRUIT COMPANY LEASEHOLD, SAID DOLE FRESH FRUIT COMPANY LEASEHOLD WAS RECORDED IN THE OFFICE OF THE SAN DIEGO COUNTY RECORDER MAY 25, 2001 AS DOCUMENT NO. 2001-0338693 AND ON FILE WITH THE SAN DIEGO UNIFIED PORT DISTRICT AS DOCUMENT NO. 42183; THENCE ALONG SAID DOLE FRESH FRUIT COMPANY LEASEHOLD NORTHWESTERLY BOUNDARY LINE SOUTH 39° 40’ 52” WEST A DISTANCE OF 407.78 FEET TO THE TRUE POINT OF BEGINNING OF PARCEL NO. 1, CONTAINING 350,552 SQUARE FEET OR 8.05 ACRES OF TIDELANDS AREA.

29

PARCEL 2:

COMMENCING AT THE ABOVE DESCRIBED POINT “A”, SAID POINT ALSO BEING THE TRUE POINT OF BEGINNING OF PARCEL NO. 2; THENCE NORTH 74° 55’ 08” EAST A DISTANCE OF 191.09 FEET TO THE BEGINNING OF A 60.00 FOOT RADIUS CURVE CONCAVE SOUTHERLY; THENCE EASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 8° 22’ 34” AN ARC DISTANCE OF 8.77 FEET; THENCE NORTH 83° 17’ 42” EAST A DISTANCE OF 53.65 FEET TO THE BEGINNING OF A 60.00 FOOT RADIUS CURVE CONCAVE NORTHERLY; THENCE EASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 11° 53’ 08” AN ARC DISTANCE OF 12.45 FEET; THENCE NORTH 71° 24’ 34” EAST A DISTANCE OF 73.59 FEET TO THE BEGINNING OF A 256.00 FOOT RADIUS CURVE CONCAVE TO THE NORTHWEST; THENCE NORTHEASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 26° 00’ 29” AN ARC DISTANCE OF 116.20 FEET; THENCE NORTH 45° 24’ 05” EAST A DISTANCE OF 49.01 FEET TO THE BEGINNING OF A 40.00 FOOT RADIUS CURVE CONCAVE TO THE SOUTHEAST; THENCE NORTHEASTERLY ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 35° 38’ 00” AN ARC DISTANCE OF 24.88 FEET TO A POINT OF NON-TANGENCY WHICH BEARS NORTH 8° 57’ 56” WEST FROM THE CENTER OF SAID CURVE, SAID POINT ALSO LIES ON THE SOUTHWESTERLY RIGHT OF WAY LINE OF HARBOR DRIVE IN THE CITY OF SAN DIEGO, AS SAID HARBOR DRIVE IS DESCRIBED IN THE DOCUMENTS OF CONVEYANCE OF LAND FROM THE CITY OF SAN DIEGO TO THE SAN DIEGO UNIFIED PORT DISTRICT AND FILED IN THE OFFICE OF THE DISTRICT CLERK AS DOCUMENT NO. 75 AND DELINEATED ON DISTRICT CLERK DOCUMENT NO. 71; THENCE ALONG SAID SOUTHWESTERLY RIGHT OF WAY LINE OF HARBOR DRIVE SOUTH 51° 35’ 39” EAST A DISTANCE OF 230.61 FEET; THENCE CONTINUING ALONG SAID SOUTHWESTERLY RIGHT OF WAY LINE OF HARBOR DRIVE SOUTH 52° 22’ 06” EAST A DISTANCE OF 113.52 FEET; THENCE LEAVING SAID SOUTHWESTERLY RIGHT OF WAY LINE OF HARBOR DRIVE SOUTH 39° 40’ 52” WEST A DISTANCE OF 97.46 FEET TO THE NORTHWESTERLY CORNER OF THE ABOVE DESCRIBED DOLE FRESH FRUIT COMPANY LEASEHOLD; THENCE CONTINUING ALONG SAID DOLE FRESH FRUIT COMPANY LEASEHOLD BOUNDARY LINE SOUTH 39° 40’ 52” WEST A DISTANCE OF 297.93 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 75.00 FEET; THENCE SOUTH 39° 40’ 52” WEST A DISTANCE OF 68.22 FEET; THENCE LEAVING SAID DOLE FRESH FRUIT COMPANY LEASEHOLD BOUNDARY LINE NORTH 50° 19’ 08” WEST A DISTANCE OF 669.75 FEET TO THE TRUE POINT OF BEGINNING, CONTAINING 116,555 SQUARE FEET OR 2.68 ACRES OF TIDELANDS AREA AFTER EXCLUDING THE FOLLOWING DESCRIBED BUILDING FOOTPRINT EXCLUSION AREA:

30

BUILDING FOOTPRINT EXCLUSION AREA (PARCEL NO. 2)

COMMENCING AT THE ABOVE DESCRIBED POINT “A”; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 291.07 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 42.90 FEET TO THE TRUE POINT OF BEGINNING OF THE BUILDING FOOTPRINT EXCLUSION AREA; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 23.50 FEET; THENCE NORTH 50° 19’ 08” WEST A DISTANCE OF 12.20 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 44.50 FEET; THENCE NORTH 50° 19’ 08” WEST A DISTANCE OF 15.10 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 13.30 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 15.10 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 186.80 FEET; THENCE NORTH 50° 19’ 08” WEST A DISTANCE OF 15.10 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 13.30 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 15.10 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 41.00 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 17.60 FEET; THENCE NORTH 5° 19’ 08” WEST A DISTANCE OF 19.80 FEET; THENCE NORTH 84° 40’ 52” EAST A DISTANCE OF 23.00 FEET; THENCE SOUTH 5° 19’ 08” EAST A DISTANCE OF 19.71 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 13.47 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 206.50 FEET; THENCE SOUTH 39° 40’ 52” WEST A DISTANCE OF 3.00 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 20.50 FEET; THENCE SOUTH 39° 40’ 52” WEST A DISTANCE OF 349.20 FEET; THENCE NORTH 50° 19’ 08” WEST A DISTANCE OF 248.60 FEET TO THE TRUE POINT OF BEGINNING OF THE BUILDING FOOTPRINT EXCLUSION AREA, CONTAINING 91,487 SQUARE FEET OR 2.10
ACRES OF TIDELANDS AREA.

ALSO: RESERVING FROM PARCELS 1 AND 2 ABOVE, AS APPLICABLE, THE FOLLOWING EASEMENTS:

A GENERAL UTILITY EASEMENT AT THE CORNER OF 8TH AVENUE AND HARBOR DRIVE DELINEATED AS “EASEMENT NO. 1” ON SDUPD DRAWING NO. 019-044, DATED OCTOBER 11, 2005;

A WATER EASEMENT 30 FEET IN WIDTH IN THE NORTHWESTERLY PORTION OF PARCEL NO. 1 DELINEATED AS “EASEMENT NO. 2” ON SDUPD DRAWING NO. 019-044, DATED OCTOBER 11, 2005;

A WATER EASEMENT, 15 FEET IN WIDTH, IN THE NORTHERLY PORTION OF PARCEL NO. 1 DELINEATED AS “EASEMENT NO. 3” ON SDUPD DRAWING NO. 019-044, DATED OCTOBER 11, 2005;

A PUBLIC PEDESTRIAN AND LANDSCAPING EASEMENT IN THE NORTHWESTERLY PORTION OF PARCEL NO. 1 ALONG CONVENTION WAY DELINEATED AS “EASEMENT NO. 4” ON SDUPD DRAWING NO. 019-044, DATED OCTOBER 11, 2005;

31

A LANDSCAPING EASEMENT WITHIN PARCELS 1 AND 2, 12 FEET IN WIDTH, ADJACENT TO 8TH AVENUE DELINEATED AS “EASEMENT NO. 5” ON SDUPD DRAWING 019-044, DATED OCTOBER 11, 2005;

A PUBLIC PEDESTRIAN ACCESS EASEMENT, 20 FEET IN WIDTH, WITHIN PARCELS 1 AND 2 ADJACENT TO THE ABOVE DESCRIBED LANDSCAPING EASEMENT, DELINEATED AS “EASEMENT NO. 6” ON SDUPD DRAWING NO. 019-044, DATED OCTOBER 11, 2005;

AN EASEMENT FOR SDUPD/PUBLIC ACCESS, UTILITIES, LANDSCAPING, AND SIGNAGE OVER THE ENTIRE ABOVE DESCRIBED PARCEL NO. 2 DELINEATED AS “EASEMENT NO. 7” ON SDUPD DRAWING 019-044, DATED OCTOBER 11, 2005;

A VIEW CORRIDOR EASEMENT, 120 FEET IN WIDTH ACROSS PARCELS 1 AND 2, CENTERED ON THE PROLONGATION OF THE CENTER LINE OF PARK BOULEVARD EXTENDING TO THE SAN DIEGO BAY DELINEATED AS “EASEMENT NO. 8” ON SDUPD DRAWING 019-044, DATED OCTOBER 11, 2005;

A WATER EASEMENT, 15 FEET IN WIDTH WITHIN PARCEL NO. 2, ADJACENT TO HARBOR DRIVE DELINEATED AS “EASEMENT NO. 9” ON SDUPD DRAWING 019-044, DATED OCTOBER 11, 2005;

 AN EASEMENT FOR A PEDESTRIAN BRIDGE ADJACENT TO HARBOR DRIVE WITHIN PARCEL 2 DELINEATED AS “EASEMENT NO. 10” ON SDUPD DRAWING 019-044, DATED OCTOBER 11, 2005;

A S.D.G.& E. CO. ELECTRICAL EASEMENT, ADJACENT TO HARBOR DRIVE WITHIN PARCEL 2 DELINEATED AS “EASEMENT NO. 11” ON SDUPD DRAWING NO. 019-044, DATED OCTOBER 11, 2005;

A S.D.G.& E. CO. ELECTRICAL EASEMENT, ADJACENT TO 8TH AVENUE WITHIN PARCEL 2 DELINEATED AS “EASEMENT NO. 12” ON SDUPD DRAWING 019-044, DATED OCTOBER 11, 2005;

A 36 FOOT PUBLIC PEDESTRIAN ACCESS EASEMENT ALONG THE SOUTHEASTERLY LINE OF PARCEL NO. 1 ADJACENT TO SAN DIEGO BAY DELINEATED AS “EASEMENT NO. 13” ON SDUPD DRAWING 019-044, DATED OCTOBER 11, 2005;

THE ABOVE DESCRIBED EASEMENTS AND RESERVATIONS ARE DELINEATED ON DRAWING NO. 019-044 DATED OCTOBER 11, 2005.

ALL BEARINGS AND DISTANCES IN THE ABOVE LEGAL DESCRIPTION ARE GRID, AND BASED UPON THE CALIFORNIA COORDINGATE SYSTEM, ZONE 6, N.A.D. 83, EPOCH 1991.35.

32

PARCEL 3:

(OPTION PARCEL NO. 1, LAND/PIER AREA)

ALL THAT CERTAIN PORTION OF LAND CONVEYED TO THE SAN DIEGO UNIFIED PORT DISTRICT BY THAT CERTAIN ACT OF LEGISLATURE OF THE STATE OF CALIFORNIA PURSUANT TO CHAPTER 67, STATUTES OF 1962, FIRST EXTRAORDINARY SESSION, AS AMENDED, AND DELINEATED ON THAT CERTAIN MISCELLANEOUS MAP NO. 564, FILED IN THE OFFICE OF THE SAN DIEGO COUNTY RECORDER ON MAY 28, 1976, FILE NO. 1976-164686, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT A 3” BRASS DISK MONUMENT STAMPED SDUPD-015 AS SHOWN ON RECORD OF SURVEY NO. 16668, FILED IN THE OFFICE OF THE SAN DIEGO COUNTY RECORDER ON JULY 25, 2000; THENCE NORTH 59° 46’ 28” EAST A DISTANCE OF 1,051.93 FEET A POINT DISTANT 1.00 FOOT SOUTHWESTERLY FROM THE U.S. BULKHEAD LINE AS SAID U.S. BULKHEAD IS SHOWN ON MAP ENTITLED “HARBOR LINES, SAN DIEGO BAY, CALIFORNIA, FILE NO. (D.O. SERIES) 426”, APPROVED BY THE SECRETARY OF THE ARMY, APRIL 29, 1964 AND FILED IN THE OFFICE OF THE DISTRICT ENGINEER LOS ANGELES, CALIFORNIA, SAID POINT ALSO BEING THE SOUTHWESTERLY CORNER OF AN AREA CURRENTLY LEASED TO HILTON SAN DIEGO CONVENTION CENTER, LLC; THENCE ALONG A LINE PARALLEL WITH SAID U.S. BULKHEAD LINE NORTH 50° 19’ 08” WEST A DISTANCE OF 540.05 FEET TO THE TRUE POINT OF BEGINNING; THENCE SOUTH 39° 50’ 02” WEST A DISTANCE OF 173.31 FEET; THENCE NORTH 52° 08’ 03” WEST A DISTANCE OF 53.00 FEET; THENCE NORTH 40° 15’ 57” EAST A DISTANCE OF 175.00 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 51.65 FEET TO THE TRUE POINT OF BEGINNING OF SAID PARCEL, CONTAINING 9,109 SQUARE FEET OR 0.21 ACRE OF TIDELANDS
AREA.

PARCEL 4:

(OPTION PARCEL NO. 2, WATER AREA)

ALL THAT CERTAIN PORTION OF LAND CONVEYED TO THE SAN DIEGO UNIFIED PORT DISTRICT BY THAT CERTAIN ACT OF LEGISLATURE OF THE STATE OF CALIFORNIA PURSUANT TO CHAPTER 67, STATUTES OF 1962, FIRST EXTRAORDINARY SESSION, AS AMENDED, AND DELINEATED ON THAT CERTAIN MISCELLANEOUS MAP NO. 564, FILED IN THE OFFICE OF THE SAN DIEGO COUNTY RECORDER ON MAY 28, 1976, FILE NO. 1976-164686, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

33

BEGINNING AT THE TRUE POINT OF BEGINNING OF THE ABOVE DESCRIBED OPTION PARCEL NO. 1 (PARCEL 3), SAID POINT ALSO BEING THE TRUE POINT OF BEGINNING; THENCE ALONG A LINE PARALLEL WITH SAID U.S. BULKHEAD LINE SOUTH 50° 19’ 08” EAST A DISTANCE OF 540.05 FEET; THENCE SOUTH 39° 40’ 50” WEST A DISTANCE OF 15.37 FEET; THENCE SOUTH 71° 20’ 52” WEST A DISTANCE OF 122.45 FEET; THENCE NORTH 78° 35’ 51” WEST A DISTANCE OF 843.06 FEET; THENCE NORTH 50° 19’ 08” WEST A DISTANCE OF 20.95 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 519.00 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 235.98 FEET; THENCE SOUTH 40° 15’ 57” WEST A DISTANCE OF 175.00 FEET; THENCE SOUTH 52° 08’ 03” EAST A DISTANCE OF 53.00 FEET; THENCE NORTH 39° 50’ 02” EAST A DISTANCE OF 173.31 FEET TO THE TRUE POINT OF BEGINNING OF SAID PARCEL, CONTAINING 243,161 SQUARE FEET OR 5.58 ACRES OF WATER COVERED TIDELANDS AREA.

PARCEL 5:

(PARKING PARCEL)

A LICENSE FOR THE RIGHT TO PARK 894 CARS OVER THE FOLLOWING DESCRIBED PROPERTY, AS SUCH RIGHTS ARE MORE PARTICULARLY SET FORTH IN THE LEASE RECORDED JANUARY 12, 2006 AS FILE NO. 2006-0028175 OF OFFICIAL RECORDS AND GRANTED IN THE ADDENDUM TO LEASE RECORDED JANUARY 12, 2006 AS FILE NO. 2006-0028175 OF OFFICIAL RECORDS, AND DESCRIBED AS FOLLOWS:

COMMENCING AT A 3” DIAMETER BRASS DISK MONUMENT STAMPED “SDUPD-015” AS SHOWN ON RECORD OF SURVEY 16668, FILED IN THE OFFICE OF THE SAN DIEGO COUNTY RECORDER ON JULY 25, 2000; THENCE LEAVING SAID MONUMENT NORTH 59° 46’ 30” EAST A DISTANCE OF 1,051.93 FEET (CALCULATED), SAID POINT BEING ON A LINE OFFSET 1.00 FOOT SOUTHWESTERLY OF AND PARALLEL WITH THE U.S. BULKHEAD LINE, AS SAID U.S. BULKHEAD IS SHOWN ON MAP ENTITLED “HARBOR LINES, SAN DIEGO BAY, CALIFORNIA, FILE NO. (D.O. SERIES) 426”, APPROVED BY THE SECRETARY OF THE ARMY, APRIL 29, 1964 AND FILED IN THE OFFICE OF THE DISTRICT ENGINEER, LOS ANGELES, CALIFORNIA; THENCE ALONG SAID 1.00 FOOT OFFSET LINE NORTH 50° 19’ 08” WEST A DISTANCE OF 992.68 FEET; THENCE LEAVING SAID 1.00 FOOT OFFSET LINE NORTH 39° 40’ 52” EAST A DISTANCE OF 186.00 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 166.26 FEET; THENCE NORTH 74° 55’ 08” EAST A DISTANCE OF 271.54 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 291.07 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 42.90 FEET TO THE TRUE POINT OF

34

BEGINNING; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 23.50 FEET; THENCE NORTH 50° 19’ 08” WEST A DISTANCE OF 12.20 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 44.50 FEET; THENCE NORTH 50° 19’ 08” WEST A DISTANCE OF 15.10 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 13.30 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 15.10 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 186.80 FEET; THENCE NORTH 50° 19’ 08” WEST A DISTANCE OF 15.10 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 13.30 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 15.10 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 41.00 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 17.60 FEET; THENCE NORTH 5° 19’ 08” WEST A DISTANCE OF 19.80 FEET; THENCE NORTH 84° 40’ 52” EAST A DISTANCE OF 23.00 FEET; THENCE SOUTH 5° 19’ 08” EAST A DISTANCE OF 19.71 FEET; THENCE NORTH 39° 40’ 52” EAST A DISTANCE OF 13.47 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 206.50 FEET; THENCE SOUTH 39° 40’ 52” WEST A DISTANCE OF 3.00 FEET; THENCE SOUTH 50° 19’ 08” EAST A DISTANCE OF 20.50 FEET; THENCE SOUTH 39° 40’ 52” WEST A DISTANCE OF 349.20 FEET; THENCE NORTH 50° 19’ 08” WEST A DISTANCE OF 248.60 FEET TO THE TRUE POINT OF BEGINNING, CONTAINING 91,487 SQUARE FEET OR 2.10 ACRES OF
TIDELANDS AREA.

APN:  760-017-35 and 760-018-49

35

EXHIBIT C

Operating Budget

Please see attached.

36

EXHIBIT D

Replacement Debt Term Sheet

Please see attached.

37

EXHIBIT E

Assignment of Membership Interest Form

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of [                      ], 2011 between EAST HARBOR PROPERTY, INC., a Delaware corporation (the “Assignor”) and SUNSTONE PARK, LLC, a Delaware limited liability company (the “Assignee”).

WHEREAS, the Assignor and the Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of March 25, 2011, by and among the Assignor and the Assignee and executed by the Escrow Agent named therein (the “Purchase Agreement”).  Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

WHEREAS, the Assignor is the owner of all right, title and interest in and to the Seller Membership Interests.

WHEREAS, the Assignor is a party to that certain Amended and Restated Limited Liability Company Operating Agreement of One Park Boulevard, LLC, a Delaware limited liability company (the “Company”), dated as of October 17, 2006, between HHC One Park Boulevard, LLC, a Delaware limited liability company, and the Assignor and consented to by  Hilton Worldwide, Inc., a Delaware corporation formerly known as Hilton Hotels Corporation (as amended, the “Operating Agreement”).

WHEREAS, pursuant to the Purchase Agreement, the Assignor desires assign to the Assignee all of the Assignor’s right, title and interest in and to the Seller Membership Interests and to withdraw as a member of the Company.

WHEREAS, the Assignee wishes to accept such assignment, to be admitted as a member of the Company and to be bound by the terms of, and assume certain of Assignor’s liabilities under, the Operating Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee agree as follows:

1.                                       Assignment, Assumption and Release.  The Assignor hereby assigns, transfers and conveys to the Assignee, without representation or warranty of any kind, express or implied (including, without limitation, any representation or warranty arising under Article 8 of the Uniform Commercial Code of any applicable jurisdiction), other than any representation or warranty expressly made by Seller in Article III or IV of the Purchase Agreement (subject further to the limitations in Article X of the Purchase Agreement), all right, title and interest of the Assignor in, to and under the Seller Membership Interests.  The Assignee hereby accepts

38

such assignment, transfer and conveyance and assumes and agrees to pay and perform all of the Assignor’s obligations and liabilities arising under or relating to the Seller Membership Interests, the Operating Agreement or the other Organizational Documents, in each case to the extent such obligations and liabilities arise on and after the date hereof.  The Assignor is hereby relieved of all such assumed obligations and liabilities and agrees that, from and after the date hereof, (a) it shall be deemed to have withdrawn from the Company, and (b) neither the Assignor nor any Seller Releasees shall have any further right, title and/or interest in, to or under the Operating Agreement, the Company or the Company’s business, whether under this Agreement or otherwise, including, without limitation, any rights to reimbursement or indemnification from the Company under the Operating Agreement  (but without derogation of any rights which the Assignor or any Seller Releasees may have vis-à-vis the Assignee as expressly set forth in the Purchase Agreement).

2.                                       Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon the respective successors and assigns of, the Assignor and the Assignee.

3.                                       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by electronic transmission shall have the same valid and binding effect as original signatures.

4.                                       Governing Law.  This Assignment shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York without regard to the conflict of law principles thereof.  This Agreement shall constitute a Closing Document, and as such, any dispute hereunder or arising on account hereof shall be governed by the mandatory arbitration provisions of the Purchase Agreement.

[Signature pages follow.]

39

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Agreement as of the date first set forth above.

ASSIGNOR:

EAST HARBOR PROPERTY, INC.,
a Delaware corporation

By
Name:
Title:

ASSIGNEE:

SUNSTONE PARK, LLC,
a Delaware limited liability company

By
Name:
Title:

ACKNOWLEDGED AND AGREED TO BY THE COMPANY:

ONE PARK BOULEVARD, LLC,
a Delaware limited liability company

By: East Harbor Property, Inc.
Its: Managing Member

By:
Name:
Its:

40

EXHIBIT F

Pre-Closing Organizational Chart(7)

(7)  This organizational chart depicts the matters shown thereon prior to the effectiveness of (i) the transfer of the Seller Membership Interests contemplated by the Purchase Agreement and (ii) the Restated Operating Agreement.  Notwithstanding anything shown hereon, no representation or warranty is made, or shall be deemed made, under any provision of the Purchase Agreement (or the Exhibits or Disclosure Schedule thereto), in respect of the Hotel Owner’s interest in the Real Property.

41

EXHIBIT G

Post-Closing Organizational Chart

Please see attached.

42

EXHIBIT H

Press Release

The Company has entered into a binding agreement to acquire a 75% interest in the limited liability company that owns the 1,190-room Hilton San Diego Bayfront hotel (“Hotel”) for a total valuation of $475.0 million (approximately $399,000 per key). The total valuation of $475.0 million represents a 13.7x EBITDA multiple based on the hotel’s 2010 results of operations. Based on the Company’s 75% ownership, Sunstone’s pro rata purchase price is approximately $356.3 million. Hilton Worldwide will remain as the hotel manager and 25% member. The Company expects to enter into a mortgage loan secured by the Hotel for approximately $240.0 million. The Hotel was built in 2008 and is the premiere waterfront convention hotel located in the heart of downtown San Diego, with walking access to the convention center, the gaslamp quarter, and PETCO Park.

	Hilton San Diego Bayfront
	2009	2010

Total Revenue	$86,118,159	$100,371,875

Hotel Net Income (Loss)	$12,654,360	$13,365,964
Plus: Depreciation	11,842,278	11,842,278
Plus: Interest Expense	7,015,376	9,545,761
Hotel Adjusted EBITDA	$31,512,014	$34,754,003

Reflects 100% ownership.

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